Exhibit 2.1

Execution Version

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

SWH HOLDINGS, INC.,

CERTAIN OF THE STOCKHOLDERS

OF

SWH HOLDINGS, INC.,

TA ASSOCIATES MANAGEMENT, L.P.,

AS SECURITYHOLDERS’ AGENT,

MAGELLAN HEALTHCARE, INC.,

AS PURCHASER,

AND

SILVER MERGER SUB INC.,

AS MERGER SUB,

July 13, 2017

i

ii

INDEX OF EXHIBITS

Exhibit A	Signing Stockholders
Exhibit B	Form of Written Consent
Exhibit C	Form of Transmittal Documents
Exhibit D	Post-Closing Adjustments

iii

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER, dated as of July 13, 2017 (together with the Schedules and Exhibits hereto, the “Agreement”), is by and among SWH Holdings, Inc., a Delaware corporation (the “Company”), certain of the stockholders of the Company (as listed on Exhibit A hereto) (the “Signing Stockholders” and, together with the other stockholders of the Company, the “Stockholders” and individually each a “Stockholder”), certain of the Vested Optionholders (the “Signing Vested Optionholders”), TA Associates Management, L.P., a Delaware limited partnership, as Securityholders’ Agent, Magellan Healthcare, Inc., a Delaware corporation (“Purchaser”), and Silver Merger Sub, Inc., a Delaware corporation (“Merger Sub”).

RECITALS

WHEREAS, the Company operates as the ultimate holding company of the Senior Whole Health family of companies and holds all of the issued and outstanding membership units (the “SHH, LLC Units”) of Senior Health Holdings, LLC, a Delaware limited liability company (“SHH, LLC”), which holds all the issued and outstanding stock (the “SHH, Inc. Stock”) of Senior Health Holdings, Inc., a Delaware corporation (“SHH, Inc.”) and all the issued and outstanding stock (the “SWH Management Stock”) of Senior Whole Health Management Company, Inc., a Delaware corporation (“SWH Management”);

WHEREAS, SHH, Inc. holds all the issued and outstanding units (the “SWH Units”) of Senior Whole Health, LLC, a Delaware limited liability company (“SWH”) and all the issued and outstanding stock (the “SWHNY Stock”) of Senior Whole Health of New York, Inc., a New York corporation (“SWHNY”);

WHEREAS, SWH and SWHNY provide health care coverage to Enrollees (as defined herein);

WHEREAS, the Company, Purchaser and Merger Sub intend to effect a merger (the “Merger”) of Merger Sub, a wholly-owned subsidiary of Purchaser, with and into the Company in accordance with this Agreement and the General Corporation Law of the State of Delaware (the “DGCL”);

WHEREAS, the respective boards of directors of the Company, Purchaser and Merger Sub have each approved, adopted and declared advisable this Agreement, in accordance with the DGCL and upon the terms and subject to the conditions set forth herein;

WHEREAS, the board of directors of the Company has recommended that this Agreement be adopted and approved, by a written consent in accordance with Section 228 of the DGCL in the form attached hereto as Exhibit B (the “Written Consent”) as promptly as practicable following the execution and delivery of this Agreement, which Written Consent, when executed and delivered, will be sufficient to obtain the Stockholder Approval (as defined herein);

WHEREAS, certain employees of the Company or its Subsidiaries have, as a condition and inducement to Purchaser’s entering into this Agreement, concurrently with the execution and delivery of this Agreement, entered into employment agreements with Purchaser; and

NOW, THEREFORE, in consideration of the foregoing premises and the mutual promises and covenants set forth herein, and in reliance upon the representations, warranties, conditions and covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

ARTICLE I

INTERPRETATION

Section 1.1     Definitions.  For purposes of this Agreement, the following terms shall have the following meanings:

“280G Shareholder Vote” has the meaning set forth in Section 6.12.

“Acquisition Transaction” has the meaning set forth in Section 6.11.

“Affiliate” of any particular Person means any other Person, directly or indirectly, controlling, controlled by or under common control with such particular Person, where “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, contract or otherwise.

“Agent Fund Amount” has the meaning set forth in Section 2.7(e).

“Agreement” has the meaning set forth in the Preamble.

“Arbitrating Accountant” has the meaning set forth in Section 2.15(b).

“Arbitration Costs” has the meaning set forth in Section 2.15(b).

“Base Amount” has the meaning set forth in Section 2.6(a).

“Base Balance Sheet” has the meaning set forth in Section 4.5.

“Business Day” means a Monday, Tuesday, Wednesday, Thursday or Friday on which banking institutions in the State of New York are not authorized or obligated by Law to close.

“Capital Requirements” means  (i) in the case of SWHNY, an amount equal to the sum of (a) five percent (5%) of SWHNY’s Medicaid Advantage Plus net premium income as of December 31, 2016 plus (b) five percent (5%) of SWHNY’s MLTC net premium income as of December 31, 2016 plus (c) five percent (5%) of SWHNY’s FIDA net premium income as of December 31, 2016 plus (d) seven and one quarter percent (7.25%) of SWHNY’s Medicaid Advantage net premium income as of December 31, 2016 plus (e) twelve and one half percent (12.5%) of SWHNY’s Medicare Advantage net premium income as of December 31, 2016 and (ii) in the case of SWH, an amount equal to the aggregate medical expenses of SWH over the 45 -day period immediately preceding the Closing Date, in accordance with SWH’s contract with the Massachusetts Executive Office of Health and Human Services.  For purposes of calculating the amount in clause (ii) above with respect to SWH, the amount shall be determined by taking the actual medical expenses for the three (3) most recently completed calendar months prior to the Closing, dividing such amount by the aggregate number of elapsed days in such three (3) – month period, and multiplying such daily average by forty-five (45).

“Certificate of Merger” has the meaning set forth in Section 2.2(b).

“Change In Control Vendor Contracts” has the meaning set forth in Section 4.10(b).

“Charter” means the Amended and Restated Certificate of Incorporation of the Company as in effect on the date hereof.

“Closing” has the meaning set forth in Section 2.2(a).

“Closing Date” has the meaning set forth in Section 2.2(a).

“Closing Merger Consideration” means the amount payable to the Stockholders and Vested Optionholders equal to (a) the Estimated Merger Consideration, minus (b) the Escrow Amount, minus (c) the Agent Fund Amount.

“Closing Merger Consideration Per Share” means an amount equal to the quotient of (i) (A) the Closing Merger Consideration, plus (B) the aggregate exercise price of all Vested Stock Options divided by (ii) the sum of (A) the total number of outstanding Shares immediately prior to the Effective Time, plus (B) the total number of Vested Stock Options issued and outstanding immediately prior to the Effective Time.

“CMS” shall mean the United States Department of Health and Human Services Center for Medicare and Medicaid Services.

“Commitments” shall mean any subscriptions, options, rights, warrants, convertible securities or other agreements or commitments.

“Common Stock” shall mean the common stock of the Company, par value $0.001.

“Company” has the meaning set forth in the Preamble.

“Company Indebtedness” has the meaning set forth in Section 2.6(a).

“Company Intellectual Property” has the meaning set forth in Section 4.12(b).

“Company Investment” has the meaning set forth in Section 4.3.

“Company Technology” means all Technology used in or necessary for the conduct of the business of the Company or any of its Subsidiaries, or owned or held for use by the Company or any of its Subsidiaries.

“Company Transaction Expenses” means, to the extent payable by the Company or its Subsidiaries (and not paid by the Company or its Subsidiaries or the Stockholders before the Closing), all costs and expenses incurred or to be incurred (prior to, on or after the Closing Date) pursuant to contracts entered into or commitments made prior to the Closing Date by or on behalf of the Company, its Subsidiaries and the Stockholders in connection with the negotiation, preparation, execution and performance of this Agreement and any related agreements in connection with the transactions contemplated by this Agreement, including, without limitation, (i) all brokerage commissions, fees and disbursements, (ii) all fees and disbursements of attorneys, accountants, experts, financial advisors and other advisors and service providers, (iii) all bonuses or other similar amounts, if any, payable by or on behalf of the Company or its Subsidiaries resulting from this Agreement or the consummation of the transactions contemplated by this Agreement (including any severance, sale, “stay-around,” retention, change of control or similar bonuses, payments or benefits), and (iv) the employer portion of any payroll, social security or unemployment Taxes that are accrued on or before the Closing Date that are required to be paid by the Company or any of its Subsidiaries in connection with any of the items referred to in clause (iii).

“Computer Systems” has the meaning set forth in Section 4.12(i).

“Confidentiality Agreement” means the letter agreement between the Company and Purchaser dated September 13, 2016.

“Damage Threshold” has the meaning set forth in Section 10.3(a)(iii).

“Damages” has the meaning set forth in Section 10.2(a)(iii).

“De Minimis Threshold” has the meaning set forth in Section 10.3(a)(iv).

“Deficiency” has the meaning set forth in Section 2.6(a).

“Disputed Items” has the meaning set forth in Section 2.15(a).

“Dispute Notice” has the meaning set forth in Section 2.15(a).

“Dispute Period” has the meaning set forth in Section 2.15(a).

“Dissenting Shares” has the meaning set forth in Section 2.9(a).

“Effective Time” has the meaning set forth in Section 2.2(b).

“Employee Plan” means (A) an employee benefit plan within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA; and (B) all stock option plans, stock purchase plans, bonus or incentive award plans, severance or termination pay plans, programs or arrangements, deferred compensation arrangements or agreements, employment agreements, executive compensation plans, programs, agreements or arrangements, change in control plans, programs or arrangements, supplemental income arrangements, vacation plans, fringe benefits and all other employee benefit plans, agreements, policies and arrangements, whether oral or written, not described in (A) above; in each case in which the Company or any Subsidiary sponsors, contributes to, or provides benefits under or through such plan, program, agreement, policy or arrangement, or has any obligation to contribute to or provide benefits under or through such plan, program, agreement, policy or arrangement, or if such plan, program, agreement, policy or arrangement provides benefits to or otherwise covers any current or former employee, officer, director or independent contractor of the Company or any Subsidiary (or their spouses, dependents, or beneficiaries), or with respect to which the Company or any Subsidiary has any liability (contingent or otherwise).

“Enrollee” means an individual eligible for Medicare and/or Medicaid who is enrolled in the health care benefit program offered by a Subsidiary of the Company pursuant to a Government Program Contract.

“Environmental Laws” means all Laws relating in any way to the environment, preservation or reclamation of natural resources, the presence, management or Release of, or exposure to, Hazardous Materials, or to human health and safety, including the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. § 9601 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. § 5101 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. § 6901 et seq.), the Clean Water Act (33 U.S.C. § 1251 et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.), the Safe Drinking Water Act  (42 U.S.C. § 300f et seq.), the Toxic Substances Control Act (15 U.S.C. § 2601 et seq.), the Federal Insecticide, Fungicide and Rodenticide Act (7 U.S.C. § 136 et seq.), and the Occupational Safety and Health Act (29 U.S.C. § 651 et seq.), each of their state and local counterparts or equivalents, each of their foreign and international equivalents, and any transfer of ownership notification or approval statute (including the Industrial Site Recovery Act (N.J. Stat. Ann. § 13:1K-6 et seq.)), as each has been amended and the regulations promulgated pursuant thereto.

 “Environmental Liabilities” means, with respect to any Person, all liabilities, obligations, responsibilities, remedial actions, losses, damages, including punitive and consequential damages, treble damages (only to the extent actually imposed), costs and expenses (including all reasonable fees, disbursements and expenses of counsel, experts and consultants and costs of investigation and feasibility studies), fines, penalties, sanctions and interest incurred as a result of any claim or demand by any other Person or in response to any violation of Environmental Law, whether known or unknown, accrued or contingent, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute, to the extent based upon, related to, or arising under or pursuant to any Environmental Law, environmental permit, order or agreement with any Governmental Authority or other Person, which relates to any environmental, health or safety condition, violation of Environmental Law or a Release or threatened Release of Hazardous Materials.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“ERISA Affiliate” means any entity, trade or business that is or was, at the relevant time, considered a single employer with the Company under Section 4001(b) of ERISA or part of the same “controlled group” as the Company for purposes of Section 302(d)(3) of ERISA.

“Escrow Account” has the meaning set forth in Section 2.11.

“Escrow Agent” means Wilmington Trust.

“Escrow Agreement” means the escrow agreement among Purchaser, the Securityholders’ Agent and the Escrow Agent, in a form to be reasonably agreed upon prior to the Closing by the parties thereto.

“Escrow Amount” has the meaning set forth in Section 2.11.

“Estimated Company Indebtedness” has the meaning set forth in Section 2.7(a).

“Estimated Company Transaction Expenses” has the meaning set forth in Section 2.7(a).

“Estimated Group (Ex NY and Mass) Working Capital” has the meaning set forth in Section 2.7(a).

“Estimated Merger Consideration” has the meaning set forth in Section 2.7(b).

“Estimated SWH Cash” has the meaning set forth in Section 2.7(a).

“Estimated SWH Equity” has the meaning set forth in Section 2.7(a).

“Estimated SWHNY Equity” has the meaning set forth in Section 2.7(a).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Ex NY and Mass Entities” means the Company and its Subsidiaries (other than SWHNY and SWH).

“Federal Health Care Program” has the meaning set forth in Section 4.22(a)(ii).

“FIDA” has the meaning set forth in Section 6.1(b).

“Final Closing Statement” has the meaning set forth in Section 2.14(a).

“Financial Statements” has the meaning set forth in Section 4.5.

“Financing” means a bridge facility, a term loan facility, a revolving loan credit facility, the issuance of senior notes or similar instruments or any combination of any of the foregoing,  in each case, provided to Purchaser, Merger Sub or any of their respective affiliates for purposes of financing (a) the Merger Consideration, (b) any repayment or refinancing of debt contemplated by this Agreement or required in connection with the transactions contemplated hereby, (c) any other amounts required to be paid on the Closing Date in connection with the consummation of the transactions contemplated hereby and/or (d) related fees and expenses of Purchaser, subject, in each case, to customary terms and conditions for facilities or issuances of such type.

 “Financing Indemnitees” has the meaning set forth in Section 6.4(d).

“Fraud” means a claim for common law fraud with a specific intent to deceive based on a representation contained in this Agreement; provided that, at the time such representation was made, (a) such representation was materially inaccurate, (b) the party making such representation had actual knowledge (with no duty of inquiry and excluding any imputed or constructive knowledge) of the material inaccuracy of such representation, (c) the party making such representation had the specific intent to deceive the other party, and (d) the other party acted in reliance on such inaccurate representation and suffered financial injury as a result of such material inaccuracy. For the avoidance of doubt, “Fraud” does not include any claim for equitable fraud, promissory fraud, unfair dealings fraud, or any torts based on negligence or recklessness.

“Fully Diluted Common Stock Number” means the sum of (a) the total number of outstanding shares of Common Stock immediately prior to the Closing, plus (b) the total number of shares of Common Stock issuable upon exercise in full of all outstanding Vested Stock Options (whether or not then exercisable) immediately prior to the Effective Time (assuming, for purposes of determining such number of shares of Common Stock, that each such Stock Option is being exercised by payment of the exercise price in cash and not by a net exercise or other cashless exercise feature), plus (c) the total number of shares of Common Stock issuable upon conversion of all shares of Series A Preferred Stock issued and outstanding immediately prior to the Closing.

“Fundamental Representations” shall mean the representations and warranties of (a) the Company set forth in Section 4.1 (Organization and Qualifications), Section 4.2 (Equity Securities and Related Matters), Section 4.3 (Subsidiaries; Investments), Section 4.4(a) (Authorization), Section 4.9 (Tax Matters), Section 4.23 (Brokerage) and Section 4.26 (No Other Rights to Merger Consideration) and (b) the Stockholders set forth in Section 5.1 (Organization of Certain Stockholders), Section 5.2 (Authorization of Transactions), clause (a) of Section 5.3 (Non-Contravention), Section 5.5 (Brokers’ Fees) and Section 5.6 (Title).

“GAAP” means generally accepted accounting principles in effect in the United States of America, consistently applied.

“Goodwin” has the meaning set forth in Section 12.4(a).

“Governmental Authority” means any court, arbitral body, administrative or governmental body, department, commission, board, agency or instrumentality, legislative, executive or regulatory authority or agency.

“Governmental Damages” has the meaning set forth in Section 7.2(f).

“Governmental Investigation” has the meaning set forth in Section 7.2(f).

“Governmental Order” means any ruling, order, judgment, settlement, agreement, injunction, decree, writ, stipulation, determination or award, in each case, entered, enacted, promulgated, issued or made by or with any Governmental Authority.

“Government Program Contract” means a contract between one or more Governmental Authorities and a Subsidiary of the Company pursuant to which such Subsidiary provides health care coverage to individuals eligible for Medicare and/or Medicaid.

“Group (Ex NY and Mass) Working Capital” means, as of the Measurement Date, the difference between (i) the current assets of the Ex NY and Mass Entities and (ii) the current liabilities of the Ex NY and Mass Entities, calculated in accordance with the example calculations set forth on Exhibit D, using the same principles and methodologies set forth on such schedule.  In no event shall “Group (Ex NY and Mass) Working Capital” include any amounts with respect to (i) any income Tax assets and liabilities, (ii) any intercompany accounts and transactions, or (iii) any liabilities that are included in the definition of Indebtedness.

“Group (Ex NY and Mass) Working Capital Deficiency” has the meaning set forth in Section 2.6(a).

“Group (Ex NY and Mass) Working Capital Surplus” means the amount by which Group (Ex NY and Mass) Working Capital exceeds the Group (Ex NY and Mass) Working Capital Threshold, if applicable.

 “Group (Ex NY and Mass) Working Capital Threshold” means zero dollars ($0).

“GT” has the meaning set forth in Section 12.4(a).

“Hazardous Materials” means any material, substance or waste that is regulated, classified, or otherwise characterized under or pursuant to any Environmental Law as “hazardous”, “toxic”, a “pollutant”, a “contaminant”, “radioactive” or words of similar meaning or effect, including petroleum and its by-products, asbestos, polychlorinated biphenyls, radon, mold, urea formaldehyde insulation, chlorofluorocarbons and all other ozone-depleting substances.

“HIPAA” means the Health Insurance Portability and Accountability Act of 1996, 42 U.S.C. Section 1320d, et.  seq.

“HITECH Act” has the meaning set forth in Section 4.22(d).

“Healthcare Laws” means any Law relating to the provision, administration, and/or payment for healthcare or healthcare-related products or services or health regulatory matters, including, without limitation, to the extent applicable to the Company and its Subsidiaries: (i) rules and regulations governing the operation and administration of Medicare, Medicaid, or other federal and state health care programs; (ii) all laws and regulations in the Commonwealth of Massachusetts and the state of New York that are relevant to the programs managed by the Company and its subsidiaries; (iii) 42 U.S.C. § 1320a-7(b), commonly referred to as the “Federal Anti-Kickback Statute;” (iv) 42 U.S.C. § 1395nn, commonly referred to as the “Stark Law;” (v) 31 U.S.C. § 3729 et seq., commonly referred to as the “False Claims Act;” (vi) 31 U.S.C. § 3801 et seq., commonly referred to as the “Program Fraud Civil Penalties Act;” (vii) the rules and regulations of the U.S. Food and Drug Administration; (viii) the rules and regulations of the state boards of pharmacy; (ix) HIPAA and the Health Information Technology for Economic and Clinical Health Act (“HITECH Act”); (x) the Mental Health Parity and Addiction Equity Act of 2008 and implementing regulations (xi) Final Rule on Medicaid and Children's Health Insurance Programs; Medicaid Managed Care, CHIP Delivered in Managed Care and Revisions Related to Third Party Liability (xii) The Patient Protection and Affordable Care Act and implementing regulations; (xiii) CMS Medicare Marketing Guidelines; (xiv) any state Law regulating the interactions with health care professionals and reporting thereof; (xv) state Law regulating insurance, pharmacy benefits administration, third party benefits administration, utilization management, pharmacy distribution, discount pharmacy card administration and any other business conducted by the Company; (xvi) state Law regulating consumer protection or unfair trade practices; (xvii) the Foreign Corrupt Practices Act; or (xiii) any federal, state or local Law relevant to false statements or claims including: (A) making or causing to be made a false statement or representation of a material fact to any Governmental Authority; or (B) knowingly and willfully making or causing to be made any false statement or representation of a material fact for use in determining rights to any benefit, payment or permit.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“IBNR Claims” has the meaning set forth in Section 4.5(k).

“Indebtedness” of any Person means at a particular time, without duplication, (i) all obligations (whether interest, principal, fees, penalties or otherwise) for any indebtedness for borrowed money, (ii) any indebtedness evidenced by any note, bond, debenture or similar instrument or debt securities, (iii) all obligations for any indebtedness for the deferred purchase price of property or services (including earn-outs) with respect to which a Person is liable, contingently or otherwise, as obligor or otherwise(other than trade payables and other current liabilities incurred in the ordinary course of business), (iv) all indebtedness of any such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by any such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (v) any obligations under capitalized leases with respect to which a Person is liable, contingently or otherwise, as obligor, guarantor or otherwise, or with respect to which obligations a Person assures a creditor against loss, (vi) any indebtedness secured by a purchase money mortgage or other Lien on a Person’s assets, (vii) all liability (contingent or otherwise) in respect of letters of credit or banker’s acceptances, other than those letters of credit set forth on Schedule 1.1(a), (viii) any penalties, interest, fees, premiums or other expenses due or outstanding with respect to any of the foregoing, (ix) any of the foregoing directly or indirectly guaranteed by any such Person or which any such Person has agreed (contingently or otherwise) to purchase or otherwise acquire or in respect of which it has otherwise assured a creditor against loss and (x) any of the foregoing secured by a Lien on any asset of such Person or any Subsidiary thereof.

“Indemnification Notice” has the meaning set forth in Section 10.5(a).

“Indemnifying Party” has the meaning set forth in Section 10.2(a).

“Indemnifying Securityholder” means any Signing Stockholder, any Signing Vested Optionholder or any Stockholder who signs a joinder hereto agreeing to be subject to the indemnity obligations herein other than as a result of contribution to the Escrow Amount and any Vested Optionholder who does the same.

“Intellectual Property” means all of the following in any jurisdiction throughout the world:  (i) patents, patent applications and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, reexaminations and improvements thereof, (ii) trademarks, service marks, trade dress, trade names, logos, slogans and corporate names (and all translations, adaptations, derivations and combinations of the foregoing), Internet domain names and links, and all registrations and applications for registration of the foregoing, together with all of the goodwill associated therewith, (iii) copyrights (registered or unregistered) and copyrightable works and registrations and applications for registration thereof, (iv) mask works and registrations and applications for registration thereof, (v) computer software (including, but not limited to, source code, object code, data, databases and documentation), operating systems, applications and program listings, (vi) technology, Trade Secrets, confidential information, know-how, inventions, devices, developments, enhancements, methods and processes, whether patentable or unpatentable and whether or not reduced to practice and (vii) copies and tangible embodiments thereof (in whatever form or medium now known or hereafter existing).

“Investment” as applied to any Person means (i) any direct or indirect purchase or other acquisition by such Person of any notes, obligations, instruments, stock, securities or ownership interest (including partnership interests and joint venture interests) of any other Person and (ii) any capital contribution by such Person to any other Person.

“IRC” means the Internal Revenue Code of 1986, as amended, and any reference to any particular IRC section shall be interpreted to include any revision of or successor to that section regardless of how numbered or classified.

“IRS” means the United States Internal Revenue Service.

“Knowledge” in the case of an individual means, with respect to any matter, the actual knowledge of such Person after due inquiry about the matter and, in the case of the Company, shall mean the Knowledge of Thurman Justice, Wayne Lowell, Carissa Neubig, Keith Peifer and David Kleinhanzl and, in the case of Purchaser, the Knowledge of any of the chief executive officer, the chief operating officer, the chief financial officer, the chief accounting officer and the general counsel of Purchaser.  For purposes hereof, “due inquiry” shall mean such inquiry as is reasonable under the circumstances in accordance with good business practices for an individual in a like position of responsibility with respect to a business of like size and nature when addressing a matter of importance to such business.

“Latest Balance Sheet” has the meaning set forth in Section 4.5.

“Latest SWH Balance Sheet” has the meaning set forth in Section 4.5(d).

“Law” means any federal, state, local, municipal or foreign constitution, treaty, code, law, statute, rule, regulation, order, permit by law (including common law), enactment, ordinance, directive, or Governmental Order, judgment, injunction, decree or other decision, in each case, of any court or other tribunal or any other Governmental Authority (whether foreign or domestic).

“Legal Proceeding” shall mean any suit, litigation, mediation, arbitration, claim (including counterclaim), action, proceeding, investigation, audit, sanction, charge, complaint, grievance, notice, violation or hearing, in any event, involving or appearing before any Governmental Authority.

“Lease” means any lease, sublease, license, concession or other agreement (written or oral) pursuant to which the Company or any of its Subsidiaries holds any Leased Real Property, including the right to all security deposits and other amounts and instruments deposited by or on behalf of the Company or any Subsidiary thereunder.

“Leased Real Property” means all leasehold or subleasehold estates and other rights to use or occupy any land, buildings, structures, improvements, fixtures or other interest in real property held by the Company or any of its Subsidiaries.

“Liability” means any debt, loss, damage, obligation, adverse claim or other liability (whether direct or indirect, known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, or due or to become due, and whether in contract, tort, strict liability or otherwise).

“Lien” means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including, without limitation, any conditional sale or other title retention agreement or lease in the nature thereof), or any sale of receivables with recourse against the Company or any of its Subsidiaries, any filing or agreement to file a financing statement as debtor under the Uniform Commercial Code or any similar statute other than to reflect ownership by a third party of property leased to the Company or any of its Subsidiaries under a lease that is not in the nature of a conditional sale or title retention agreement.

“Loss” or  “Losses” shall mean with regard to any breach or violation of a representation or warranty or covenant or any third-party claim or investigation or other matter in respect of which a Person is entitled to indemnity hereunder, any out-of-pocket cost or expense (including attorneys’ fees and disbursements reasonably incurred and court costs), lost profits, any monetary damages, fines or penalties, and any losses or other Liabilities sustained by such Person as a result of or in connection with such matter; provided,  that Losses shall not include any punitive or exemplary damages, unless awarded to a third-party.

“Loss Tax Benefit” has the meaning set forth in Section 10.3(e).

“Material Adverse Effect” means a change, event or development that, individually or in the aggregate with all other changes, events or developments, has had or is reasonably likely to have a material adverse effect on the businesses, assets, liabilities, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole; provided,  however, that no change, effect, event, occurrence or development to the extent resulting from the following shall be deemed either alone or in combination to constitute, and none of the following shall be taken into account in determining whether there would be, a Material Adverse Effect: (A) changes, events or developments generally affecting the government programs health plan industry, the economy, or financial or capital markets, in the United States or elsewhere in the world, including changes in interest or exchange rates; (B) changes (after the date of this Agreement) in applicable Law, general legal, tax, regulatory or political conditions, or in GAAP or SAP, or in accounting standards; (C) the announcement of this Agreement, including the impact thereof on relationships, contractual or otherwise, with employees, Enrollees or Providers; (D) the failure of the Company or any of its Subsidiaries to meet any projections, estimates or budgets for any period prior to, on or after the date of this Agreement; provided that any change, event or development underlying such failure may be considered in determining if a Material Adverse Effect otherwise occurred; (E) acts of war (whether or not declared), sabotage, armed hostilities or terrorism occurring after the date of this Agreement or the continuation, escalation or worsening of any such acts of war, sabotage, armed hostilities or terrorism; (F) wild fires, floods, epidemics, earthquakes, hurricanes, tornados or other natural disasters; (G) widespread interruptions of essential utilities or disruptions of transportation or communication networks; (H) any actions taken by Purchaser or any of its Affiliates or any actions taken by the Company and its Subsidiaries with Purchaser’s written consent; or (I) any affirmative action knowingly taken by Purchaser that reasonably would be expected to result in a material adverse effect; provided,  further, that the exceptions in clauses (A), (B), (E), (F) and (G) will not apply to the extent that such change, effect, event, occurrence or development has a disproportionate adverse effect on the Company and its Subsidiaries compared to other companies operating in the government programs health plan industry.  No provision of this Agreement or the history of drafting or negotiating this Agreement shall limit the right of any party to this Agreement to seek a determination based upon its belief as to the proper interpretation of this definition as to whether the failure of any Governmental Authority to award the Company or any of its Subsidiaries a quality incentive payment does or does not constitute a Material Adverse Effect or should or should not be taken into account in determining whether a Material Adverse Effect has occurred.

“Material Contract” has the meaning set forth in Section 4.10(b).

“Measurement Date” means, (i) if the Closing Date is on or before December 31, 2017, December 31, 2017 or (ii) if the Closing Date is after December 31, 2017, the date that is the last Business Day in the month preceding the Closing, provided, that if the Closing occurs on the last day of the month, then the Measurement Date shall be the Closing Date.

“Merger Consideration” has the meaning set forth in Section 2.6(a).

“Merger Consideration Per Share” has the meaning set forth in Section 2.6(c).

“Merger Shares” has the meaning set forth in the Recitals.

“Merger Sub” has the meaning set forth in the Preamble.

“Multiemployer Plan” means a “multiemployer plan” as such term is defined under Section 3(37) of ERISA.

“NYDOH” has the meaning set forth in Section 6.2(c).

“Optionholder Closing Consideration Per Share” means the Closing Merger Consideration Per Share less the applicable per Share exercise price of such Vested Stock Option.

“Optionholder Consideration Per Share” has the meaning set forth in Section 2.5(a).

“Organizational Documents” means (a) the articles or certificate of incorporation and the bylaws or code of regulations of a corporation; (b) the partnership agreement and any statement of partnership of a general partnership; (c) the limited partnership agreement and the certificate of limited partnership of a limited partnership; (d) the operating or limited liability company operating agreement and the articles or certificate of organization or formation of a limited liability company; (e) the trust agreement or other document of similar import of a trust, (f) any charter or similar document adopted or filed in connection with the creation, formation, or organization of a Person; and (g) any amendment to any of the foregoing.

“Part D Plan” means the qualified prescription drug coverage offered under a policy, contract or plan by a sponsor pursuant to a contract with CMS in accordance with the Part D Requirements.

“Part D Requirements” means all rules, policies and requirements established for the operation of a qualified prescription drug coverage and set forth in Section 1860D-1 et seq. of the Social Security

Act, and the regulations promulgated thereunder at 42 C.F.R. Part 423, each as may be amended, supplemented or interpreted by CMS from time to time.

“Paying Agent” means SRS Acquiom.

“Paying Agent Agreement” means the paying agent agreement among Purchaser, the Securityholders’ Agent and the Paying Agent, in a form to be reasonably agreed upon prior to the Closing by the parties thereto.

“Permits” has the meaning set forth in Section 4.11.

“Permitted Liens” means:

(i)         Tax liens with respect to Taxes not yet due and payable or which are being contested in good faith by appropriate proceedings;

(ii)        deposits or pledges made in connection with, or to secure payment of, utilities or similar services, workers’ compensation, unemployment insurance, old age pensions or other social security obligations not yet due and payable;

(iii)       purchase money security interests in any property acquired by the Company or any Subsidiary in an amount not to exceed One Hundred Thousand Dollars ($100,000) outstanding at any one time;

(iv)       interests or title of a lessor under any lease which is not in contravention of this Agreement;

(v)        mechanics’, materialmen’s or contractors’ liens or encumbrances or any similar lien or restriction for amounts not yet due and payable;

(vi)       easements, rights-of-way, restrictions and other similar charges and encumbrances not interfering with the ordinary conduct of the business of the Company and its Subsidiaries or materially detracting from the value of the assets of the Company and its Subsidiaries; and

(vii)      liens outstanding on the date hereof which secure Indebtedness and which are described on Schedule 1.1(c).

“Permitted Removal” has the meaning set forth in Section 12.4(g).

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a governmental entity or any department, agency or political subdivision thereof.

“Plan” has the meaning set forth in Section 2.5(a).

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and the portion of any Straddle Period ending on and including the Closing Date.

“Pre-Closing Tax Returns” has the meaning set forth in Section 8.1(a).

“Preliminary Deficiency” has the meaning set forth in Section 2.7(b).

“Preliminary Group (Ex NY and Mass) Working Capital Deficiency” has the meaning set forth in Section 2.7(b).

“Preliminary Group (Ex NY and Mass) Working Capital Surplus” means the amount by which the Estimated Group (Ex NY and Mass) Working Capital exceeds the Group (Ex NY and Mass) Working Capital Threshold, if applicable.

“Preliminary Surplus” means either a Preliminary Group (Ex NY and Mass) Working Capital Surplus, a Preliminary SWH Cash Surplus, a Preliminary SWH Equity Surplus or a Preliminary SWHNY Equity Surplus.

“Preliminary SWH Cash Deficiency” has the meaning set forth in Section 2.7(b).

“Preliminary SWH Cash Surplus” means the amount by which the Estimated SWH Cash exceeds the SWH Cash Threshold, if applicable; provided, that the Preliminary SWH Cash Surplus shall be deemed to be zero dollars ($0) if there is no Preliminary SWH Equity Surplus.

“Preliminary SWH Equity Deficiency” has the meaning set forth in Section 2.7(b).

“Preliminary SWH Equity Surplus” means the amount by which Estimated SWH Equity exceeds the SWH Equity Threshold, if applicable; provided, that the Preliminary SWH Equity Surplus shall be deemed to be zero dollars ($0) if there is no Preliminary SWH Cash Surplus.

“Preliminary SWHNY Equity Deficiency” has the meaning set forth in Section 2.7(b).

“Preliminary SWHNY Equity Surplus” means the amount by which Estimated SWHNY Equity exceeds the SWHNY Equity Threshold, if applicable.

“Privileged Deal Communications” has the meaning set forth in Section 12.4(c).

“Pro Rata Backstop Indemnity Percentages” means, with respect to each Indemnifying Securityholder, the quotient (expressed as a percentage) obtained by dividing (a) the Pro Rata Share of such Indemnifying Securityholder by (b) the aggregate Pro Rata Shares of all Indemnifying Securityholders.

“Pro Rata Share” means, with respect to each Securityholder, the quotient (expressed as a percentage) obtained by dividing (a) the sum of (i) the total number of shares of Common Stock held by such Securityholder, plus (ii) the total number of shares of Common Stock issuable to such Vested Optionholder with respect to such Securityholder’s outstanding Vested Stock Options (whether or not exercisable at the Closing, and assuming, for purposes of determining such number of shares of Common Stock, that each such Stock Option is being exercised by payment of the exercise price in cash and not by a net exercise or other cashless exercise feature) plus (iii) the total number of shares of Common Stock issuable upon conversion of any shares of Series A Preferred Stock held by such Securityholder by (b) the Fully Diluted Common Stock Number.

“Provider” means any health care practitioner, health care facility, health care agency or other practitioner or entity with which the Company or any of its Subsidiaries contracts for the provision of health care services, supplies, case/care management, home care transportation or other services to Enrollees in accordance with the applicable Government Program Contract.

 “Publicly Available Software” means any open source or free Software (including any Software licensed pursuant to a GNU public license) or other Software that requires as a condition of use, modification or distribution that other Software incorporated into, derived from or distributed with such Software (a) be disclosed or distributed in source code form, (b) be licensed for the purpose of making derivative works or (c) be redistributable at no charge.

“Purchaser” has the meaning set forth in the Preamble.

“Purchaser Indemnified Parties” has the meaning set forth in Section 10.2(a).

“Related Person” has the meaning set forth in Section 4.18.

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing of or migrating into or through the environment or any natural or man-made structure.

“Release Date” has the meaning set forth in Section 10.3(a)(ii).

“Representative(s)” shall mean, with respect to any Person, any director, officer, partner, member, shareholder, Affiliate, employee, agent, consultant, advisor, or other representative of such Person, including legal counsel, accountants and financial advisors.

“Residual Communications” has the meaning set forth in Section 12.4(g).

“SAP” means the statutory accounting procedures prescribed or permitted by a Governmental Authority with jurisdiction over the Company or any of its Subsidiaries.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, or any similar federal law then in force.

 “Securityholders” means the Stockholders and Vested Optionholders.

 “Securityholders’ Agent” has the meaning set forth in Section 11.1.

“Securityholders’ Agent Fund” has the meaning set forth in Section 2.7(e).

“Series A Preferred Stock” means the Series A Preferred Stock of the Company, par value $0.001.

“Share(s)” means shares of the Company’s Common Stock and Series A Preferred Stock.

“SHH, Inc.” has the meaning set forth in the Recitals.

“SHH, Inc. Stock” has the meaning set forth in the Recitals.

“SHH, LLC” has the meaning set forth in the Recitals.

“SHH, LLC Units” has the meaning set forth in the Recitals.

“Software” means computer programs, including any and all software implementations of algorithms, models and methodologies whether in source code, object code or other form, databases and compilations, including any and all data and collections of data, descriptions, flow-charts and other documentation used in the ordinary course of business in the use thereof.

“Star Payment” has the meaning set forth in Section 2.6(b).

“Stock Certificate(s)” means certificates representing the Shares.

“Stock Option” has the meaning set forth in Section 2.5(a).

“Stockholder” has the meaning set forth in the Preamble.

“Stockholder Approval” means (a) the affirmative vote of the holders of a majority of the outstanding Shares, voting on an as-converted basis and (b) the affirmative vote of the holders of a majority of the outstanding shares of Series A Preferred Stock, voting on an as-converted basis, as contemplated by Article B, Section 3.3 of the Charter, in each case to adopt and approve this Agreement.

“Straddle Period” means any taxable period that begins on or before and ends after the Closing Date.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a limited liability company, partnership, association or other business entity, a majority of the partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof.  For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a limited liability company, partnership, association or other business entity if such Person or Persons shall be allocated a majority of limited liability company, partnership, association or other business entity gains or losses or shall be or control any managing director or general partner of such limited liability company, partnership, association or other business entity.  For purposes of this Agreement, the Subsidiaries of the Company include SHH, LLC, SHH, Inc., SWH Management, SWH, and SWHNY.

“Surplus” means either a Group (Ex NY and Mass) Working Capital Surplus, a SWH Cash Surplus, a SWH Equity Surplus or a SWHNY Equity Surplus.

“SWH” has the meaning set forth in the Recitals.

“SWH Cash” means, as of the Measurement Date, all cash and cash equivalents of SWH, including without limitation, all restricted cash and cash equivalents required to be maintained to satisfy applicable capital requirements, calculated in accordance with the example calculations set forth on Exhibit D, using the same principles and methodologies set forth on such schedule.

“SWH Cash Deficiency” has the meaning set forth in Section 2.6(a).

“SWH Cash Surplus” means the amount by which SWH Cash exceeds the SWH Cash Threshold, if applicable; provided, that the SWH Cash Surplus shall be deemed to be zero dollars ($0) if there is no SWH Equity Surplus.

“SWH Cash Threshold” means seventy-five million dollars ($75,000,000).

“SWH Equity” means, as of the Measurement Date, the difference between (1) the total assets of SWH and (2) the total liabilities of SWH, calculated in accordance with the example calculations set forth on Exhibit D, using the same principles and methodologies set forth on such schedule.  In no event shall “SWH Equity” include any amounts with respect to (i) any income Tax assets and liabilities, (ii) any intercompany accounts and transactions, or (iii) any liabilities that are included in the definition of Indebtedness.

“SWH Equity Deficiency” has the meaning set forth in Section 2.6(a).

“SWH Equity Surplus” means the amount by which SWH Equity exceeds the SWH Equity Threshold, if applicable; provided, that the SWH Equity Surplus shall be deemed to be zero dollars ($0) if there is no SWH Cash Surplus.

“SWH Equity Threshold” means twenty million dollars ($20,000,000).

“SWH Units” has the meaning set forth in the Recitals.

“SWH Management” has the meaning set forth in the Recitals.

“SWH Management Stock” has the meaning set forth in the Recitals.

“SWHNY” has the meaning set forth in the Recitals.

“SWHNY Annual Statement” has the meaning set forth in Section 4.5(e).

“SWHNY Equity” means, as of the Measurement Date, the difference between (1) the total assets of SWHNY and (2) the total liabilities of SWHNY, calculated in accordance with the example calculations set forth on Exhibit D, using the same principles and methodologies set forth on such schedule.  In no event shall “SWHNY Equity” include any amounts with respect to (i) any income Tax assets and liabilities, (ii) any intercompany accounts and transactions, or (iii) any liabilities that are included in the definition of Indebtedness.

“SWHNY Equity Deficiency” has the meaning set forth in Section 2.6(a).

“SWHNY Equity Surplus” means the amount by which SWHNY Equity exceeds the SWHNY Equity Threshold, if applicable.

“SWHNY Equity Threshold” means forty million dollars ($40,000,000).

“SWHNY Statutory Statements” has the meaning set forth in Section 4.5(f).

“SWHNY Stock” has the meaning set forth in the Recitals.

“SWHNY / AlphaCare Merger” has the meaning set forth in Section 6.2(c).

“Tax” means any federal, state, county, local, foreign or other income, gross receipts, ad valorem, franchise, profits, sales, use, transfer, registration, excise, utility, communications, real or personal property, unclaimed property, IRC §59A, customs duties, capital stock, license, payroll, wage or other withholding, employment, social security, unemployment, disability, severance, stamp, occupation, premium, alternative or add-on minimum, estimated and other taxes in the nature of the foregoing

(including, deficiencies, penalties, additions to tax, and interest attributable thereto) whether disputed or not.

“Tax Contest” has the meaning set forth in Section 8.5.

“Tax Return” means any return, information report, claim for refund, or filing with respect to Taxes, including any schedules attached thereto and including any amendment thereof.

“Technology” means, collectively, all information, technical data, programs, designs, formulas, algorithms, procedures, processes, specifications, techniques, ideas, know-how, Software (whether in source code, object code or human readable form), databases and data collections, Internet websites and web content, tools, inventions (whether patentable or unpatentable and whether or not reduced to practice), invention disclosures, developments, creations, improvements, works of authorship, other similar materials and all recordings, graphs, drawings, reports, analyses, other writings and any other embodiment of the above, in any form or media, whether or not specifically listed herein.

“Third Party Claim” has the meaning set forth in Section 10.5(b)(i).

“Third Party Claim Notice” has the meaning set forth in Section 10.5(b)(i).

“Trade Secrets” means confidential and proprietary information, or non-public processes, designs, specifications, technology, know-how, techniques, formulas, inventions, concepts, trade secrets, discoveries, ideas and technical data and information, in each case excluding any rights in respect of any of the foregoing that comprise or are protected by copyrights or patents.

“Transaction Documents” means this Agreement and all other agreements, documents, instruments and certificates to be entered into or delivered by any party hereto in connection with the consummation of the transaction contemplated by this Agreement.

“Transaction Tax Deduction” means, without duplication, any deductions permitted to the Company or any of the Company’s Subsidiaries for income Tax purposes attributable to (a) the Company Transaction Expenses, (b) payments to Vested Optionholders under Section 2.5, and (c) Company capitalized costs that become deductible due to the repayment of Indebtedness.

“Treasury Regulations” means the United States Treasury Regulations promulgated under the IRC, and any reference to any particular Treasury Regulation section shall be interpreted to include any final or temporary revision of or successor to that section regardless of how numbered or classified.

“Vendor Contract” means any contract (other than contracts with Providers) involving payments by the Company or any of its Subsidiaries of $250,000 or more pursuant to which any Person provides goods or services to the Company and/or any of its Subsidiaries.

“Vested Optionholder” has the meaning set forth in Section 2.5(a).

“Vested Stock Option” has the meaning set forth in Section 2.5(a).

“WARN Act” means the Worker Adjustment and Restraining Notification Act of 1988 or similar state or local “mass layoff” or “plant closing” Law.

Section 1.2    Interpretation.  The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

(a)        When a reference is made in this Agreement to a section or article, such reference shall be to a section or article of this Agreement unless otherwise clearly indicated to the contrary.

(b)        Whenever the words “include”, “includes” or “including” are used in this Agreement they shall be deemed to be followed by the words “without limitation”.

(c)         Unless the context otherwise provides, a reference to a contract means such contract as from time to time amended, modified or supplemented, in each case to the extent not prohibited by such contract or this Agreement.

(d)         The words “hereof,” “herein” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and article, section, paragraph, Exhibit and Schedule references are to the articles, sections, paragraphs, Exhibits and Schedules of this Agreement unless otherwise specified.

(e)         The meaning assigned to each term defined herein shall be equally applicable to both the singular and the plural forms of such term, and words denoting any gender shall include all genders.  Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning.

(f)         A reference to any party to this Agreement or any other agreement or document shall include such party’s successors and permitted assigns.

(g)         The parties have participated jointly in the negotiation and drafting of this Agreement.  In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

ARTICLE II
THE MERGER

Section 2.1    Merger; Surviving Corporation

(a)         Upon the terms and subject to the conditions of this Agreement, at the Effective Time, Merger Sub will be merged with and into the Company in accordance with the DGCL.  As a result of the Merger, the separate existence of Merger Sub will cease and the Company will continue as the surviving corporation (the “Surviving Corporation”) and will continue to be governed by the laws of the State of Delaware.  References to the “Company” in this Agreement shall mean and refer to the “Surviving Corporation” following the Effective Time.

(b)         From and after the Effective Time, the Surviving Corporation will possess all the rights, powers, privileges and franchises and be subject to all of the obligations, liabilities, restrictions, disabilities and duties of the Company and Merger Sub, to the fullest extent provided under the DGCL.

Section 2.2    The Closing; Effective Time.

(a)         The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place no later than the second Business Day following satisfaction of the conditions set forth in Article VII (other than those conditions that by their terms can only be satisfied or waived at the Closing, but subject to the satisfaction or waiver of such conditions) (the “Closing Date”) at the offices of

Goodwin Procter LLP, 100 Northern Avenue, Boston, Massachusetts 02210 at 11:00 a.m. local time, or such other time and place mutually agreeable to the parties.  The parties shall deliver to each other the documents required to be delivered pursuant to Article VII at the Closing.  Subject to the provisions of Article VII, failure to consummate the Closing on the date and time and at the place determined pursuant to this Section 2.2(a) will not result in the termination of this Agreement and will not relieve any party of any obligation under this Agreement.

(b)         At the Closing, subject to the terms and conditions set forth in this Agreement, the Company, Purchaser and Merger Sub shall cause a certificate of merger, in a form mutually agreeable to Purchaser and the Company (the “Certificate of Merger”), to be properly executed and filed with the Secretary of State of the State of Delaware in accordance with the terms and conditions of the DGCL and shall take all such other actions as may be required by applicable Law to make the Merger effective as promptly as practicable.  The Merger shall become effective at the time that the Certificate of Merger is accepted for filing by the Secretary of State of the State of Delaware or at such later date and time as is specified in the Certificate of Merger (such time and date being referred to herein as the “Effective Time”).

Section 2.3    Organizational Documents; Directors and Officers.

(a)         At the Effective Time, the Charter shall be amended and restated (subject to Section 6.8(a)) in its entirety such that the Surviving Corporation’s certificate of incorporation shall be substantially identical (except with respect to the name of the Company) to the certificate of incorporation of Merger Sub immediately prior to the Effective Time until thereafter changed or amended as provided therein or permitted by applicable Laws.

(b)          At the Effective Time, the bylaws of the Company shall be amended and restated (subject to Section 6.8(a)) in their entirety such that the Surviving Corporation’s bylaws shall be substantially identical (except with respect to the name of the Company) to the bylaws of Merger Sub immediately prior to the Effective Time until thereafter changed or amended as provided therein or pursuant to applicable Laws.

(c)         The directors and officers of Merger Sub immediately prior to the Effective Time will become, from and after the Effective Time, the directors and officers, respectively, of the Surviving Corporation, until their respective successors are duly elected or appointed or their earlier resignation or removal.

Section 2.4    Conversion of Shares.  At the Effective Time, as a result of the Merger and without any further action by any party or any Stockholder:

(a)         Except as otherwise provided in Section 2.4(b) or Section 2.9, each Share outstanding as of the Effective Time will be converted into the right to receive an amount in cash equal to the Merger Consideration Per Share.  All such Shares when so converted shall no longer be outstanding and shall automatically be cancelled, and each holder of a Stock Certificate or Stock Certificates representing such Shares shall cease to have any rights with respect to such Shares, except the right to receive the Merger Consideration Per Share with respect to each such Share.

(b)         Each Share owned by the Company, Purchaser, Merger Sub or any direct or indirect Subsidiary of the Company, Purchaser or Merger Sub as of the Effective Time will be cancelled and retired and will cease to exist without payment of any consideration with respect thereto.

(c)         Each share of common stock of Merger Sub outstanding immediately prior to the Effective Time will be converted into and become one share of common stock of the Surviving Corporation.

Section 2.5    Treatment of Options.

(a)         By virtue of the transactions contemplated hereby, immediately prior to the Effective Time, all issued, outstanding and unexercised options to purchase shares of Common Stock pursuant to the Company’s 2011 Stock Option and Grant Plan (the “Plan” and, each such option, a “Stock Option”) that are vested as of immediately prior to the Effective Time after giving effect to any vesting or acceleration of vesting resulting from the consummation of the transactions contemplated by this Agreement (each a “Vested Stock Option”) shall be canceled and terminated in exchange for the right of the holder of each such Vested Stock Option (each a “Vested Optionholder”) to receive a portion of the Merger Consideration for each underlying Share represented by such Vested Stock Option equal to the Merger Consideration Per Share less the applicable per Share exercise price of such Vested Stock Option (the “Optionholder Consideration Per Share”), subject to Section 2.11 and Section 2.12 and all applicable withholding Taxes.

(b)         At the Closing, all Stock Options that are not Vested Stock Options as of immediately prior to the Closing after giving effect to any vesting or acceleration of vesting resulting from the consummation of the transactions contemplated by this Agreement shall be automatically canceled, terminated and forfeited pursuant to the Plan and the holders thereof shall not be entitled to receive any portion of the Merger Consideration or any consideration thereof.

(c)         By virtue of the transactions contemplated hereby, at the Effective Time, the Plan and all Stock Options shall automatically terminate.

(d)         Prior to the Closing, the Board of Directors of the Company shall take any and all resolutions or actions necessary or required (under the Plan, applicable Law, the applicable stock option award agreement or otherwise) to give effect to the transactions contemplated by this Section 2.5, and to ensure that, from and after the Closing, each holder of Stock Options shall have no rights with respect thereto, except the right to receive the applicable consideration specified in Section 2.5(a).

(e)         Subject to Section 2.17, all cash payments required to be made to Vested Optionholders from time to time pursuant to this Agreement, the Paying Agent Agreement or the Escrow Agreement shall be paid by (or at the direction of) Purchaser, the Paying Agent or the Escrow Agent, as applicable, to the Company and by the Company to the Vested Optionholders through the Company’s payroll system in the first payroll distribution after such amount has become due and payable.

Section 2.6    Merger Consideration.

(a)         The total consideration to be paid by Purchaser to the Securityholders in connection with the Merger (the “Merger Consideration”) shall be equal to (i) three hundred ninety million dollars ($390,000,000) (the “Base Amount”), minus (ii) the aggregate amount of all Indebtedness of the Company and its Subsidiaries as of the Closing (other than of the type set forth in clause (v) of the definition of Indebtedness) of the Company and its Subsidiaries as of the Closing (the “Company Indebtedness”), minus (iii) the amount by which the SWH Cash Threshold exceeds SWH Cash, if applicable, (the “SWH Cash Deficiency”), minus (iv) the amount by which the SWH Equity Threshold exceeds SWH Equity, if applicable (the “SWH Equity Deficiency”), minus (v) the amount by which the SWHNY Equity Threshold exceeds SWHNY Equity, if applicable (the “SWHNY Equity Deficiency”), minus (vi) the amount by which the Group (Ex NY and Mass) Working Capital Threshold exceeds Group

(Ex NY and Mass) Working Capital, if applicable (the “Group (Ex NY and Mass) Working Capital Deficiency”), minus (vii) the amount of any accrued but unpaid Company Transaction Expenses, if any, plus (viii) the Star Payment, subject to the satisfaction of the condition set forth in Section 2.6(b).  Notwithstanding the foregoing, if there is a SWH Cash Deficiency and a SWH Equity Deficiency, the Merger Consideration shall only be reduced by the greater of the SWH Cash Deficiency and the SWH Equity Deficiency and not by both the SWH Cash Deficiency and the SWH Equity Deficiency.  Notwithstanding anything to the contrary in this Agreement, if there is (i) a SWH Cash Deficiency, (ii) a SWH Equity Deficiency, (iii) a SWHNY Equity Deficiency or (iv) a Group (Ex NY and Mass) Working Capital Deficiency (each, a “Deficiency”), a credit may be applied to one or more of such Deficiencies from any one or more Surpluses in an overall aggregate amount not to exceed two million five hundred thousand dollars ($2,500,000); provided, that if there is both a SWH Cash Surplus and a SWH Equity Surplus, only the lower of such SWH Cash Surplus and such SWH Equity Surplus may be credited to offset any Deficiency.

(b)         As additional consideration to the Securityholders in connection with the Merger, Purchaser shall pay ten million dollars ($10,000,000) (the “Star Payment”) in the event each of the Medicare Plans of the Company and its Subsidiaries set forth on ScheduleSection 2.6(b) earns a Star Rating from Medicare of 4.0 or greater for 2018 (with such Star Ratings expected to be published in October 2017).  If the Star Payment is determined to be due and owing prior to the Closing, the Star Payment will be included in the payment of the Merger Consideration.  If the Star Payment is determined to be due and owing after the Closing, Purchaser shall transfer an amount equal to the Star Payment to an account designated by the Securityholders’ Agent within five (5) Business Days following such date of determination by wire transfer of immediately available funds for further distribution to the Vested Optionholders and the Stockholders in accordance with this Agreement.

(c)         Subject to Section 2.11 and Section 2.12, the holder of each Share, shall be entitled to a portion of the Merger Consideration (the “Merger Consideration Per Share”) equal to the quotient of (i) the sum of (A) the Merger Consideration, plus (B) the aggregate exercise price of all Vested Stock Options divided by (ii) the sum of (A) the total number of outstanding Shares immediately prior to the Effective Time, plus (B) the total number of Vested Stock Options issued and outstanding immediately prior to the Effective Time.

Section 2.7    Payment at Closing.

(a)         Not less than three (3) Business Days prior to the Closing, the Company shall deliver to Purchaser a reasonably detailed statement (the “Estimated Closing Statement”) setting forth the Company’s good faith estimate of (A) the SWH Cash (the “Estimated SWH Cash”), (B) the SWH Equity (the “Estimated SWH Equity”), (C) the SWHNY Equity (the “Estimated SWHNY Equity”), (D) the Group (Ex NY and Mass) Working Capital (the “Estimated Group (Ex NY and Mass) Working Capital”), (E) the Company Indebtedness (the “Estimated Company Indebtedness”) and (F) the Company Transaction Expenses (the “Estimated Company Transaction Expenses”). The Estimated Closing Statement shall be certified by the Chief Financial Officer of the Company as well as the Securityholders’ Agent and shall be accompanied by such supporting documentation as Purchaser shall reasonably request.  The Company shall make its Representatives available to Purchaser during the three (3) Business Days referenced in the first sentence of this subsection (a)(i) to respond to any questions or requests that Purchaser may have with respect to the Estimated Closing Statement.

(b)         For purposes of this Agreement, the “Estimated Merger Consideration” shall be a cash payment equal to the Base Amount, minus, (i) the Estimated Company Indebtedness, minus (ii) the amount by which the SWH Cash Threshold exceeds the Estimated SWH Cash, if applicable (the “Preliminary SWH Cash Deficiency”), minus (iii) the amount by which the SWH Equity Threshold exceeds the Estimated SWH Equity, if applicable (the “Preliminary SWH Equity Deficiency”), minus (iv) the amount by which the SWHNY Equity Threshold exceeds the Estimated SWHNY Equity, if applicable (the “Preliminary SWHNY Equity Deficiency”), minus (v) the amount by which the Group (Ex NY and Mass) Working Capital Threshold exceeds the Estimated Target Group (Ex NY and Mass) Working Capital, if applicable (the “Preliminary Group (Ex NY and Mass) Working Capital Deficiency”), minus (iv) the Estimated Company Transaction Expenses, plus (v) the Star Payment, if applicable.  Notwithstanding the foregoing, if there is a Preliminary SWH Cash Deficiency and a Preliminary SWH Equity Deficiency, the Estimated Merger Consideration shall only be reduced by the greater of the Preliminary SWH Cash Deficiency and the Preliminary SWH Equity Deficiency and not by both the Preliminary SWH Cash Deficiency and the Preliminary SWH Equity Deficiency.  Notwithstanding anything to the contrary in this Agreement, if there is (i) a Preliminary SWH Cash Deficiency, (ii) a Preliminary SWH Equity Deficiency, (iii) a Preliminary SWHNY Equity Deficiency or (iv) a Preliminary Group (Ex NY and Mass) Working Capital Deficiency (each, a “Preliminary Deficiency”), a credit may be applied to one or more of such Preliminary Deficiencies from any one or more Preliminary Surpluses in an overall aggregate amount not to exceed two million five hundred thousand dollars ($2,500,000); provided, that if there is both a Preliminary SWH Cash Surplus and a Preliminary SWH Equity Surplus, only the lower of such Preliminary SWH Cash Surplus and such Preliminary SWH Equity Surplus may be credited to offset any Preliminary Deficiency.

(c)         At the Closing, Purchaser shall deliver to an account designated in writing by the Paying Agent at least three (3) Business Days prior to the Closing Date, by wire transfer of immediately available funds, an aggregate amount equal to the Closing Merger Consideration Per Share required to be paid with respect to all Shares for further distribution by the Paying Agent to the Stockholders in accordance with this Agreement and the Paying Agent Agreement.

(d)         At the Closing, Purchaser shall deliver to an account designated in writing by the Company at least three (3) Business Days prior to the Closing Date, by wire transfer of immediately available funds, an aggregate amount equal to the Optionholder Closing Consideration Per Share required to be paid with respect to all Vested Options for further distribution by the Company to the Vested Optionholders as provided in Section 2.5(e).

(e)         At the Closing, Purchaser shall deliver to an account designated by the Securityholders’ Agent by wire transfer of immediately available funds, an amount equal to $250,000 (the “Agent Fund Amount”) for deposit into a bank account controlled by the Securityholders’ Agent (the “Securityholders’ Agent Fund”) to be used to pay the costs and expenses, if any, incurred by the Securityholders’ Agent in defending and/or resolving any indemnification claims brought by any Purchaser Indemnified Party under Article X, and any other costs or expenses incurred by the Securityholders’ Agent in the performance of its obligations as the Securityholders’ Agent to the Stockholders or Vested Optionholders, to be released to the Stockholders or Vested Optionholders (in accordance with Section 2.5(e)), as applicable, in accordance with their Pro Rata Share, upon the later of (a) the expiration of the survival periods for all matters set forth in Article X pursuant to their terms or (b) the resolution of all indemnified claims against the Stockholders or Vested Optionholders still pending as of the date set forth in clause (a). The Stockholders shall be treated as having received their applicable portion of the Securityholders’ Agent Fund on the Closing Date for Tax purposes, unless otherwise required by applicable Law.

Section 2.8    Surrender and Payment Procedures.

(a)         Following the date of this Agreement and prior to the Effective Time, the Company and Purchaser will appoint the Paying Agent to act as paying agent for purposes of the Merger pursuant to the terms set forth herein and in the Paying Agent Agreement.

(b)         Each Stockholder whose Shares have been converted into the right to receive payment pursuant to Section 2.4 will be entitled to receive after surrender to Paying Agent of the Stock Certificates with respect to such Shares (or affidavits in accordance with Section 2.8(e)) and delivery of a properly completed letter of transmittal (and related tax forms) in the form attached hereto as Exhibit C-1 (the “Transmittal Documents”), for each such Share, the Merger Consideration Per Share in the manner and at the times set forth herein and in the Escrow Agreement and the Paying Agent Agreement.

(c)         Each Vested Optionholder whose Vested Stock Option has been converted into the right to receive payment pursuant to and in accordance with Section 2.5 will be entitled to receive for each such Vested Stock Option, the Optionholder Consideration Per Share in the manner and at the times set forth herein and in the Escrow Agreement and the Paying Agent Agreement. Prior to any such payment, the Company may request that each Vested Optionholder execute and deliver an acknowledgement of such payment in form and substance reasonably determined by Purchaser.

(d)         As soon as reasonably practicable following the date of this Agreement, the Company (or the Paying Agent) will send to each Stockholder appropriate Transmittal Documents for use in connection with the Merger.  Following the Effective Time, Purchaser shall direct and cause the Paying Agent to pay by wire transfer of immediately available funds, as soon as reasonably practicable after a Stockholder has delivered to the Paying Agent properly executed Transmittal Documents and Stock Certificates (or affidavits in accordance with Section 2.8(e)) evidencing the Shares of such Stockholder the Closing Merger Consideration Per Share or; provided that Purchaser shall cause the Paying Agent to pay such amounts on the Closing Date to each Stockholder who has delivered such documentation to the Paying Agent not less than five (5) Business Days prior to the Closing Date.

(e)         If any Stock Certificate has been lost, stolen or destroyed, upon delivery of duly executed Transmittal Documents and the making of an affidavit of that fact by the Person claiming such Stock Certificate to be lost, stolen or destroyed, the Paying Agent will pay to such Person, in exchange for each of the Shares represented by such lost, stolen or destroyed Stock Certificate, the Merger Consideration Per Share with respect to each such Share, to be paid as provided herein and in the Escrow Agreement and the Paying Agent Agreement.

(f)         Any portion of the amount deposited with the Paying Agent pursuant to Section 2.7 that remains unclaimed by the Securityholders six (6) months after the Effective Time will be returned to the Surviving Corporation, and any Stockholder who has not delivered to the Paying Agent the applicable Transmittal Documents and Stock Certificates (or in the event that any Stock Certificate has been lost, stolen or destroyed, provided an affidavit in accordance with Section 2.8(e)),prior to such time, will thereafter look only to the Surviving Corporation for payment thereof without any interest thereon.

Section 2.9    Dissenting Shares.

(a)         Notwithstanding anything in this Agreement to the contrary, any Share that is issued and outstanding immediately prior to the Effective Time that is held by a Stockholder who did not vote in favor of the Merger or consent thereto in writing and who is entitled to demand and properly demands appraisal for such Share(s) (“Dissenting Shares”) pursuant to, and who complies in all respects with, the provisions of Section 262 of the DGCL will not be converted into the right to receive the Merger Consideration Per Share with respect to such Share.  Such Stockholder shall instead be entitled to receive only payment of the appraised value of such Dissenting Shares in accordance with the provisions of Section 262 of the DGCL.  The Company shall serve prompt notice to Purchaser of any demands for appraisal of any Dissenting Shares, and Purchaser shall have the right to participate in all negotiations and proceedings with respect to such demands.  Prior to the Effective Time, the Company shall not, without the prior written consent of Purchaser, make any payment with respect to, or settle or offer to settle, any such demands, or agree to do any of the foregoing.

(b)         At the Effective Time, any holder of Dissenting Shares shall cease to have any rights with respect thereto, except the rights provided in Section 262 of the DGCL.

Section 2.10  No Further Transfers.  After the Effective Time, there will be no further registration of transfers of Shares.  All Stock Certificates presented to the Paying Agent, as contemplated by Section 2.8, will be cancelled upon such presentment.

Section 2.11  Escrow Amount.  At the Closing and in accordance with the Escrow Agreement, Purchaser shall deliver to the Escrow Agent an amount equal to thirty million dollars ($30,000,000) (the “Escrow Amount”).  The Escrow Amount shall be held in a separate account (which amount, as reduced from time to time through distributions and increased from time to time by additions thereto and dividends and earnings, all in accordance with this Agreement and the Escrow Agreement, is hereinafter referred to as the “Escrow Account”).

Section 2.12  Use of Escrow Account; Investment of Escrow Amount.  The Escrow Account shall be used solely to satisfy the Stockholders’ and Vested Optionholders’ Liabilities, if any, arising under this Agreement and shall be paid to the Stockholders and Vested Optionholders on the one hand, or Purchaser on the other hand, as the case may be, in accordance with the terms and conditions of the Escrow Agreement.  The Escrow Amount shall be invested by the Escrow Agent as mutually directed by Purchaser and the Securityholders’ Agent, pending payment thereof in accordance with this Agreement.  Earnings from investment of the Escrow Amount shall be allocated as set for in the Escrow Agreement.

Section 2.13  Closing Deliveries and Actions.  At the Closing the parties hereto shall make the following deliveries and take the following actions.

(a)         Deliveries by the Company.  At the Closing, the Company shall:

(i)         deliver to the Purchaser and the Escrow Agent a duly executed signature page to the Escrow Agreement;

(ii)        deliver to Purchaser the certificates referenced in Section 7.2(a) and Section 7.2(b);

(iii)       deliver to Purchaser payoff letters and releases in satisfaction of the condition set forth in Section 7.2(c);

(iv)       deliver to Purchaser duly executed resignations and releases in satisfaction of the condition set forth in Section 7.2(g); and

(v)        deliver to Purchaser evidence that the Company’s board of directors has validly adopted resolutions to terminate the Employee Plans, as described in Section 6.10(b), in satisfaction of the condition set forth in Section 7.2(h).

(b)         Deliveries by the Securityholders’ Agent.  At the Closing, the Securityholders’ Agent shall:

(i)         deliver to Purchaser and the Escrow Agent a duly executed signature page to the Escrow Agreement;

(ii)        deliver to Purchaser and the Paying Agent a duly executed signature page to the Paying Agent Agreement

(iii)       deliver to Purchaser certificates in satisfaction of the conditions set forth in Section 7.2(b);

(iv)       deliver to Purchaser affidavits of non-foreign status in satisfaction of the condition set forth in Section 7.2(e); and

(v)        deliver to Purchaser such other documents and instruments as Purchaser shall reasonably request to consummate the transactions contemplated by this Agreement.

(c)         Deliveries by Purchaser.  At the Closing, Purchaser shall:

(i)         pay to the Paying Agent the applicable portion of the Closing Merger Consideration in accordance with Section 2.7(c);

(ii)        pay to the Company the applicable portion of the Closing Merger Consideration in accordance with Section 2.7(d);

(iii)       pay to the Securityholders’ Agent the Agent Fund Amount in accordance with Section 2.7(e);

(iv)        pay to the Escrow Agent the Escrow Amount in accordance with Section 2.11;

(v)        deliver to the Securityholders’ Agent and the Escrow Agent a duly executed signature page to the Escrow Agreement;

(vi)       deliver to the Securityholders’ Agent and the Paying Agent a duly executed signature page to the Paying Agent Agreement;

(vii)      deliver to Securityholders’ Agent and the Company a certificate in satisfaction of the conditions set forth in Section 7.3(a);

(viii)     deliver to Securityholders’ Agent a certificate in satisfaction of the conditions set forth in Section 7.3(b);

(ix)       deliver to the Securityholders’ Agent such other documents and instruments as the Securityholders’ Agent shall reasonably request to consummate the transactions contemplated by this Agreement.

Section 2.14  Post-Closing Adjustments.

(a)         Within one hundred eighty (180) days after the Measurement Date, Purchaser shall prepare and deliver to the Securityholders’ Agent a statement setting forth Purchaser’s good faith calculations of (i) the SWH Cash, (ii) the SWH Equity, (iv) the SWHNY Equity, (v) the Group (Ex NY and Mass) Working Capital, (vi) the Company Indebtedness and (vii) the Company Transaction Expenses (the “Final Closing Statement”).  Following the delivery of such statement, Purchaser and its Affiliates’

personnel and independent accountants shall permit the Securityholders’ Agent, subject to the execution by the Securityholders’ Agent of any release or indemnification agreement required by Purchaser’s accountants, to review and make copies of all work papers, schedules and calculations used in the preparation thereof, and such personnel and independent accountants of Purchaser and its Affiliates shall respond to any questions reasonably posed by the Securityholders’ Agent.

(b)         As provided in Section 2.15 below, within thirty (30) days of the Securityholders’ Agent’s receipt of the Final Closing Statement, Purchaser and the Securityholders’ Agent will either agree to accept the calculation of (i) the SWH Cash, (ii) the SWH Equity, (iii) the SWHNY Equity, (iv) the Group (Ex NY and Mass) Working Capital, (v) the Company Indebtedness and (vi) the Company Transaction Expenses, each as set forth on the Final Closing Statement, or the Securityholders’ Agent shall submit a Dispute Notice to an independent accountant in accordance with Section 2.15.  Once accepted by the parties or on the issuance of a determination by the independent accountant pursuant to Section 2.15, the Final Closing Statement will be deemed final and binding on the parties.

(c)         Within five (5) Business Days after the Final Closing Statement is deemed final as set forth in Section 2.14(a) and Section 2.15:

(i)         if the Merger Consideration (without giving effect to the Star Payment) is greater than the Estimated Merger Consideration (without giving effect to the Star Payment), the Purchaser shall pay to the Securityholders’ Agent, for further distribution to the Stockholders and Vested Optionholders as additional Merger Consideration in accordance with this Agreement, an amount equal to the Merger Consideration (without giving effect to the Star Payment) minus the Estimated Merger Consideration (without giving effect to the Star Payment).

(ii)         if the Estimated Merger Consideration (without giving effect to the Star Payment) is greater than the Merger Consideration (without giving effect to the Star Payment), the Escrow Agent shall release from the Escrow Account to the Purchaser an amount equal to the Estimated Merger Consideration (without giving effect to the Star Payment) minus the Merger Consideration (without giving effect to the Star Payment).

(d)         If the Escrow Agent releases funds from the Escrow Account to the Purchaser pursuant to the provisions of Section 2.14(c)(ii) then, if there is a payment otherwise due and owing to the Securityholders’ Agent in respect of a Tax refund (or credit applied in lieu of a refund) pursuant to Section 8.4 hereof, in lieu of such payment being made to the Securityholders’ Agent, Purchaser shall pay all or a portion of such Tax refund (or credit) up to the amount released from the Escrow Account to Purchaser to the Escrow Agent for deposit into the Escrow Account.

Section 2.15Submission of Dispute to an Independent Accountant.  Disputes with respect to the Final Closing Statement shall be resolved as follows:

(a)         The Securityholders’ Agent shall have thirty (30) days after receipt of the Final Closing Statement (the “Dispute Period”) to deliver to Purchaser a written notice (a “Dispute Notice”) disputing any of the elements of or amounts reflected on the Final Closing Statement or any part of the calculation of (i) SWH Cash, (ii) SWH Equity, (iii) SWHNY Equity, (iv) Group (Ex NY and Mass) Working Capital, (v) the Company Indebtedness and/or (vi) the Company Transaction Expenses, each as reflected on the Final Closing Statement, with specific reference (to the extent reasonably practicable) to those items, amounts or calculations which the Securityholders’ Agent disputes and setting forth the Securityholders’ Agent’s calculation of such items (the “Disputed Items”).  For thirty (30) days after delivery of any such Dispute Notice, Purchaser and the Securityholders’ Agent shall attempt to resolve such dispute and agree in writing upon the Final Closing Statement.  If the Securityholders’ Agent does not deliver a Dispute Notice to Purchaser within thirty (30) days after delivery of the Final Closing Statement to the Securityholders’ Agent, the Final Closing Statement shall be deemed to have been accepted and agreed to by the Securityholders’ Agent in the form in which it was delivered to the Securityholders’ Agent, and shall be final and binding upon the parties hereto.  Any Dispute Notice sent to Purchaser by the Securityholders’ Agent within the Dispute Period shall set forth in reasonable detail (to the extent reasonably practicable) the elements and calculations with which the Securityholders’ Agent disagrees.  The Securityholders’ Agent shall not amend, supplement or modify a Dispute Notice that has been delivered to Purchaser after the end of the thirty (30) day period following delivery of the Final Closing Statement to the Securityholders’ Agent.  Any elements or calculations contained in the Final Closing Statement which are not disputed in the Dispute Notice at the end of such thirty (30) day period shall be deemed to be accepted by the Securityholders’ Agent.  From and after the Closing Date until the Disputed Items are finally resolved pursuant to this Section 2.15, Purchaser shall, and shall cause the Company to, give the Securityholders’ Agent reasonable access to the books and records of the Company used in preparing the Purchaser’s Statement or otherwise relevant to SWH Cash, SWH Equity, SWHNY Equity, Group (Ex NY and Mass) Working Capital, the Company Indebtedness and the Company Transaction Expenses, and to employees and Representatives of Purchaser and the Company who were involved in the preparation of the Final Closing Statement, subject to the execution by the Securityholders’ Agent of any release or indemnification agreement required by Purchaser’s accountants.

(b)         If Purchaser and the Securityholders’ Agent are unable to resolve the Disputed Items within the thirty (30) day period after Purchaser’s receipt of a Dispute Notice, the Securityholders’ Agent and Purchaser shall jointly engage a nationally recognized accounting firm selected promptly by agreement of Purchaser and the Securityholders’ Agent (the “Arbitrating Accountant”) or, if they are unable to agree, by lot conducted jointly by Purchaser’s accountant and the Securityholders’ Agent’s accountant (or an accountant selected by the Securityholders’ Agent) from among the “Big Four” nationally-recognized accounting firms or such other accounting firm as agreed to by the parties.  Any Disputed Item shall only be deemed resolved by mutual agreement of the parties if such resolution is set forth in a writing signed by Purchaser and the Securityholders’ Agent, and no other communication, oral or written, including by electronic mail, shall establish any such resolution.  Neither Purchaser nor the Securityholders’ Agent shall engage in any communication of any kind, whether oral or written, with the Arbitrating Accountant except in the presence (in person or telephonically) of the other such party, or, in the case of written communications (including electronic mail), without such other party simultaneously receiving a copy of any such communications.  The Arbitrating Accountant’s sole function shall be to arbitrate each Disputed Item in accordance with the requirements of Section 2.14.  The Arbitrating Accountant shall allow Purchaser and the Securityholders’ Agent to present their respective positions regarding the Disputed Items and shall thereafter as promptly as possible provide the parties hereto a written determination of each Disputed Item, and such written determination shall be final and binding upon the parties hereto, and judgment may be entered on the award.  The Arbitrating Accountant may, at its discretion, conduct a conference concerning the Disputed Items, at which conference each party shall have the right to present additional documents, materials and other information and to have present its advisors, counsel and accountants.  In connection with such process, there shall be no other hearings or any oral examinations, testimony, depositions, discovery or other similar proceedings.  The Arbitrating Accountant shall address only the issues in dispute, shall make its decision solely on the basis of the evidence and position papers presented to it, and may not assign a value to any Disputed Item greater than the greatest value for such Disputed Item claimed by a party or less than the smallest value for such Disputed Item claimed by a party.  The Arbitrating Accountant shall promptly, and in any event within sixty (60) days after the date of its appointment, render its decision on the question in writing and finalize the Final Closing Statement.  The fees and expenses of the Arbitrating Accountant (“Arbitration Costs”), if any, shall be borne by the party whose calculations of the Disputed Items (a) are not selected by the Arbitrating Accountant in its final determination of the Disputed Items or (b) differ by the greater amount from the Arbitrating Accountant’s final determination of the Disputed Items.  Upon final resolution of the Final Closing Statement and each Disputed Item, the Final Closing Statement shall be revised to reflect such resolution and the Arbitrating Accountant’s determination shall become binding on all parties.

Section 2.16  Allocation.  The parties agree to an allocation of $100,000,000 of the Merger Consideration to the SWHNY Stock and the remaining Merger Consideration to the SWH Units.

Section 2.17  Withholding.  Each of Purchaser and the Escrow Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement such amounts as it reasonably determines that it is required to deduct and withhold under applicable Law with respect to the making of such payment; provided, that Purchaser shall consult with the Securityholders’ Agent in good faith prior to withholding any amounts payable to any Stockholder hereunder (other than in respect of any Stock Options or payments of compensation arising in connection with the transactions contemplated by this Agreement).  To the extent that amounts are so withheld and paid over to the appropriate Governmental Authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the party in respect of whom such deduction and withholding was made.

Section 2.18  Tax Treatment of Escrow and Star Payment.  All parties hereto agree for all Tax purposes:  (a) the right of the Stockholders to the Star Payment and any amounts released from the Escrow Account shall be treated as deferred contingent purchase price that is eligible for installment sale treatment under IRC § 453 and any corresponding provision of state, local or non-U.S. Law, as appropriate; (b) Purchaser shall be treated as the owner of the Escrow Account solely for Tax purposes, and all interest and earnings earned from the investment and reinvestment of the Escrow Account, or any portion thereof, shall be allocable to Purchaser pursuant to IRC § 468B(g) and Proposed Treasury Regulation Sections 1.468B-8; provided that 40% of such interest and earnings shall be distributed to Purchaser on a quarterly basis (and prior to the Release Date); and (c) if and to the extent the Star Payment or amount of the Escrow Account, as applicable, is actually distributed to the Stockholders, interest may be imputed on such amount, as required by IRC § 483 or 1274.  All parties hereto shall file all Tax Returns consistent with the foregoing.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF PURCHASER AND MERGER SUB

Purchaser and Merger Sub hereby represent and warrant to the Stockholders as of the date of this Agreement (unless the particular statement refers to an earlier date, in which case Purchaser and Merger Sub represent and warrant to the Stockholders such statement is true, complete and correct as of such other date) that, except as set forth in the disclosure schedule delivered by Purchaser and Merger Sub to the Stockholders on the date hereof, which identifies exceptions by specific Section and subsection references:

Section 3.1    Organization, Standing and Corporate Power.

(a)         Each of Purchaser and Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware and is duly qualified as a foreign company to do business in every jurisdiction in which its ownership of property or conduct of business requires it to qualify, except where the failure to be so qualified would not, individually or in the aggregate, have a material adverse effect.  Purchaser and Merger Sub each possesses all requisite power and authority necessary to own and operate its properties, to carry on its businesses as now conducted and presently proposed to be conducted and to carry out the transactions contemplated by this Agreement.

(b)         Purchaser owns beneficially and of record all of the outstanding capital stock of Merger Sub.  Merger Sub was formed solely for the purpose of entering into this Agreement and engaging in the transactions contemplated hereby and has not engaged in any business activities or conducted any operations other than in connection with the transactions contemplated hereby.

Section 3.2    Authorization; No Breach.

(a)         The execution, delivery and performance by Purchaser and Merger Sub of this Agreement and each other Transaction Document to be executed and delivered by Purchaser and Merger Sub have been duly authorized by all necessary corporate action and no other proceedings on the part of Purchaser and Merger Sub are necessary to authorize such execution, delivery or performance.  This Agreement has been, and each other Transaction Document to be executed and delivered by Purchaser and Merger Sub will be, duly executed and delivered by Purchaser and Merger Sub, and this Agreement constitutes, and the Transaction Documents when so executed and delivered will constitute, the valid and binding obligations of Purchaser and Merger Sub, enforceable against it in accordance with their terms, except as may be limited by bankruptcy, insolvency, moratorium or other similar Laws affecting creditors’ rights generally, and subject to general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law).

(b)         The execution and delivery of this Agreement and each other Transaction Document to be executed or delivered by Purchaser and Merger Sub, and the consummation of the transactions contemplated hereby and the fulfillment of and compliance with the terms and provisions hereof do not (i) result in any violation of any Law applicable to the transactions contemplated hereby binding upon Purchaser, or (ii) contravene or conflict with the certificate of incorporation or the bylaws of Purchaser.

(c)         Except as set forth in Schedule 3.2(c), no consent, approval or authorization of, or designation, declaration or filing with, any Person or Governmental Authority is required in connection with the execution, delivery and performance of this Agreement or the consummation by Purchaser and Merger Sub of the transactions contemplated hereby, except compliance with the HSR Act.

Section 3.3    Litigation.  Except as set forth in Schedule 3.3, there is no Legal Proceeding pending or, to the Knowledge of Purchaser or Merger Sub, threatened against Purchaser or Merger Sub, or to which Purchaser or Merger Sub is otherwise a party, having, or which would reasonably be expected to have, a material adverse effect on Purchaser’s or Merger Sub’s ability to consummate the transactions contemplated by this Agreement, nor is there any judgment, decree, injunction, rule or order of any Governmental Authority outstanding against Purchaser or Merger Sub having, or which would reasonably be expected to have, a material adverse effect on Purchaser or Merger Sub’s ability to consummate the transactions contemplated by this Agreement.

Section 3.4    Availability of Funds.  At the Closing, Purchaser will have cash in an amount sufficient to enable it to perform all of its obligations hereunder, including payment of the Merger Consideration to the Stockholders and the Vested Optionholders.

Section 3.5    Brokers.  No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Purchaser or Merger Sub.

Section 3.6    Own Investigation, etc.  Purchaser acknowledges and agrees that

(a)         it has made its own inquiry and investigation into and formed an independent judgment concerning the Company;

(b)         it has been furnished with or been given adequate access to such information about the Company as it has requested; and

(c)         in entering into this Agreement, it is relying solely on the representations and warranties of the Company and the Stockholders expressly contained in this Agreement.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to Purchaser and Merger Sub as of the date of this Agreement (unless the particular statement refers to an earlier date, in which case the Company represents and warrants to Purchaser and Merger Sub such statement is true, complete and correct as of such other date) that, except as set forth in the disclosure schedule delivered by the Company to Purchaser and Merger Sub on the date hereof, which identifies exceptions by specific Section and subsection references:

Section 4.1    Organization and Qualifications.  The Company is a corporation duly organized, validly existing and in good standing under the laws of Delaware and is duly qualified as a foreign corporation to do business in every jurisdiction in which its ownership of property or conduct of business requires it to qualify, except where the failure to so qualify would not, individually or in the aggregate, have a Material Adverse Effect.  The Company possesses all requisite power and authority necessary to own, lease and operate its properties, to carry on its businesses as now conducted and presently proposed to be conducted and to carry out the transactions contemplated by this Agreement. The Company has delivered or made available to Purchaser complete and correct copies of its Charter and Bylaws, each as in effect on the date hereof.  The Charter and Bylaws are in full force and effect and the Company is not in default under or in violation of any of the provisions of the Charter and Bylaws.  The Company has made available to Purchaser and its Representatives correct and complete copies of the approved minutes  of all meetings, consents or actions of the Stockholders and the Board of Directors of the Company held, given or taken since January 1, 2015.

Section 4.2    Equity Securities and Related Matters.

(a)         The authorized capital stock of the Company consists of 10,000,000 shares of Series A Preferred Stock, of which 9,989,311 shares are issued and outstanding, and 11,500,000 shares of Common Stock, of which 331,991 shares are issued and outstanding.  There are 1,500,000 shares of Common Stock reserved for issuance under the Plan, of which 786,937 are subject to issued and outstanding Stock Options and 381,072 shares of Common Stock are available for issuance pursuant to the Plan.  As of the date hereof, and as of immediately prior to the Closing, the outstanding Shares are held of record by the Persons set forth on Schedule 4.2(a).  Schedule 4.2(a) sets forth a list of all Stock Options (both vested and unvested) outstanding and in force, including with respect to each such Stock Option, the number of Shares subject to such Stock Option, the name of each holder, as well as the grant date, vesting schedule (if any), exercise price per Share, expiration date, details regarding acceleration of vesting, if any, an indication of whether such Stock Option (i) was intended as of its grant date to be an “incentive stock option” under Section 422 of the Code or a non-qualified stock option and (ii) subject to Section 409A of the Code.  All of the Shares have been duly authorized and are validly issued, fully paid and non-assessable.  Each Stock Option has an exercise price per Share equal to or greater than the fair market value of a Share on the grant date of such Stock Option, as determined in accordance with Section 409A of the Code, to the extent applicable, or is in compliance with Section 409A of the Code.  Except as set forth on Schedule 4.2(a), the Company does not have outstanding or authorized securities convertible into or exercisable or exchangeable for any of its equity securities or containing any profit participation features, nor any outstanding or authorized rights, warrants or options to subscribe for or to purchase its equity securities or securities convertible into or exercisable or exchangeable for its equity securities or any shares or equity appreciation rights or phantom stock or equity plans.  Except as set forth on Schedule 4.2(a), the Company is not subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any of its equity securities or any warrants, options or other rights to acquire its equity securities, other than pursuant to this Agreement.  Except as set forth on Schedule 4.2(a), the Company does not have any obligation to issue or offer for issuance any equity securities or any warrants, options or other rights to acquire its equity securities or any equity appreciation rights, phantom units or phantom equity.

(b)         The Company complied in all material respects with applicable federal or state securities laws in connection with the offer, sale or issuance of any of its equity securities.  Except as set forth on Schedule 4.2(b), to the Company’s Knowledge, there are no agreements between the Stockholders with respect to the voting or transfer of the Company’s equity securities or with respect to any other aspect of the Company’s affairs.

Section 4.3    Subsidiaries; Investments.

(a)         Schedule 4.3 correctly sets forth the name of each of the Company’s Subsidiaries and each other entity (a “Company Investment”) in which the Company has made an Investment, the jurisdiction of its incorporation or formation, its classification for U.S. federal income tax purposes and the Persons owning the outstanding capital stock or interests of such Subsidiary or Company Investment.  Each Subsidiary and Company Investment is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation, possesses all requisite corporate or other power and authority and all Permits that are necessary to own its properties and to carry on its businesses as now being conducted and is qualified as a foreign company to do business in every jurisdiction in which its ownership of property or the conduct of business requires it to qualify, except where the failure to be so qualified would not individually or in the aggregate have a Material Adverse Effect.  The copies of the Organizational Documents of the Company’s Subsidiaries have been furnished to Purchaser and reflect all amendments made thereto at any time prior to the date of this Agreement and are correct and complete.  The Organizational Documents of each of the Company’s Subsidiaries are in full force and effect and none of the Company’s Subsidiaries is in default under or in violation of any of the provisions of its Organizational Documents. Neither the Company nor any Subsidiary owns or holds, either directly or indirectly, any equity interest in or other securities of any Person, other than the Subsidiaries or Company Investments set forth on Schedule 4.3, or any right to acquire any shares of stock or any other security or interest in any other Person.  No Subsidiary owns or holds, either directly or indirectly, any equity interest in or other securities of the Company.

(b)         The Company owns, beneficially and of record, all of the SHH, LLC Units free and clear of all Liens.  The SHH, LLC Units constitute all of the issued and outstanding equity securities of SHH, LLC.  All of the SHH, LLC Units (i) have been duly authorized and are validly issued, fully paid and non-assessable and (ii) were not issued in violation of any purchase or call option, right of first refusal, subscription right, preemptive right or any similar rights.  SHH, LLC does not have outstanding or authorized securities convertible into or exercisable or exchangeable for any of its equity securities or containing any profit participation features, nor any outstanding or authorized rights, warrants or options to subscribe for or to purchase its equity securities or securities convertible into or exercisable or exchangeable for its equity securities or any shares or equity appreciation rights or phantom stock or equity plans.  SHH, LLC is not subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any of its equity securities or any warrants, options or other rights to acquire its equity securities, other than pursuant to this Agreement.  SHH, LLC does not have any obligation to issue or offer for issuance any equity securities or any warrants, options or other rights to acquire its equity securities or any equity appreciation rights, phantom units or phantom equity.

(c)         SHH, LLC owns, beneficially and of record, all of the SHH, Inc. Stock free and clear of all Liens.  The SHH, Inc. Stock constitutes all of the issued and outstanding equity securities of SHH, Inc.  All of the SHH, Inc. Stock (i) has been duly authorized and is validly issued, fully paid and non-assessable and (ii) was not issued in violation of any purchase or call option, right of first refusal, subscription right, preemptive right or any similar rights.  SHH, Inc. does not have outstanding or authorized securities convertible into or exercisable or exchangeable for any of its equity securities or containing any profit participation features, nor any outstanding or authorized rights, warrants or options to subscribe for or to purchase its equity securities or securities convertible into or exercisable or exchangeable for its equity securities or any shares or equity appreciation rights or phantom stock or equity plans.  SHH, Inc. is not subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any of its equity securities or any warrants, options or other rights to acquire its equity securities, other than pursuant to this Agreement.  SHH, Inc. does not have any obligation to issue or offer for issuance any equity securities or any warrants, options or other rights to acquire its equity securities or any equity appreciation rights, phantom units or phantom equity.

(d)         SHH, LLC owns, beneficially and of record, all of the SWH Management Stock free and clear of all Liens.  The SWH Management Stock constitutes all of the issued and outstanding equity securities of SWH Management.  All of the SWH Management Stock (i) has been duly authorized and is validly issued, fully paid and non-assessable and (ii) was not issued in violation of any purchase or call option, right of first refusal, subscription right, preemptive right or any similar rights.  SWH Management does not have outstanding or authorized securities convertible into or exercisable or exchangeable for any of its equity securities or containing any profit participation features, nor any outstanding or authorized rights, warrants or options to subscribe for or to purchase its equity securities or securities convertible into or exercisable or exchangeable for its equity securities or any shares or equity appreciation rights or phantom stock or equity plans.  SWH Management is not subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any of its equity securities or any warrants, options or other rights to acquire its equity securities, other than pursuant to this Agreement.  SWH Management does not have any obligation to issue or offer for issuance any equity securities or any warrants, options or other rights to acquire its equity securities or any equity appreciation rights, phantom units or phantom equity.

(e)         SHH, Inc. owns, beneficially and of record, all of the SWH Units free and clear of all Liens.  The SWH Units constitute all of the issued and outstanding equity securities of SWH.  All of the SWH Units (i) have been duly authorized and are validly issued, fully paid and non-assessable and (ii) were not issued in violation of any purchase or call option, right of first refusal, subscription right, preemptive right or any similar rights.  SWH does not have outstanding or authorized securities convertible into or exercisable or exchangeable for any of its equity securities or containing any profit participation features, nor any outstanding or authorized rights, warrants or options to subscribe for or to purchase its equity securities or securities convertible into or exercisable or exchangeable for its equity securities or any shares or equity appreciation rights or phantom stock or equity plans.  SWH is not subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any of its equity securities or any warrants, options or other rights to acquire its equity securities, other than pursuant to this Agreement.  SWH does not have any obligation to issue or offer for issuance any equity securities or any warrants, options or other rights to acquire its equity securities or any equity appreciation rights, phantom units or phantom equity.

(f)         SHH, Inc. owns, beneficially and of record, all of the SWHNY Stock free and clear of all Liens.  The SWHNY Stock constitutes all of the issued and outstanding equity securities of

SWHNY.  All of the SWHNY Stock (i) has been duly authorized and is validly issued, fully paid and non-assessable and (ii) was not issued in violation of any purchase or call option, right of first refusal, subscription right, preemptive right or any similar rights.  SWHNY does not have outstanding or authorized securities convertible into or exercisable or exchangeable for any of its equity securities or containing any profit participation features, nor any outstanding or authorized rights, warrants or options to subscribe for or to purchase its equity securities or securities convertible into or exercisable or exchangeable for its equity securities or any shares or equity appreciation rights or phantom stock or equity plans.  SWHNY is not subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any of its equity securities or any warrants, options or other rights to acquire its equity securities, other than pursuant to this Agreement.  SWHNY does not have any obligation to issue or offer for issuance any equity securities or any warrants, options or other rights to acquire its equity securities or any equity appreciation rights, phantom units or phantom equity.

Section 4.4    Authorization; No Breach.

(a)         The Company has all necessary power and authority to execute and deliver this Agreement and each Transaction Document to be executed or delivered by it and to perform its obligations hereunder and thereunder. The execution, delivery and performance by the Company of this Agreement and each Transaction Document to be executed or delivered by the Company have been duly authorized by all necessary corporate action and no other proceedings on the part of the Company are necessary to authorize such execution, delivery or performance.  This Agreement has been, and each Transaction Document to be executed and delivered by the Company will be, duly executed and delivered by the Company, and the Agreement constitutes, and the Transaction Documents will constitute, the valid and binding obligations of the Company, enforceable against it in accordance with their terms, except as may be limited by bankruptcy, insolvency, moratorium or other similar Laws affecting creditors’ rights generally, and subject to general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law).

(b)         The execution and delivery of this Agreement and each other Transaction Document to be executed or delivered by the Company, and the consummation of the transactions contemplated hereby and thereby and the fulfillment of and compliance with the terms and provisions hereof and thereof do not (i) result in any material violation of any Law applicable to the Company, its Subsidiaries or any of their respective properties or assets, (ii) contravene or conflict with the Company’s Charter or Bylaws or any of the organizational documents of any of its Subsidiaries or (iii) violate, contravene, conflict with , result in the loss of any benefit under, constitute a material default (or an event which, with notice or lapse of time, or both, would constitute a material default) under, result in the termination of or a right of termination or cancellation of, accelerate the performance required by, or result in the creation of any Lien upon any of the material properties or material assets of the Company or any of its Subsidiaries under, any of the terms, conditions or provisions of any material contract, agreement, instruments or Permit to which the Company or any of its Subsidiaries is a party or by which any of their respective properties or assets may be bound or affected.  Without limiting the generality of the immediately preceding sentence, the Company does not have any unsatisfied obligation under any contract to notify any Person of the Company entering into, or its intent to enter into, this Agreement before doing so or to negotiate with any Person regarding a possible alternative to the transactions contemplated hereby.

(c)         Except as set forth on Schedule 4.4(c) and except pursuant to the HSR Act, no Permit, consent, waiver, approval or authorization of, or designation, declaration or filing with, or notification to, any Governmental Authority or third party is required in connection with the execution, delivery and performance of this Agreement or the consummation by the Company of the transactions contemplated hereby.

Section 4.5   Financial Statements.  The Company has provided Purchaser true, complete and accurate copies of the following financial statements (the “Financial Statements”):

(a)         the audited consolidated balance sheet of the Company as of December 31, 2015 and December 31, 2016 (the “Base Balance Sheet”) and the related statements of income and cash flows (or the equivalent) for the respective twelve-month periods then ended;

(b)         the unaudited consolidated balance sheet of the Company as of March 31, 2017 (the “Latest Balance Sheet”), and the related statements of income and cash flows (or the equivalent) for the three (3)-month period then ended;

(c)         the audited balance sheets of SWH as of December 31, 2015 and December 31, 2016 and the related statements of income and cash flows (or the equivalent) for the respective twelve-month periods then ended;

(d)         the unaudited balance sheet of SWH as of March 31, 2017 (the “Latest SWH Balance Sheet”), and the related statements of income and cash flows (or the equivalent) for the three (3)-month period then ended;

(e)         the annual statement of SWHNY for the years ended December 31, 2015 and December 31, 2016 (the “SWHNY Annual Statement”), in each case as filed with the insurance regulatory authority of the jurisdiction of domicile of SWHNY; and

(f)         the statement of SWHNY for the quarterly period ended March 31, 2017 (together with the SWHNY Annual Statement and the balance sheet of SWHNY referred to in Section 4.5(g), the “SWHNY Statutory Statements”), as filed with the insurance regulatory authority of the jurisdiction of domicile of SWHNY.

(g)         the consolidated and consolidating balance sheets of the Company and its Subsidiaries as of May 31, 2017.

(h)         Each of the Financial Statements (other than the SWHNY Statutory Statements) is complete and correct in all material respects, has been prepared in accordance with GAAP consistently applied without modification of the accounting principles used in the preparation thereof throughout the periods presented (except as noted therein) and presents fairly in all material respects the financial condition, results of operations and cash flows of the Company and its Subsidiaries, as applicable, in accordance with GAAP, applied on a consistent basis as of the dates and for the periods set forth therein, subject to, in the case of the Latest Balance Sheet and Latest SWH Balance Sheet, the absence of footnote disclosure and normal year-end adjustments.

(i)         Each of the SWHNY Statutory Statements (i) has been prepared in accordance with SAP (where required) and applicable Laws; (ii) has been timely filed with or submitted to the applicable Governmental Authority on forms prescribed or permitted by the applicable Governmental Authority; and (iii) presents fairly, in all material respects, in accordance with SAP, the statutory financial position and results of operations of SWHNY as at the respective dates of, and for the periods referred to in, the Statutory Statements.  No material deficiency has been asserted by any Governmental Authority with respect to any of the SWHNY Statutory Statements that remain unresolved prior to the date hereof.

(j)         All books, records and accounts of the Company and its Subsidiaries are accurate and complete in all material respects and are maintained in all material respects in accordance with good business practice and all applicable Laws.  The Company and its Subsidiaries maintain systems of internal accounting controls sufficient to provide reasonable assurances that:  (i) transactions are executed in accordance with management’s general or specific authorization; (ii) transactions are recorded as necessary to permit the preparation of financial statements in conformity with GAAP or SAP, as applicable, consistently applied and to maintain accountability for assets; and (iii) access to assets is permitted only in accordance with management’s general or specific authorization.

(k)         The amounts reserved for healthcare claims incurred but not reported (“IBNR Claims”) on the books and records of the Company and its Subsidiaries as of March 31, 2017 (and reflected in the Latest Balance Sheet) were, and the amount to be reserved for IBNR Claims on the books and records of the Company and its Subsidiaries as of the Closing Date will be, sufficient to fund, in each case, all IBNR Claims existing as of such dates, in all material respects.

(l)         Each of the Company’s principal executive officer and its principal financial officer have disclosed to the auditors that have prepared the audited financial statements referred to in Section 4.5(a) through (f) the existence at any time since the commencement of business by the Company, to their Knowledge, of (i) any significant deficiency in the design or operation of the Company’s and its Subsidiaries’ internal control over financial reporting (as defined in Rule 13a-15 under the Exchange Act) and (ii) the occurrence since such date of any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s and its Subsidiaries’ internal control over financial reporting.

(m)        Except as set forth on Schedule 4.5(m), neither the Company nor any of its Subsidiaries has any outstanding Indebtedness.

(n)         Neither the Company nor its Subsidiaries are party to, and have no commitment to become party to, any joint venture, off-balance sheet partnership or any similar contract (including any contract or arrangement relating to any transaction or relationship between or among the Company or its applicable Subsidiary, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K of the SEC)), where the result, purpose or effect of such contract is to avoid disclosure of any transaction involving, or liabilities of, the Company or its Subsidiaries in the Company’s or its Subsidiaries’ financial statements.

(o)         Since May 31, 2017, the Company has not paid any dividends or redeemed any of its shares of capital stock and has not taken any action with the effect of reducing its equity balance as of May 31, 2017 and the Company’s Subsidiaries have not made any payments to another Subsidiary or to the Company, except for payments in the ordinary in the ordinary course of business.

Section 4.6    No Material Adverse Effect.  Since the date of the Latest Balance Sheet, there has been no Material Adverse Effect.

Section 4.7    Absence of Certain Developments.  Since the date of the Latest Balance Sheet (a) except as expressly contemplated by this Agreement or as set forth in Schedule 4.7, the Company and its Subsidiaries have carried on and operated their respective businesses in the ordinary course of business and (b) neither the Company nor any of its Subsidiaries have taken any action described in Section 6.1 hereof that if taken after the date hereof and prior to the Closing without the prior written consent of Purchaser would violate such provision.  Without limiting the foregoing, since the date of the Latest Balance Sheet there has not occurred any damage, destruction or loss (whether or not covered by insurance) of any material asset of the Company or any of its Subsidiaries which materially affects the use thereof.

Section 4.8    Assets.

(a)         Except as set forth on Schedule 4.8(a), the Company and its Subsidiaries have good and marketable title to, or a valid leasehold interest in, license in or right to use the Leases and other properties and assets (tangible and intangible) used by them, located on their premises or shown on the Latest Balance Sheet or acquired thereafter, free and clear of all Liens, except for properties and assets disposed of in the ordinary course of business since the date of the Latest Balance Sheet and except for Permitted Liens.

(b)         The address of each Leased Real Property, and a true and complete list of all Leases (including all amendments, extensions, renewals, guaranties and other agreements with respect thereto) for each such Leased Real Property (including the date and name of the parties to such Lease document) is set forth on the Schedule 4.8(b).  The Company has delivered to Purchaser a true and complete copy of each Lease.  Except as set forth on Schedule 4.8(b), with respect to each of the Leases:  (i) such Lease is legal, valid, binding, enforceable and in full force and effect against the Company or Subsidiary, as applicable, and, to the Company’s Knowledge, the other parties thereto; (ii) the transactions contemplated herein do not require the consent of any other party to such Lease; (iii) neither the Company, any of its Subsidiaries nor, to the Company’s Knowledge, any other party to the Lease is in breach or default under such Lease; (iv) no security deposit or portion thereof deposited with respect to such Lease has been applied in respect of a breach or default under such Lease which has not been redeposited in full; (v) the other party to such Lease is not an affiliate of, and otherwise does not have any economic interest in, the Company or any of its Subsidiaries; and (vi) the Company and its Subsidiaries enjoy peaceful and undisturbed possession under all Leases in all material respects.

(c)         The Company and its Subsidiaries do not own any real property.

Section 4.9    Tax Matters.

(a)         Except as set forth on Schedule 4.9(a), the Company and its Subsidiaries have filed all income and other material Tax Returns they are required to file under applicable Law; all such Tax Returns are complete and correct in all material respects; the Company and its Subsidiaries have timely paid all income and other material Taxes due (subject to any extensions) and owing by them (whether or not such Taxes are required to be shown on a Tax Return) and have withheld and timely paid over to the appropriate taxing authority all Taxes they are required to withhold from amounts paid or owing to any employee, independent contractor, stockholder, creditor or other third party.

(b)         Neither the Company nor any of its Subsidiaries has waived any statute of limitations with respect to any Taxes or agreed to any extension of time with respect to any Tax assessment or deficiency that is currently in effect.

(c)         Except as set forth on Schedule 4.9(c), no foreign, federal, state or local tax audits or administrative or judicial proceedings are pending or being conducted with respect to the Company or any Subsidiary, no information related to Tax matters has been requested in writing by any foreign, federal, state or local taxing authority, no written notice indicating an intent to open an audit or other review has been received by the Company or its Subsidiaries from any foreign, federal, state or local taxing authority and no power of attorney has been granted to any Person that is currently in force with respect to any Tax matter.

(d)         Since January 1, 2012, neither the Company nor any of its Subsidiaries (i) is liable for the Taxes of another Person as a transferee or successor, by contract or indemnity, under Treasury Regulations § 1.1502-6 (or any analogous provision of Law) or otherwise, (ii) is a party to any tax sharing or tax allocation agreement, in each case, other than by reason of a customary commercial agreement entered into in the ordinary course of business that is primarily not related to Taxes, such as a license, lease or credit agreement or (iii) has ever been a member of an affiliated, consolidated, combined, unitary or similar group for income Tax purposes (other than a group the parent of which was the Company).

(e)         Neither the Company nor any of its Subsidiaries has any permanent establishment in any foreign country as defined by the relevant tax treaty between the United States and such other country or is otherwise subject to tax on a net income basis in a foreign country.

(f)         The Stockholders have delivered to Purchaser correct and complete copies of all income and other material Tax Returns and all examination reports and statements of deficiencies assessed against or agreed to by the Company or any of its Subsidiaries that have been filed or received since December 31, 2013.

(g)         Except as set forth on Schedule 4.9(g), neither the Company nor any of its Subsidiaries currently is the beneficiary of any extension of time within which to file any Tax Return or is bound by any ruling issued by or agreement entered into with any taxing authority.

(h)         No written claim has ever been made by an authority in a jurisdiction where any of the Company or its Subsidiaries does not file Tax Returns that any of such entity is or may be subject to taxation by that jurisdiction.

(i)         There are no Liens for Taxes (other than Permitted Liens) upon any of the assets of the Company or any of its Subsidiaries.

(j)         Neither the Company nor any of its Subsidiaries is or has been a United States real property holding corporation within the meaning of IRC §897(c)(2) during the applicable period specified in IRC §897(c)(1)(A)(ii).

(k)         Neither the Company nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for a taxable period ending on or prior to the Closing Date; (ii) “closing agreement” as described in IRC §7121 (or any corresponding or similar provision of state, local, or non-U.S. income Tax Law) executed on or prior to the Closing Date; (iii) installment sale or open transaction disposition made on or prior to the Closing Date; (iv) prepaid amount received on or prior to the Closing Date other than in the ordinary course of business; (v) deferred revenue accruing on or prior to the Closing Date; or (vi) election under IRC §108(i).

(l)         Within the past three (3) years (or otherwise as part of a plan of which the transactions contemplated by this Agreement are part), neither the Company nor any of its Subsidiaries has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by IRC §355 or IRC §361.

(m)         Neither the Company nor any of its Subsidiaries is or has been a party to any “reportable transaction” (other than a “loss transaction”) as defined in Treasury Regulations §1.6011-4.

Notwithstanding any other provision of this Agreement to the contrary, the Company makes no representation or warranty regarding the amount, availability or use of any Tax attributes (including net operating loss carryforwards, Tax credits and Tax bases) of the Company or its Subsidiaries after the Closing Date.

Section 4.10  Contracts and Commitments.

(a)         Except for contracts with Providers, which are addressed exclusively in Section 4.20, or as set forth on Schedule 4.10(a), neither the Company nor any of its Subsidiaries is a party to or bound by any:

(i)         collective bargaining agreement or any other contract with any labor union, or severance agreements, programs, policies or arrangements;

(ii)        contract for the employment of any officer, individual employee or other Person on a full-time, part-time, consulting or other basis (other than offer letters entered into in the ordinary course of business); or contract relating to loans to officers, directors or Affiliates;

(iii)       contract providing for retention, change in control or similar payments;

(iv)       contract under which the Company or any of its Subsidiaries has advanced or loaned money to any Person (other than advances of expenses made to employees in accordance with the Company’s policies and past practices);

(v)        contract or indenture relating to borrowed money or other Indebtedness or the mortgaging, pledging or otherwise placing a Lien on any material asset or material group of assets of the Company or any of its Subsidiaries;

(vi)       guarantee of any obligation;

(vii)      a financial derivatives master agreement or confirmation, or futures account opening agreements and/or brokerage statements, evidencing financial hedging or similar trading activities;

(viii)      lease or agreement under which the Company or any of its Subsidiaries is lessee of or holds or operates any property, real or personal, owned by any other party, except for any lease of real or personal property under which the aggregate annual rental payments do not exceed One Hundred Thousand Dollars ($100,000);

(ix)        lease or agreement under which the Company or any of its Subsidiaries is lessor of or permits any third party to hold or operate any property, real or personal, owned or controlled by the Company or any of its Subsidiaries;

(x)        assignment, license, indemnification or other agreement with respect to any material intangible property (including, without limitation any Intellectual Property);

(xi)       agreement relating to the transfer or voting of, or granting any Person any registration rights with respect to shares of capital stock, security or equity interests in the Company or any of its Subsidiaries (including, without limitation, demand and piggyback registration rights);

(xii)      sales, distribution or franchise agreement;

(xiii)     contract, agreement or other arrangement with any officer, director, stockholder, partner, employee, or Affiliate, or any Affiliate of any officer, director, stockholder, partner, or employee (other than any contract for the employment of any officer, individual employee or other Person on a full-time, part-time, consulting or other basis or any ordinary course employment related benefits for employees which do not involve annual expenditures in excess of One Hundred Thousand Dollars ($100,000) in the aggregate);

(xiv)     contract or agreement prohibiting the Company or any of its Subsidiaries from freely engaging in any business or competing anywhere in the world;

(xv)       any contract for the acquisition, sale or lease of properties or assets (by merger with another Person, purchase or sale of stock, membership interests, assets or similar agreement);

(xvi)       a “standstill” or similar agreement;

(xvii)      a contract by which any Person other than a Securityholder is entitled to receive any portion of the Merger Consideration, other than as an item of Indebtedness or Company Transaction Expense;

(xviii)     a partnership or joint venture contract;

(xix)        contracts granting a right of first refusal or first negotiation;

(xx)         any contract with any Governmental Authority;

(xxi)        to the extent material to the business or financial condition of the Company or any of its Subsidiaries, any (1) product design or development contract, (2) indemnification contract outside of the ordinary course of business, or (3) license or royalty contract;

(xxii)       any other agreement not otherwise described in paragraphs (i) - (xxi) of this Section 4.10(a) which involves consideration in excess of Two Hundred Fifty Thousand Dollars ($250,000) annually; and

(xxiii)      commitments or arrangements to enter into any of the foregoing.

(b)         Each of the contracts, agreements and instruments required to be listed on Schedule 4.10(a), together with each contract of such type entered into in accordance with Section 6.1, is a “Material Contract.”  Each of the Material Contracts is legal, valid, binding and enforceable in accordance with their respective terms against the Company or any Subsidiary, as applicable, and, to the Company’s Knowledge, the other parties thereto.  Schedule 4.10(b) sets forth an accurate and complete list of all Vendor Contracts which contain provisions that would give rise to a right of termination by such counterparty as a result of the entry into this Agreement or the consummation of the transactions contemplated hereby, i.e., as a result of change in control provisions (the “Change In Control Vendor Contracts”).  Except as identified in Schedule 4.10(b), no approval, consent or waiver of, or notice to, any Person is needed in order for any Material Contract (including any Change In Control Vendor Contract) to continue in full force and effect following the consummation of the transactions contemplated by this Agreement. The Company and its Subsidiaries have each performed all material obligations required to be performed by them and are not in material default under or in material breach of (nor to the Company’s Knowledge, does any condition exist that with notice or lapse of time or both would constitute a material default by the Company or its Subsidiaries) nor in receipt of any claim of material default or material breach under any such Material Contract; neither the Company nor any of its Subsidiaries has any present expectation or intention of not fully performing all such obligations; and neither the Company nor any of its Subsidiaries has Knowledge of any material breach by the other parties to any such Material Contract to which it is a party, nor to the Company’s Knowledge, does any condition exist that with notice or lapse of time or both would constitute a material default by any such other party thereunder.  Neither the Company nor any of its Subsidiaries have received any written notice of termination or cancellation under any Material Contract or granted to any third party any rights, adverse or otherwise, that would constitute a material breach of any Material Contract.

(c)         Purchaser has been supplied with a true and correct copy of each of the Material Contracts in existence as of the date hereof, together with any and all amendments and material supplements thereto and material “side letters” and similar documentation relating thereto, together with all amendments thereto.

(d)         The Company and each of its Subsidiaries has satisfied all performance standards under any Material Contract where it is required to do so and to the Company’s Knowledge (i) neither the Company nor its Subsidiaries are required to return any fees or payments received by it or to provide credits against any future fees or payment that would otherwise be due to it under any Material Contract, and (ii) neither the Company or the Subsidiaries are subject to any penalties under any such Material Contract, by reason of its failure to satisfy any performance standard contained in such Material Contract.

Section 4.11Licenses and Permits.  The Company and its Subsidiaries own, hold, possess or lawfully use all the permits, licenses, registrations, authorizations, bonds, accreditations, qualifications, rights, privileges, consents, certificates, orders, franchises, variances and approvals or other similar authorization issued by, or otherwise granted by, any Governmental Authorities necessary for the ownership, use, occupancy or operation of their properties and assets in the manner in which they are now operated and maintained and the conduct and operation of their businesses as currently conducted (the “Permits”).  Schedule 4.11 sets forth a list of all Permits.  Each director, officer, employee, and, to the Knowledge of the Company, the agents and contractors of the Company and its Subsidiaries, possesses all licenses, certifications, registrations or similar authorizations necessary for the lawful conduct of his or her duties and obligations in the operation of the businesses of the Company and its Subsidiaries.   The Company and its Subsidiaries are in compliance in all material respects with all Permits, all of which are in full force and effect, and neither the Company nor any of its Subsidiaries has received notice (written or oral) to the contrary.  None of the Permits will be adversely affected by consummation of the transactions contemplated hereby.  Neither the Company nor any of its Subsidiaries has been a party to or subject to any proceeding seeking to revoke, suspend or otherwise limit any Permit.  Neither the Company nor any of its Subsidiaries is in material breach or violation of, or material default under, any Permit.  Except as set forth on Schedule 4.11, since January 1, 2015, the Company and its Subsidiaries have not received any notice from any Governmental Authority that any of its properties, facilities, equipment, operations or business procedures or practices fails to comply in any material respect with any applicable Law or Permit. There has been no decision by the Company or any of its Subsidiaries to not maintain or renew any Permit currently held for the operation of their respective businesses.

Section 4.12  Intellectual Property.

(a)         Schedule 4.12(a) contains a complete and accurate list of all (i) patented or registered Intellectual Property owned or used under license by the Company or any of its Subsidiaries (with the exception of commercially available off-the-shelf software), (ii) pending patent applications and applications for registrations of other Intellectual Property filed by the Company or any of its

Subsidiaries, (iii) unregistered trade names and corporate names owned or used by the Company or any of its Subsidiaries, (iv) unregistered trademarks, service marks, copyrights, mask works and computer software owned or used by the Company or any of its Subsidiaries, with the exception of commercially available off the shelf software, (v) licenses and other material rights granted by the Company or any of its Subsidiaries to any third party with respect to any Intellectual Property and, (vi) licenses and other material rights granted by any third party to the Company or any of its Subsidiaries with respect to any Intellectual Property, with the exception of licenses and rights related to commercially available off-the-shelf software, in each case identifying the subject Intellectual Property.

(b)         Except as set forth on Schedule 4.12(b), the Company or one of its Subsidiaries owns all right, title and interest to, or has the right to use pursuant to a valid license, all material Intellectual Property Rights necessary for the operation of the businesses of the Company and its Subsidiaries as presently conducted, free and clear of all Liens other than interests of licensors of such Intellectual Property Rights to the Company. To the Knowledge of the Company, (A) there are no overdue filings or unpaid filing, maintenance or renewal fees currently overdue with respect to any Intellectual Property used in or necessary for the conduct of the business of the Company and its Subsidiaries or owned or held for use by the Company and its Subsidiaries (“Company Intellectual Property”) and no material filings or fees due to be submitted or paid with respect to any Company Intellectual Property within ninety (90) days after the date of this Agreement and (B) no material Company Intellectual Property has lapsed or been cancelled or expired other than in the reasonable business judgment of the Company in the ordinary course of business.

(c)         Except as set forth on Schedule 4.12(c), (i) the Company and its Subsidiaries own all right, title and interest in and to all of the Intellectual Property Rights listed on Schedule 4.12(c), free and clear of all Liens except for Permitted Liens, (ii) since January 1, 2015, there have been no claims made against the Company or any Subsidiary asserting the invalidity, misuse or unenforceability of any of such Intellectual Property Rights, (iii) since January 1, 2015, neither the Company nor any Subsidiary has received any written notices of any infringement or misappropriation by, or conflict with, any third party with respect to such Intellectual Property Rights (including, without limitation, any demand or request that the Company or any Subsidiary license any rights from a third party), (iv) to the Company’s Knowledge, the conduct of the Company’s and each Subsidiary’s business has not infringed, misappropriated or conflicted with and does not infringe, misappropriate or conflict with any Intellectual Property Rights of other Persons and (v) to the Company’s Knowledge, the Intellectual Property Rights owned by or licensed to the Company or any Subsidiary have not been infringed, misappropriated or conflicted by other Persons.

(d)         The Company has taken commercially reasonable security measures to protect the secrecy and confidentiality of all trade secrets owned by Company and its Subsidiaries or held for use by Company and/or its Subsidiaries in connection with Company’s and/or its Subsidiaries’ business.  Each employee of the Company and its Subsidiaries has executed an agreement in favor of the Company and/or its Subsidiaries that provides for the maintenance of the confidentiality of any information proprietary to the Company and its Subsidiaries.

(e)         No Trade Secret or any other non-public, proprietary information of the Company or any of its Subsidiaries as presently conducted has been authorized to be disclosed or has been actually disclosed by the Company or any of its Subsidiaries to any employee or any third Person other than pursuant to a confidentiality or non-disclosure agreement restricting the disclosure and use of the Company Intellectual Property or Company Technology.  The Company and its Subsidiaries have taken all commercially reasonable steps to protect and preserve the confidentiality of all Trade Secrets and any other non-public, proprietary or confidential information of the Company, its Subsidiaries or any Person to whom the Company or any of its Subsidiaries has a confidentiality obligation.

(f)         Except with respect to (i) licenses of off-the-shelf Software or (ii) any payments required of the Company or any of its Subsidiaries under any Material Contract, neither the Company nor any of its Subsidiaries is required, obligated or under any material liability to make any payments by way of royalties, fees or otherwise to any Person with respect to the use of any Company Intellectual Property or Company Technology in the conduct of the business as currently conducted.

(g)         Schedule 4.12(g) sets forth a correct and complete list of all Software that is (i) owned exclusively by the Company or any of its Subsidiaries; or (ii) used by the Company and/or its Subsidiaries in their respective businesses and not exclusively owned by the Company or its Subsidiaries or available on reasonable terms through commercial distributors or in consumer retail stores.

(h)         Except as set forth in Schedule 4.12(h), no Publicly Available Software (including, all derivative works thereof) (i) was used in connection with the development or modification of any Software used by the Company or any of its Subsidiaries, (ii) forms part of the Technology owned by the Company or any of its Subsidiaries, (iii) is, in whole or in part, embodied or incorporated into any of the Company’s or its Subsidiaries’ products, or (iv) was or is used in connection with the development of any Technology owned by the Company or any of its Subsidiaries or any of the Company’s or its Subsidiaries’ products.

(i)         The Company and/or its Subsidiaries own, lease or license all Software, hardware, databases, computer equipment and other information technology (collectively, “Computer Systems”) that are necessary for the operations of the Company’s and its Subsidiaries’ respective businesses.  Except as set forth on Schedule 4.12(i), the Computer Systems used by the Company and its Subsidiaries has functioned consistently and accurately since being installed.  The data storage and transmittal capability, functionality and performance of each item of the Computer Systems and the Computer Systems as a whole are adequate in all material respects for the Company’s and its Subsidiaries’ respective businesses.  To the Company’s Knowledge, the Computer Systems have not failed to any material extent and the data which they process has not been corrupted.  The Company and its Subsidiaries have taken all reasonable steps in accordance with industry standards to preserve the availability, security and integrity of the Computer Systems and the data and information stored on the Computer Systems.

Section 4.13   Litigation, etc.  Except as set forth on Schedule 4.13, there is no Legal Proceeding or order pending or, to the Knowledge of the Company, threatened against the Company or any Subsidiary or to which the Company or any Subsidiary is otherwise a party, at law or in equity, or before or by any Governmental Authority (including, without limitation, any Legal Proceeding with respect to the transactions contemplated by this Agreement); neither the Company nor any Subsidiary is subject to any arbitration proceedings under collective bargaining agreements or otherwise.  Neither the Company nor any Subsidiary is subject to any judgment, order or decree of any Governmental Authority.

Section 4.14  Insurance.  Schedule 4.14 contains a correct and complete list of each insurance policy and reinsurance policy maintained by the Company and its Subsidiaries with respect to its properties, assets and businesses.  Neither the Company nor its Subsidiaries is in material breach or default with respect to its obligations under any insurance policy maintained by it, nor has the Company or any of its Subsidiaries taken any action or failed to take any action which, with notice or the lapse of time, would constitute such a material breach or default, or permit termination or modification, of any of such insurance policies and neither the Company nor any of its Subsidiaries has been denied insurance coverage.  Such policies (i) have been issued by insurers or reinsurers which, to the Knowledge of the Company, are reputable and financially sound and (ii) are in amounts and have coverages as required by any contract to which the Company or any of its Subsidiaries is a party or by which any of its assets or properties is bound.  All such insurance policies are in full force and effect and no written notice of cancellation or termination has been received by the Company or any of its Subsidiaries with respect to any of such insurance policies. The consummation of the transactions contemplated by this Agreement will not, in and of itself, cause the revocation, cancellation or termination of any such insurance policy. With the exception of routine claims under insurance policies relating to the employee benefits, there are currently no claims pending against the Company or any of its Subsidiaries under any insurance policy listed on Schedule 4.14, and all premiums due and payable with respect to all policies listed on Schedule 4.14 have been paid to date. All appropriate insurers under such insurance policies have been timely notified of all potentially insurable material losses known to the Company and its Subsidiaries and pending litigation, and all appropriate actions have been taken to timely file all claims in respect of such insurable matters.

Section 4.15  Employees.  Schedule 4.15 contains a complete and accurate list of all employees as of the date of this Agreement, setting forth for each employee his or her position or title, whether classified as exempt or non-exempt for wage and hour purposes, whether paid on a salary, hourly or commission basis, actual annual base salary or rates of compensation, bonus potential (and target opportunities, if applicable), date of hire, business location, and status (i.e., active or inactive).  Schedule 4.15 also contains a complete and accurate list of all of the independent contractors, consultants, temporary employees, leased employees or other agents employed or used by the Company and classified by the Company as other than employees (“Contingent Workers”), showing for each Contingent Worker such individual’s role in the business and fee or compensation arrangements.  To the Company’s Knowledge, no executive, key employee or any group of employees of the Company or any of its Subsidiaries has notified the Company of his or her intention to terminate employment with the Company or such Subsidiaries.  None of the employees of the Company or its Subsidiaries are represented in his or her capacity as an employee of the Company or its Subsidiaries by any labor organization.  Neither the Company nor any of its Subsidiaries has recognized any labor organization, nor has any labor organization been elected as the collective bargaining agent of any employees, nor has the Company or any of its Subsidiaries entered into any collective bargaining agreement, union contract or similar contract recognizing any labor organization as the bargaining agent or representative of any employees.  There has been no “mass layoff” or “plant closing” as defined by the WARN Act with respect to the Company or its Subsidiaries within the six (6) months prior to Closing.  The Company and its Subsidiaries have complied in all material respects with all Laws relating to the employment of labor (including, without limitation, provisions thereof relating to wages, hours, the Fair Labor Standards Act, the WARN Act, discrimination, equal opportunity, collective bargaining, civil rights, safety and health, workers’ compensation or the payment of social security and other taxes), and neither the Company nor any of its Subsidiaries has any labor relations problems (including, without limitation, any union organization activities, threatened or actual strikes or work stoppages or material grievances).  The Company, its Subsidiaries, and, to the Company’s Knowledge, their employees are not subject to any noncompete, nondisclosure, confidentiality, employment, consulting or similar agreements that are in conflict with the present or proposed business activities of the Company or its Subsidiaries, except for agreements between the Company, its Subsidiaries and their present and former employees.  Neither the Company nor any of its Subsidiaries is delinquent in any payments to any employee or consultant for any wages, salaries, commissions, bonuses, fees or other direct compensation due with respect to any services performed for it to the date hereof or amounts required to be reimbursed to such employees or consultants.

Section 4.16  ERISA.

(a)         Schedule 4.16(a) sets forth a list of every Employee Plan. With respect to each Employee Plan, the Company has provided or made available to Purchaser true and complete copies of the following documents, to the extent applicable: (i) the most recent plan document and all amendments thereto; (ii) the most recent Form 5500 filed with the IRS; (iii) the most recent summary plan description; (iv) the most recent determination letter issued by the IRS; (v) written summaries of all non-written Plans; (vi) any material communications to employees regarding any Employee Plan; and (vii) any non-routine communications with any Governmental Authority within the past three years.

(b)         Each Employee Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination or approval letter from the IRS with respect to such qualification, or may rely on an opinion letter issued by the IRS with respect to a prototype plan adopted in accordance with the requirements for such reliance, or an application for a determination letter is currently pending with the IRS, and nothing, to the Knowledge of the Company, has occurred with respect to the operation of such Employee Plan that could reasonably be expected to cause the denial or loss of such qualification.

(c)         (i) Each Employee Plan is, and has been operated in material compliance with its terms and applicable Laws and is and has been administered in all material respects in accordance with applicable Laws and with its terms.  (ii) No litigation or governmental administrative proceeding, audit, or other proceeding (other than those relating to routine claims for benefits) is pending or, to the Knowledge of the Company, threatened, with respect to any Employee Plan. No event has occurred, and to the Company’s Knowledge, no condition exists that would, by reason of the Company’s affiliation with any of its ERISA Affiliates, subject the Company to any material Tax, fine, Lien, penalty or other liability imposed by ERISA or the Code.

(d)         Neither the Company nor any ERISA Affiliate has, or in the past six (6) years, have ever, maintained, contributed to or been obligated to contribute to, any employee benefit plan that is subject to Title IV of ERISA, Section 412 of the Code, Section 302 of ERISA or is a Multiemployer Plan and neither the Company nor any ERISA Affiliate has incurred any liability under Title IV of ERISA.

(e)         None of the Employee Plans provides health care or any other welfare type benefits to any current or former employee, director or independent contractor after their employment or service is terminated or such employee, director or independent contractor retires (other than as required by Part 6 of Subtitle B of Title I of ERISA or similar state law).

(f)         Each Employee Plan that constitutes in any part a nonqualified deferred compensation plan within the meaning of Section 409A of the Code has been operated and maintained in all material respects in operational and documentary compliance with Section 409A of the Code and applicable guidance thereunder.

(g)         Except as set forth on Schedule 4.16(g), neither the execution and delivery of this Agreement, the shareholder approval of this Agreement, nor the consummation of the transactions contemplated hereby would (either alone or in conjunction with any other event) (i) will result in any payment or benefit becoming due to any current or former employee, contractor or director of the Company or its Subsidiaries or under any Employee Plan; (ii) will increase any amount of compensation or benefits otherwise payable to any current or former employee, contractor or director of the Company or its Subsidiaries or under any Employee Plan; (iii) will result in the acceleration of the vesting or timing of payment of any compensation or benefits payable under any Employee Plan to or in respect of any current or former employee, contractor or director of the Company or its Subsidiaries; or (iv) will limit the right to merge, amend or terminate any Employee Plan (except any limitations imposed by applicable Law, if any).

(h)         Except as set forth on Schedule 4.16(h), neither the execution and delivery of this Agreement, the shareholder approval of this Agreement, nor the consummation of the transactions contemplated hereby would (either alone or in conjunction with any other event) (i) result in any

“parachute payment” as defined in Section 280G(b)(2) of the Code; or (ii) result in a requirement to pay any tax “gross-up” or similar “make-whole” payments to any employee, director or consultant of the Company or its Subsidiaries.

Section 4.17 Compliance with Laws; Environmental.

(a)         Except as set forth on Schedule 4.17(a), the Company and each of its Subsidiaries is (and has been) in compliance in all material respects with all Laws applicable to it or the operation, use, occupancy or ownership of its assets or properties or the conduct of their businesses since January 1, 2015.  Except as set forth on Schedule 4.17(a), since January 1, 2015, neither the Company nor any Subsidiary has been (i) charged with the material violation of any Laws or (ii) received written notice from any Governmental Authority claiming or alleging that the Company or any Subsidiary, as applicable, was not in material compliance with all Laws applicable to it or the operation, use, occupancy or ownership of its assets or properties or the conduct of its business.

(b)         (A) Neither the Company nor any Subsidiary has any material liability (contingent or otherwise) or material corrective or remedial obligation arising under any Environmental Law, (B) the Company and each Subsidiary has obtained all necessary permits, licenses and authorizations required under, and have complied with, all Environmental Laws, (C) there is no Legal Proceeding relating to or arising under Environmental Laws that is pending or, to the Knowledge of the Company, threatened against or affecting the Company, its Subsidiaries or any real property currently or, to the Knowledge of the Company, formerly owned, operated or leased by the Company and its Subsidiaries, and (E) no written notice has been received by the Company or any Subsidiary regarding any violation of, nor has the Company or any of its Subsidiaries entered into or assumed by contract or operation of Law or otherwise, any claim, liability, order, settlement, judgment, injunction, decree or corrective or remedial obligation relating to or arising under, any Environmental Laws. Without in any way limiting the generality of the foregoing, to the Knowledge of the Company and except as in material compliance with Environmental Laws, none of the real property owned or leased by the Company and its Subsidiaries contains any underground storage tanks, asbestos, toxic molds, deed restrictions or other engineering controls due to environmental conditions, polychlorinated biphenyls (PCBs), underground injection wells, waste management units, radioactive materials, or septic tanks or waste disposal pits or lagoons in which process wastewater or any Hazardous Materials have been discharged or disposed.  The Company has provided to Purchaser correct and complete copies of all existing environmental reports, reviews, assessments, surveys, claims and audits and all written information pertaining to (i) environmental conditions of the real properties and operations of the Company and its Subsidiaries, and (ii) actual or potential Environmental Liabilities relating to the Company and its Subsidiaries.

Section 4.18   Affiliated Transactions.  Except as set forth on Schedule 4.18, neither the Stockholders, nor any officer, director, manager, employee, equity holder, or Affiliate of the Company or any Subsidiary of the Company or, to the Company’s Knowledge, any individual related by blood, marriage or adoption to any such individual or any entity in which any such Person or individual owns any beneficial interest (“Related Person”) (i) is a party to any agreement, contract, commitment or transaction with the Company or any of its Subsidiaries, (ii) has any interest, tangible or intangible, in any property or any right used by the Company or any of its Subsidiaries, (iii) is owed by the Company or any of its Subsidiaries any amount except for salary, wages and other amounts payable to or for the benefit of employees pursuant to any Employee Plan or reimbursement of expenses, nor does the Company or any of its Subsidiaries owe any amount to, or has the Company or any of its Subsidiaries made or committed to make any loan or guarantee of any credit or performance to or for the benefit of, any Related Person, or (iv) to the Company’s Knowledge (to the Company’s actual knowledge, without inquiry in the case of former employees of the Company or their Affiliates), owns any direct or indirect interest of any kind in, or controls or is an officer, director, manager, employee, equity holder or partner of, or consultant to, or lender to or borrower from or has the right to participate in the profits of, any Person which is a competitor, supplier, customer, landlord, tenant, creditor or debtor of the Company or any of its Subsidiaries, except, in each case, for offer letters or employment agreements with the Company, stock option agreements or contracts with respect to any employee.

Section 4.19  Banks; Power of Attorney.  Schedule 4.19 contains a complete and correct list of the names and locations of all banks in which the Company and its Subsidiaries have accounts or safe deposit boxes and the names of all persons authorized to draw thereon or to have access thereto.  Except as set forth on Schedule 4.19, no Person holds a power of attorney to act on behalf of the Company or any of its Subsidiaries.

Section 4.20  Providers.

(a)         Schedule 4.20(a) sets forth a true and complete list of the top twenty (20) Providers for SWH and SWHNY, respectively, based on aggregate payments made by the Company and its Subsidiaries to such Providers for the period January 1, 2016 through December 31, 2016.

(b)         Except as set forth on Schedule 4.20(b), since January 1, 2017, no Provider reflected on Schedule 4.20(a) has given written notice to the Company or any of its Subsidiaries of a termination or material alteration of its relationship with the Company or any of its Subsidiaries and, to the Knowledge of the Company, there is no existing fact, circumstance or condition that could be expected to give rise to such an occurrence.

Section 4.21  Government Programs.

(a)         Schedule 4.21(a) sets forth the Government Program Contracts of the Company and each of its Subsidiaries and each is current and valid and, except as set forth on Schedule 4.20(a), the Company or its appropriate Subsidiary is in material compliance with the conditions and requirements of such contracts.

(b)         Except as set forth on Schedule 4.21(b), neither the Company, nor any of its Subsidiaries, has received notice of any material outstanding overpayments or refunds due under the Government Program Contracts.

(c)         The Company has provided Purchaser complete and correct copies of the Government Program Contracts, is in compliance in all material respects with such Government Program Contracts and has provided Purchaser complete and correct copies of all material documents, correspondence and other material written communications with respect to such Government Program Contracts since January 1, 2016.

(d)         Neither the Company nor any of its Subsidiaries nor any of their respective officers or directors (in their capacity as such), has been required to pay any civil monetary penalty regarding false, fraudulent, or impermissible claims under, or payments to induce a reduction or limitation of health care services to beneficiaries of, any state or federal health care program.

Section 4.22  Health Care Regulatory Compliance.

(a)         Compliance with Health Regulatory Laws.

(i)         Except as set forth on Schedule 4.22(a)(i), the Company and its Subsidiaries are, and at all times since January 1, 2015, have been, in material compliance with, and are not and have not been in violation of during the specified period, all Healthcare Laws, including, to the extent applicable, any federal or state Law regulating (1) fraud and abuse, (2) referral and financial relationships with providers, (3) insurance, (4) prompt payment of claims, (5) recordkeeping, (6) patient charges and billing, (7) quality, (8) safety, (9) network access, (10) privacy, (11) security and (12) disclosure of payments. Without limiting the foregoing, none of the Company and its Subsidiaries or, to the Knowledge of the Company, any of their respective directors, officers, employees, or agents has engaged in any conduct that is prohibited under, or fails to comply with the requirements of, any Healthcare Law. Except as set forth on Schedule 4.22(a)(i), since January 1, 2015, none of the Company or any of its Subsidiaries has received or been subject to, and to the Knowledge of the Company there does not exist any fact, circumstance or condition that could give rise to, any written notice, charge, claim or assertion alleging any violations of Healthcare Laws, and to the Knowledge of the Company, no Legal Proceeding alleging any violation of any Law or Permit by the Company or any of its Subsidiaries is currently threatened.

(ii)       None of the Company and its Subsidiaries or, to the Knowledge of the Company, any of their respective officers, directors, employees, contractors, or agents acting on its behalf: (1) are or have been convicted of or charged or threatened with prosecution or under investigation by a Governmental Authority for any violation of a Healthcare Law, including any Law applicable to a health care program defined in 42 U.S.C. §1320a-7b(f) (“Federal Health Care Program”); (2) are or have been convicted of, charged with, or investigated for any violation of Law related to fraud, theft, embezzlement, breach of fiduciary responsibility, financial misconduct, obstruction of an investigation, or manufacture, storage, distribution or sale of controlled substances; (3) are excluded, suspended or debarred from participation, or are otherwise ineligible to participate, in any Federal Health Care Program, any federal, state, or local governmental procurement or non-procurement program, or any other federal or state government program or activity; or (4) have committed any violation of Law that is reasonably expected to serve as the basis for any such exclusion, suspension, debarment or other ineligibility.

(iii)      To the Knowledge of the Company, none of the Company and its Subsidiaries has failed to materially comply with Federal Health Care Program requirements applicable to them.

(iv)       None of the Company and its Subsidiaries has, directly or indirectly, received, paid or delivered any fee, commission or other sum of money or remuneration, however characterized, to any Governmental Authority or any other Person which is illegal under any applicable Law. Without limiting the foregoing, none of the Company and its Subsidiaries or, to the Knowledge of the Company, any of their respective officers, directors, employees, contractors or agents, or any other Person acting on behalf of the Company and/or its Subsidiaries, acting alone or together, has directly or indirectly (1) made any illegal or unethical contribution, gift, bribe, rebate, payoff, commissions, promotional allowances, influence payment, kickback, or other payment or economic benefit to any Person, private or public, regardless of what form, whether in money, property, or services; (2) established or maintained any fund or asset that has not been recorded in the books and records of the Company and/or its Subsidiaries; (3) engaged in any business practices or conducted any dealings that are contrary to accepted industry standards; or (4) aided, abetted, caused (directly or indirectly), participated in, or otherwise conspired with, any Person to violate the terms of any judgment, sentence, order or decree of any court or Governmental Authority.

(v)         None of the Company and its Subsidiaries, or any of their respective officers, directors or employees, or to the Knowledge of the Company, any of their contractors or agents, or any other Person acting on behalf of the Company and/or its Subsidiaries has made an untrue or fraudulent statement, including certification, to any Governmental Authority or agent thereof, failed to disclose a fact required to be disclosed to a Governmental Authority or agent thereof, or committed an act, made a statement, or failed to make a statement that could reasonably be expected to provide a basis for any Governmental Authority or agent thereof, to cause the Company or any of its Subsidiaries to invoke their respective policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” as set forth in 56 Fed. Reg. 46191 (Sept. 10, 1991), or to initiate any other Legal Proceeding relating to fraud, false claims, or false statements.

(b)         Part D Compliance. The Company and its Subsidiaries and, to the Knowledge of the Company, any third party vendor contracted to manage the Part D Plan of the Company and its Subsidiaries have been and are currently structured and operated in material compliance with all applicable Part D Requirements and any applicable contract with CMS, including those requirements concerning the operation of an active Pharmacy and Therapeutics Committee, all contracting standards, disclosure of rebates and/or other fees, the CMS requirements regarding pharmacy transition fills, enrollment, disenrollment, prescription drug determinations, appeals, grievances and a Medicare Compliance Program, the Part D Plan sponsor(s) applications and contract(s) with CMS, as well as all CMS accounting and reporting requirements.

(c)         Corporate Compliance Program.  The Company and its Subsidiaries have adopted and maintain a compliance program that is intended to assist the Company and its Subsidiaries to be in material compliance with all Law, standards and guidelines relevant to its business, including all Healthcare Laws, and includes each of the following elements: (A) a code of conduct and other applicable policies and procedures; (B) training on the code of conduct, policies and procedures for all employees; (C) an auditing and monitoring function; (D) disciplinary guidelines to enforce compliance standards; (E) an anonymous reporting process for potential violations of Law or the compliance program; (F) designation of a compliance officer; and (G) a mechanism for ensuring the effectiveness of the compliance program. None of the Company and its Subsidiaries or, to the Knowledge of the Company, any of its officers, directors, employees, contractors or agents has materially violated any such compliance program.

(d)         Privacy Compliance.  The Company and its Subsidiaries are in compliance with all applicable security and privacy standards regarding protected health and employee information, and all applicable local, state, provincial or federal privacy Laws, including but not limited to HIPAA.  Except as set forth on Schedule 4.22(d), any employee or patient information that has been collected, used or disclosed has been done so with the consent of each individual to whom the information relates, if such consent, implied or otherwise, was required under applicable privacy Law or has been used only for the purposes for which such information was initially collected. The Company and its Subsidiaries have developed and implemented policies, procedures and training programs to help assure past, current, and ongoing compliance with HIPAA’s privacy, security and standard transactions regulations, the Health Information Technology for Economic and Clinical Health Act (“HITECH Act”), and state privacy and security laws.  The Company and its Subsidiaries and, to the Knowledge of the Company, all applicable third party vendors of the Company and its Subsidiaries maintain all necessary “business associate” agreements with “covered entities” as required under HIPAA, and are in compliance with all such “business associate” agreements. No violation of any applicable privacy Law, including HIPAA, has been alleged or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries by any Governmental Authority, including the Office of Civil Rights of the U.S. Department of Health and Human Services, a patient or any other Person since January 1, 2015.

(e)         Sales Personnel.  Each sales agent employed with the Company and its Subsidiaries that is required to be licensed and appointed is properly licensed and appointed to sell the products and services of the Company and its Subsidiaries.  The compensation payable by the Company and its Subsidiaries to such employees complies with applicable Healthcare Laws.

Section 4.23   Brokerage.  Except as set forth on Schedule 4.23 there are no claims for brokerage commissions, finders’ fees, financial advisors fees or similar compensation, or the reimbursement of expenses or indemnification or contribution, in connection with the transactions contemplated by this Agreement based on any arrangement or agreement binding upon the Company or any Subsidiary.

Section 4.24  Illegal Payments.  None of the Company, any of its Subsidiaries nor, to the Knowledge of the Company, or any officer, director, employee or other Person acting on behalf of any of them has ever, directly or indirectly (a) offered, made or received on behalf of the Company or any of its Subsidiaries any payment or contribution of any kind, including, without limitation, payments, gifts, gratuities, contributions, bribes, rebates, payoffs, influence payments, kickbacks, or other payments to any person, entity, or United States or foreign national, state or local government officials, employees or agents or candidates therefor or other persons, regardless of form, whether in money, property, or services (i) to obtain favorable treatment in securing business for the Company or any of its Subsidiaries, (ii) to pay for favorable treatment for business secured by the Company or any of its Subsidiaries, (iii) to obtain special concessions or for special concessions already obtained, for or in respect of the Company or any of its Subsidiaries, or (iv) in violation of any Law, (b) established or maintained any fund or asset with respect to the Company or any of its Subsidiaries that has not been recorded in the books and records of the Company or any of its Subsidiaries.

Section 4.25  Capital or Surplus Management.  Except for the Capital Requirements, the Company and its Subsidiaries are not subject to any requirement to maintain capital or surplus amounts or levels.  Neither the Company nor any of its Subsidiaries has received notice from any Governmental Authority requiring or requesting that the Company or any of its Subsidiaries maintain any other levels or amounts other than the Capital Requirements.

Section 4.26  No Other Rights to Merger Consideration.  Except for the Securityholders, no Person will be entitled to or will receive any portion of the Merger Consideration, whether by reason of an interest in the Company, an agreement or understanding, oral or written, with a Stockholder or the Company, or for any other (or no) reason, other than as an item of Indebtedness or Company Transaction Expense.

Section 4.27  Disclaimer of Other Representations and Warranties.

(a)         NONE OF THE COMPANY, ANY OF ITS SUBSIDIARIES OR ANY OF ITS REPRESENTATIVES, DIRECTORS, OFFICERS, STOCKHOLDERS OR AFFILIATES HAS MADE ANY REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, OF ANY NATURE WHATSOEVER RELATING TO THE COMPANY OR ANY OF ITS SUBSIDIARIES OR THE BUSINESS OF THE COMPANY OR ANY OF ITS SUBSIDIARIES OR OTHERWISE, OTHER THAN THOSE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS ARTICLE VI OR IN ARTICLE V.

(b)         Without limiting the generality of the foregoing, other than the representations and warranties set forth in Article IV and V, neither the Company, nor any Representative of the Company or any of its Subsidiaries, nor any of their respective employees, officers, directors, stockholders or Affiliates, has made, and shall not be deemed to have made, any representations or warranties in the materials relating to the business of the Company and its Subsidiaries made available to Purchaser, including due diligence or “data room” materials, or in any presentation concerning the business of the Company and its Subsidiaries by management of the Company or its Subsidiaries or others in connection with the transactions contemplated hereby or otherwise, and no statement contained in any of such materials or made in any such presentation shall be deemed a representation or warranty hereunder or deemed to be relied upon by Purchaser in executing, delivering and performing this Agreement and the transactions contemplated hereby.  It is understood that, other than the representations and warranties set forth in Article IV and Article V, any cost estimates, projections or other predictions, data, financial information, memoranda or offering materials or presentations, including any offering memorandum or similar materials made available by the Company and its Representatives are not and shall not be deemed to be or to include representations or warranties of the Company or any of its employees, others, directors, stockholders or Affiliates, and are not and shall not be deemed to be relied upon by Purchaser in executing, delivering or performing this Agreement or the transactions contemplated hereby.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE SIGNING STOCKHOLDERS

Each Signing Stockholder hereby represents and warrants to Purchaser solely with respect to such Stockholder individually as of the date of this Agreement that:

Section 5.1    Organization of Certain Stockholders.  If the Signing Stockholder is an entity, the Signing Stockholder is duly organized and validly existing under the laws of its jurisdiction of organization.

Section 5.2    Authorization of Transaction.  The Signing Stockholder has all requisite power and authority (including, if the Signing Stockholder is an entity, all requisite company power and authority) to execute and deliver this Agreement and each Transaction Document to be executed or delivered by the Signing Stockholder, and to perform the Signing Stockholder’s obligations hereunder and thereunder.  This Agreement has been, and each Transaction Document to be executed or delivered by the Signing Stockholder, will be, duly executed and delivered by the Signing Stockholder and the Agreement constitutes, and the Transaction Documents to be executed or delivered by the Stockholder will constitute, the valid and binding obligations of such Signing Stockholder, enforceable in accordance with their terms.  Except as set forth on Schedule 5.2 and except pursuant to the HSR Act, no Permit, consent, waiver, approval or authorization of, or designation, declaration or filing with, or notification to, any Governmental Authority or third party is required in connection with the execution, delivery and performance of this Agreement or the consummation by the Signing Stockholder of the transactions contemplated hereby.

Section 5.3    Non-Contravention.  The execution and delivery of this Agreement, and the consummation of the transactions contemplated hereby, will not (a) violate any law, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any Governmental Authority to which the Signing Stockholder is subject or, if the Signing Stockholder is an entity, any provision of its Organizational Documents or (b) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any material agreement, contract, lease, license, instrument, or other arrangement to which the Signing Stockholder is a party or by which the Signing Stockholder is bound or to which any of the Signing Stockholder’s assets are subject.

Section 5.4    Litigation.  There are no Legal Proceedings pending or, to the Knowledge of the Signing Stockholder, threatened against the Signing Stockholder or any Affiliate of the Signing

Stockholder, before any Governmental Authority which seek to prevent, enjoin or otherwise delay the consummation of the transactions contemplated by this Agreement.

Section 5.5    Brokers’ Fees.  Except for the fees payable to Moelis, whose fees shall be a Company Transaction Expense, no broker, finder or investment banker, financial advisor or other Person is or will be entitled to any brokerage, finder’s, financial advisor’s or other similar fee or commission, or the reimbursement of expenses or indemnification or contribution, in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Purchaser.

Section 5.6    Title.  Subject to receipt of all necessary approvals of Governmental Authorities set forth on Schedule 5.6, each Signing Stockholder is the owner, beneficially and of record of, and has good and valid title to and unrestricted power to vote and sell, all of the Shares set forth opposite the Signing Stockholder’s name on Exhibit A attached hereto free and clear of any Lien.

ARTICLE VI

COVENANTS

Section 6.1    Conduct of Business in Ordinary Course.  Except as set forth on Schedule 6.1, as expressly required by this Agreement, or with the prior written consent of Purchaser, during the period from the date of this Agreement to the Closing, the Company shall, and shall cause its Subsidiaries to, (i) conduct their enterprises in the ordinary course of business consistent with past practice, (ii) comply in all material respects with all applicable Laws and the requirements of all material contracts, and (iii) use commercially reasonable efforts to maintain and preserve intact its business organization and the goodwill of those having business relationships with it and keep available the services of its and their current officers and employees.  Without limiting the generality of the immediately preceding sentence and except as set forth on Schedule 6.1, during the period from the date of this Agreement to the Closing, the Company shall not, and shall cause its Subsidiaries not to (except with the prior consent of Purchaser):

(a)         (i) enter into, amend, extend or terminate any material contract of the type listed in Section 4.10(a) or make any proposal to enter into, terminate, or amend any such material contract, (ii) enter into any material contract that would be breached by, or require the consent of any third party in order to continue in full force and effect following consummation of the transactions contemplated by this Agreement, or (iii) release any Person from, or modify or waive any provision of, any confidentiality, standstill or similar agreement or fail to take all action necessary to enforce each such confidentiality, standstill and similar agreement (in each case, other than any such agreement with Purchaser); provided,  however, that the Company and its Subsidiaries may enter into, amend, extend or terminate contracts with Providers in the ordinary course of business consistent with past practice and in order to effectuate requirements under a Government Program Contract or in accordance with State or Federal Law;

(b)         amend the Organizational Documents of the Company or any of its Subsidiaries, or adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries;

(c)         acquire (other than as a result of a capital expenditure), dispose of or transfer any asset with a value in excess of One Hundred Thousand Dollars ($100,000) individually or Two Hundred Fifty Thousand Dollars ($250,000) in the aggregate;

(d)         declare, set aside, make or pay any dividend, distribution or other payment in respect of any equity interests of the Company or any of its Subsidiaries or purchase or redeem, directly or indirectly, any equity interests of the Company or any of its Subsidiaries; provided that any Subsidiary may make such dividends solely to facilitate the payment of Taxes by the Company or any of its Subsidiaries in the ordinary course of business required to be paid prior to the Closing;

(e)         (i) incur or assume any Indebtedness (or enter into a “keep well” or similar agreement) for borrowed money or guarantee such Indebtedness of another Person other than in the ordinary course of business, (ii) make any loans or advances of borrowed money or capital contributions to, or equity investments in, any other Person or group of related loans, advances or contributions other than in the ordinary course of business consistent with past practice, or (iii) issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of the Company or any of its Securities;

(f)         pay, discharge, settle or satisfy any claims or liabilities in excess of Two Hundred Fifty Thousand Dollars ($250,000) or forgive, cancel, compromise, waive or release any debts, claims or rights in excess of Two Hundred Fifty Thousand Dollars ($250,000), other than the payment, discharge, settlement or satisfaction in accordance with their terms or liabilities reflected or reserved against in the Latest Balance Sheet;

(g)         issue, sell, grant, confer, dispose of, award, pledge or otherwise encumber any of the Shares, other equity interests in the Company or any of its Subsidiaries, or any securities, rights or options convertible into, or exchangeable or exercisable for, or evidencing the right to subscribe for, or any calls, commitments or any other agreements of any character to purchase or acquire, any Shares or any other securities or equity interests in or of the Company or any of its Subsidiaries;

(h)         acquire (by merger, consolidation, acquisition of stock or assets or otherwise) any Person or enterprise or make any material Investment, either by purchase of any interests, or contribution to capital, in or of any other Person;

(i)         enter into, amend, extend or terminate any Employee Plan (or an arrangement that would be an Employee Plan if in effect on date of this Agreement), individual employment, termination, retention, change of control, severance or other compensation agreement;

(j)         (i) provide (except as required by any Employee Plan in effect as of the date of this Agreement), or promise or agree to provide, any severance pay or benefits, or advance notice of termination of employment to any employee, or (ii) adopt any new benefit plan, program or arrangement, including, without limitation, any bonus, profit sharing, compensation, equity option, profits interest, pension, retirement, deferred compensation, for the benefit or welfare of any director or employee;

(k)         promise, grant or agree to grant any bonus or increase the compensation or benefits of any current or former employee, director or individual independent contractor, other than as required by any Employee Plan, applicable Law or in the ordinary course of business and consistent with past practice;

(l)         make any material changes in any accounting or financial reporting principles, practices, methods or policies or method of calculating any bad debt contingency or other reserve for accounting or financial reporting purposes, except, in each case, as may be required by changes in applicable Law, GAAP or SAP;

(m)         except as necessary in the ordinary course of business consistent with past practice, dispose of, grant, or obtain, or permit to lapse any rights to, any Intellectual Property;

(n)         make or authorize any single capital expenditure in excess of One Hundred Thousand Dollars ($100,000) or capital expenditures in excess of Two Hundred Fifty Thousand Dollars ($250,000) in the aggregate;

(o)         permit or suffer any new Liens other than Liens incurred in the ordinary course of business and consistent with past practice or Permitted Liens;

(p)         issue any broadly distributed communication of a general nature regarding the transactions contemplated by this Agreement to employees or Providers;

(q)         terminate or fail to use reasonable best efforts not to let to expire any insurance coverage, except to the extent that such insurance policies are replaced with policies that offer substantially similar coverage;

(r)         make, change or revoke any material Tax election, settle or compromise any Tax liability, change an annual accounting period, adopt or change any accounting method, file any amended Tax Return, file any income or other material Tax Return unless such Tax Return was prepared consistent with past practice, enter into any closing agreement, surrender any right to claim a refund of Taxes, request or obtain any Tax ruling, or agree to an extension or a waiver of a statutory period of limitations for the assessment of Tax; or

(s)         agree in writing or otherwise to take any of the actions described above in clauses (a) through (s) of this Section 6.1, or intentionally take any action or agree, in writing or otherwise, to take any action which would in any material respect impede or delay the ability of the parties to satisfy any of the conditions to Closing set forth in this Agreement.

Section 6.2    Cooperation Regarding Governmental Authorities.

(a)         The parties hereto shall:

(i)         cooperate and use their reasonable best efforts to obtain all the consents, approvals, licenses, authorizations and agreements of any Governmental Authority necessary to authorize, approve or permit the consummation of the transactions contemplated by this Agreement;

(ii)        as promptly as practicable, file, or cause to be filed or submitted to Governmental Authorities all notices, applications, documents and other materials necessary in connection with the consummation of such transactions; and

(iii)       use their respective reasonable best efforts to respond as promptly as practicable to all inquiries received from all Governmental Authorities for additional information or documentation in connection with such transactions.  The parties shall furnish to one another such necessary information and reasonable assistance as the other may reasonably request in connection with its preparation of all necessary filings or submissions to any Governmental Authority.  Subject to applicable Laws relating to the exchange of information, the parties shall provide one another with draft copies and as filed copies of all filings and submissions with Governmental Authorities and shall provide one another with a reasonable opportunity to comment upon all such draft copies prior to submission.  The parties agree that, to the extent feasible, all substantive meetings with any Governmental Authority (whether in person, by telephone or other means of instantaneous communication) regarding the transactions contemplated hereby shall include Representatives of Purchaser and the Company unless the parties jointly decide otherwise.

(b)         Notwithstanding the foregoing or any other provision of this Agreement, the Company shall not, without Purchaser’s prior written consent, commit to any divestiture transaction involving it or any of its Subsidiaries or agree to any change of or restriction on its business or the business of any of its Subsidiaries, and nothing in this Section 6.2 shall (i) limit any applicable rights a party may have to terminate this Agreement pursuant to Section 9.1 so long as such party has up to then complied in all material respects with its obligations under this Section 6.2 or (ii) require Purchaser to offer, accept or agree to (A) dispose of or hold separate any part of its or the Company’s or its Subsidiaries’ respective businesses, operations, assets or product lines (or a combination of Purchaser’s and the Company’s or its Subsidiaries’ respective businesses, operations, assets or product lines), (B) not compete in any geographic area or line of business, and/or (C) materially restrict or change the manner in which, or whether, Purchaser, the Company or any of their Affiliates may carry on business in any part of the world.

(c)         The parties to this Agreement acknowledge that Purchaser, in addition to making any filings with, and seeking to obtain all necessary consents, approvals, licenses, authorizations and agreements from, any Governmental Authorities in connection with the transactions contemplated by this Agreement, shall, in conjunction with any such filings or consents, approvals, licenses, authorizations and agreements, seek approval from the New York State Department of Health (“NYDOH”) for the merger of SWHNY and AlphaCare of New York, Inc. (the “SWHNY / AlphaCare Merger”). In this regard, to the extent that the NYDOH requires Purchaser to commit to the SWHNY / AlphaCare Merger as a condition to its approval of the change of control of SWHNY, Purchaser hereby agrees to commit to the SWHNY / AlphaCare Merger regardless of the identity of the surviving party of such merger. In this regard, Purchaser will have the sole right to determine and direct the strategy and process by which Purchaser will respond to any requirements of the NYDOH or any other Governmental Authority with respect to the SWHNY / AlphaCare Merger and will be entitled to take the lead in all meetings and communications with the NYDOH or any other Governmental Authority with respect to the same.  In connection therewith, the Company will cooperate, at Purchaser’s expense, with any reasonable requests of Purchaser.  If any actions or commitments in addition to the SWHNY / AlphaCare Merger are required of the Company and its Subsidiaries, on the one hand, and Purchaser and its Affiliates, on the other, as a condition to the matters set forth in Section 7.1(c) or (d), the provisions of Section 6.2(a) and (b) shall govern any such additional actions or commitments.

Section 6.3    Cooperation Regarding Other Third Parties.  From the date of this Agreement, the parties hereto shall cooperate and use their reasonable best efforts to obtain all other approvals, consents and waivers of, the transactions as contemplated hereby.

Section 6.4    Financing.

(a)         Prior to the Closing, the Company shall, and shall cause its Subsidiaries to, use commercially reasonable efforts to cause its and their respective Representatives to provide, in each case at Purchaser’s sole expense, such cooperation as is reasonably requested by Purchaser and customary in connection with the arrangement of the Financing, including using its commercially reasonable efforts to (i) upon reasonable request by the Purchaser, facilitate the execution and delivery of customary definitive financing documents effective following the Effective Time; (ii) promptly provide all requested financial and other information regarding the Company and its Subsidiaries as may be required for a target in a registration statement on Form S-1 or Form S-3 for an offering by Purchaser that is registered under the Securities Act, including (x) audited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of the Company and its Subsidiaries for the two most recently completed fiscal years and, if the Closing Date has not occurred prior to 60 days after December 31, 2017, no later than 60 days after December 31, 2017, the audited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows for the year ended December 31, 2017, (y) no later than 45 days after each fiscal quarter end (beginning with the fiscal quarter ending June 30, 2017) prior to the Closing Date, the unaudited interim consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of the Company and its Subsidiaries as of and for each such period as applicable and (z) financial and other information relating to the Company and its Subsidiaries reasonably necessary to prepare unaudited pro forma financial statements of the Purchaser for historical periods required to be presented in any such registration statement for a Financing (it being understood that the Purchaser shall be responsible for any post-Closing pro forma adjustments necessary or desired to be incorporated into any information used in connection with the Financing (including customary quantitative disclosures with respect to assets, liabilities, revenue and EBITDA of guarantors and non-guarantors));  (iii) cause its independent accountants to provide reasonable assistance to Purchaser consistent with their customary practice (including to provide and consent to the use of their audit reports relating to the Company and its Subsidiaries), and obtain customary authorization letters, accountants’ comfort letters (including negative assurance), and accountants’ consent letters, as may be reasonably requested by Purchaser in each case, on customary terms and consistent with their customary practice in connection with the Financing; (iv) cause its senior officers to be available, upon reasonable advance notice and at mutually agreeable times, to participate in a reasonable number of informational meetings, due diligence sessions, sessions and presentations with lenders and rating agencies and road show meetings in connection with the Financing (but not more than one primary bank meeting); (v) reasonably assist Purchaser and its financing sources with the preparation of all offering documents, including customary materials for a bank information memorandum, an offering memorandum or prospectus and other marketing and rating agency materials for the Financing, and similar documents reasonably necessary in connection with the Financing and reasonably cooperate with any due diligence investigation of the Company and its Subsidiaries in connection with the Financing; (vi) provide a customary authorization letter to the lenders and agents in respect of the Financing authorizing the distribution of information to prospective lenders and containing a representation to such financing sources that the public side versions of such documents, if any, do not include material non-public information about the Company or its Affiliates or its or their securities; and (v) take all corporate actions, subject to the occurrence of the Effective Time, reasonably requested by Purchaser and necessary to permit the consummation of the Financing.

(b)         Notwithstanding anything in this Agreement to the contrary, none of the Company or any of its Subsidiaries or their respective Representatives shall be required to (A) pay any commitment or other fee or incur any other liability or obligation of any kind in connection with the Financing at or prior to the Effective Time, (B) execute, deliver, enter into or perform any  agreement,  commitment, document, certificate or instrument (other than with respect to a customary authorization letter with respect to bank information memoranda) or adopt any resolution or otherwise take any corporate or similar action, in connection with the Financing that is not conditioned on the occurrence of the Closing Date, (C) provide any cooperation that (1) unreasonably interferes with the ongoing business of the Company or its Subsidiaries, (2) causes any covenant, representation or warranty in this Agreement to be breached, or (3) causes any closing condition set forth in Article 7 to fail to be satisfied or otherwise causes the breach of any contract to which the any of the Company or its Subsidiaries is a party, (D) provide any solvency certificate, legal opinion or other opinion of counsel, or any information that would, in its good faith judgment, result in a violation of applicable law or loss of attorney-client privilege, (E) take any actions that would reasonable by expected to delay the Closing, (F) provide (a) pro forma financial information or projections except as required in Section 6.4(a)(ii)(z), (b) separate financial statements in respect of the Company’s Subsidiaries, (c) financial information required by Rule 3-03(e), 3-09, Rule 3-10 and Rule 3-16 of Regulation S-X, (d) any disclosure or Compensation Discussion and Analysis required by Item 402 of Regulation S-K, (e) information required by Item 302 of Regulation S-

K, (f) information that would customarily be provided by the underwriters or initial purchasers of a customary financing of equity or debt securities, (g) description of all or any portion of the Financing, including any “description of notes”, (h) risk factors relating to all or any component of the Financing, (i) segment reporting and disclosure or (j) any financial statements not otherwise specifically mentioned in Section 6.4(a).

(c)         Purchaser and Merger Sub agree that any information regarding the Company or any of its Subsidiaries or Affiliates contained in any presentations, offering documents, teasers or other materials in connection with the Financing shall be subject to the prior timely review of the Company.  All information provided by or on behalf of the Company or its Subsidiaries pursuant to this Agreement (including in connection with the Financing) will be kept confidential in accordance with the Confidentiality Agreement, provided, however, that the Purchaser will be permitted to disclose such information to any financing sources or prospective financing sources that may become parties to the Financing (and, in each case, to their respective counsel and auditors) so long as each such Person (a) agrees for the benefit of the Company to be bound by the Confidentiality Agreement as if a party thereto or (b) is subject to other confidentiality undertakings reasonably satisfactory to the Company and of which the Company is a beneficiary.

(d)         Purchaser shall promptly, within three (3) Business Days following any request by the Company, reimburse the Company for all reasonable out-of-pocket costs and expenses (including reasonable advisors, attorneys’ and accountants’ fees) incurred by the Company or any of its Subsidiaries or their respective Representatives in connection with the cooperation of the Company and its Subsidiaries contemplated by this Section 6.4 and shall indemnify and hold harmless the Company, its Subsidiaries and their respective Affiliates and Representatives (collectively, the “Financing Indemnitees”) from and against any and all costs, expenses, losses, damages, claims, judgments, fines, claims, losses, penalties, damages, interest, awards and liabilities directly or indirectly suffered or incurred by any of them in connection with the arrangement and consummation of the Financing and any information used in connection therewith (other than information provided by or on behalf of the Financing Indemnities expressly for use in any such offering materials).  This Section 6.4(e) shall survive the consummation of the Merger and the Closing and any termination of this Agreement, and is intended to benefit, and may be enforced by, the Financing Indemnitees and their respective heirs, executors, estates, personal representatives, successors and assigns who are each third party beneficiaries of this Section 6.4(d).

(e)         Each of Purchaser and Merger Sub affirms that it is not a condition to the Closing or to any of its obligations for Closing or other obligations under this Agreement that Purchaser or Merger Sub obtains Financing or any other debt financing.  Each of Purchaser and Merger Sub further affirms that any failure to consummate the transactions contemplated by this Agreement or perform its obligations under this Agreement as a result of a failure to close the Financing or any other debt financing or receive the proceeds of the Financing or any other debt financing shall constitute a material breach by Purchaser and Merger Sub of this Agreement.

(f)         Purchaser shall (i) keep the Company reasonably informed of material developments in respect of its efforts to document and arrange any Financing and (ii) promptly (and in any event within one (1) Business Day) upon the reasonably request of the Company, provide the Company with copies of any debt commitment letters and fee letters (subject to customary redaction of the fee letter for commercially sensitive economic terms) entered into by Purchaser or its Affiliates and any other material definitive debt financing agreements.

Section 6.5   Further Assurances.  Subject to the terms and conditions herein provided, including Section 6.2 and Section 6.3, from and after the date of this Agreement, each of the parties hereto shall use reasonable best efforts to take, or cause to be taken, all actions or do, or cause to be done, all things or execute and deliver any documents reasonably necessary, proper or advisable under applicable Laws to consummate and make effective the transactions contemplated by this Agreement.

Section 6.6    Public Announcement.  The initial press release with respect to the execution of this Agreement shall be mutually agreed upon by the Purchaser and the Securityholders’ Agent.  After the Closing, neither the Company, the Stockholders nor Purchaser shall make any public announcement concerning the terms of the transactions contemplated by this Agreement without the prior consent of the other party (which consent shall not be unreasonably withheld or delayed).  Notwithstanding any of the foregoing to the contrary, nothing in this Agreement shall prohibit any party from disclosing any information relating to the transactions contemplated by this Agreement (i) to any current or prospective investor or limited partner of such party to the extent such disclosure is made in the ordinary course of such party’s business, (ii) as may be required by Law, (iii) to the extent such information was previously disclosed in accordance with the first sentence of this Section 6.6 or (iv) in the case of Purchaser by its listing agreement with any securities exchange as determined in its good faith judgment (in which case such party shall not issue or cause the publication of such press release or other public announcement without prior consultation insofar as practicable with the Securityholders’ Agent).

Section 6.7    Confidentiality.  Each party hereto will, and will use reasonable efforts to cause its officers, employees, accountants, consultants, legal counsel and other representatives, not disclose to any Person any information regarding the other parties or any of the terms or conditions of this Agreement and transactions contemplated hereby, provided,  however, that:

(a)         any of such information may be disclosed to a party’s officers, employees, accountants, consultants, legal counsel or other representatives who need to know such information in connection with this Agreement and the transactions contemplated hereby;

(b)         any disclosure of such information to which the other parties consent in writing may be made; and

(c)         any of such information may be disclosed if compelled by judicial or regulatory process (including without limitation in connection with obtaining the necessary approvals of this Agreement and the transactions contemplated hereby).  Notwithstanding anything to the contrary contained in the foregoing, this Section 6.7 shall not apply to information which (i) is already in a party’s possession (provided that such information is neither (A) learned by such party as part of the due diligence for the transactions contemplated by this Agreement nor (B) known by such party to be subject to another confidentiality agreement with, or other obligation of secrecy to, another party), (ii) becomes generally available to the public other than as a result of a disclosure by a party or its officers, employees, accountants, consultants, legal counsel or other representatives (other than in accordance with the terms of this Agreement), (iii) becomes available to a party on a nonconfidential basis from a source other than another party or its officers, employees, accountants, consultants, legal counsel or other representatives (provided that such source is not known by such party to be bound by a confidentiality agreement with or other obligation of secrecy to another party) or (iv) such party is required to disclose by Law.

Section 6.8    Indemnification of Officers and Directors; Maintenance of Insurance.

(a)         Following the Closing, Purchaser shall cause the Company and its Subsidiaries to take any necessary actions to provide that all rights to indemnification existing in favor of the directors and officers of the Company or any of its Subsidiaries, as provided in the Charter, the Bylaws or the Organizational Documents of any of the Company’s Subsidiaries in effect on the date of this Agreement shall survive the consummation of the transactions contemplated hereby and continue in full force and effect and be honored by Purchaser after the Closing with respect to any event that occurs prior to Closing.

(b)         Prior to the Closing Date, the Company shall obtain and fully pay the premium for the extension of the directors’ and officers’, professional and fiduciary liability coverage of the Company’s existing directors’ and officers’, professional and fiduciary liability insurance policies, for a claims reporting or discovery period of at least six (6) years from and after the Closing Date with respect to any claim related to any period of time at or prior to the Closing Date from an insurance carrier with the same or better credit rating as the Company’s current insurance carrier such insurance with terms, conditions, retentions and limits of liability that are no less advantageous than the coverage provided under the Company’s existing policies with respect to any actual or alleged error, misstatement, misleading statement, act, omission, neglect, breach of duty or any matter claimed against a director or officer of the Company or any of its Subsidiaries by reason of him or her serving in such capacity that existed or occurred at or prior to the Closing Date (including in connection with this Agreement or the transactions or actions contemplated hereby).

Section 6.9   Access and Investigation.  Between the date of this Agreement and the Closing Date, and upon reasonable advance written notice received from Purchaser, the Company shall afford Purchaser, its Representatives and its lenders and their Representatives reasonable access, during regular business hours, to the Company’s and its Subsidiaries’ properties, personnel, contracts, books and records and other documents and data as Purchaser reasonably requests, and to make extracts and copies of such books and records, such right of access shall to be exercised in a manner that does not unreasonably interfere with the operations of the Company’s business.  No investigation by Purchaser prior to or after the date of this Agreement shall diminish or obviate any of the representations, warranties, covenants or agreements of the Company or the Seller contained in this Agreement or the Transaction Documents.  In order that Purchaser may have full opportunity to make such physical, business, accounting and legal review, examination or investigation as it may reasonably request regarding the affairs of the Company, the Company shall use commercially reasonable efforts to cause its Representatives to cooperate with Purchaser’s Representatives in connection with such review and examination, except to the extent prohibited by any applicable Law or to the extent doing so would result in the waiver of any legal protection.

Section 6.10  Employment and Benefit Matters.

(a)         For the period commencing at the Closing and ending 12 months after the Closing, Purchaser agrees to maintain the compensation and benefit levels, including base salary, annual cash incentive opportunities, retirement benefits, and health and welfare benefits for the employees of the Company or any of its Subsidiaries who remain employed after the Closing (the “Company Employees”) at levels which are, in the aggregate, comparable to those in effect for the Company Employees immediately prior to the Closing.  Purchaser will treat, and cause the applicable benefit plans to treat, the service of the Company Employees with the Company or any of its Subsidiaries attributable to any period before the Closing as service rendered to Purchaser or any Subsidiary of Purchaser for purposes of eligibility and vesting under Purchaser’s vacation program, health or welfare plan(s) maintained by Purchaser, and Purchaser’s defined contribution plans, except where credit would result in duplication of benefits.  Without limiting the foregoing, to the extent that any Company Employee participates in any health or other group welfare benefit plan of Purchaser following the Closing, (A) Purchaser shall cause any pre-existing conditions or limitations, eligibility waiting periods or required physical examinations under any health or similar welfare plan of Purchaser to be waived with respect to the Company Employees and their eligible dependents, to the extent waived under the corresponding plan in which the Company Employee participated immediately prior to the Closing, and (B) any deductibles paid by

Company Employee under any of the Company’s or its Subsidiaries’ health plans in the plan year in which the Closing occurs shall be credited towards deductibles under the health plans of Purchaser or any Subsidiary of Purchaser.

(b)         The Company shall take (or cause to be taken) all actions necessary and appropriate to terminate any Employee Plan identified by Purchaser by providing the Company with written notice of such request to terminate within a commercially reasonably time prior to the Closing Date, with such terminations of such Employee Plans to be effective immediately prior to the Closing Date.   With respect to each Employee Plan to be terminated as described in this Section 6.10(b), the Company shall deliver to Purchaser, no later than the day immediately preceding the Closing Date, evidence that the Company’s board of directors has validly adopted resolutions to terminate such Employee Plan (the form and substance of which shall be subject to reasonable review and prior approval of Purchaser).

(c)         Notwithstanding any provision in this Agreement to the contrary, nothing in this Section 6.10 shall (i) be deemed or construed to be an amendment or other modification of any Employee Plan or Purchaser employee benefit plan, (ii) create any third party rights in any current or former employee, director or other service provider of Purchaser, the Company or any of their respective Affiliates (or any beneficiaries or dependents thereof) or  (iii) limit or interfere with the right of Purchaser and the Company to terminate the employment of any Company Employee at any time after the Closing.

Section 6.11  No Negotiation.  Until such time as this Agreement shall be terminated pursuant to Section 9.1, none of the Stockholders, the Company, any of its Subsidiaries or any of their or its Representatives shall directly or indirectly solicit, initiate, encourage or entertain any inquiries or proposals from, discuss or negotiate with or provide any nonpublic information to any Person (other than the Purchaser) or its Representatives relating to any business combination, recapitalization, sale of substantial assets, or Investment transaction involving the Company or any Subsidiary, including the merger or consolidation of the Company or any Subsidiary (an “Acquisition Transaction”).  The Company shall, and shall cause its Subsidiaries to, and the Stockholders shall, and each of the foregoing shall cause their Representatives to, immediately cease and cause to be terminated any existing discussions or negotiations with any Persons (other than Purchaser) conducted heretofore with respect to any Acquisition Transaction.  The Company and the Stockholders shall promptly notify Purchaser if any proposals regarding an Acquisition Transaction, or any inquiry or contact with any Person with respect thereto, is made prior to this Agreement being terminated pursuant to Section 9.1, and shall provide full and prompt disclosure of the details thereof, including copies of all written materials with respect thereto, to Purchaser.

Section 6.12  280G Shareholder Vote.  The Company shall use reasonable best efforts to submit to its shareholders promptly after the date hereof, for approval (in a manner and with a disclosure document reasonably satisfactory to Purchaser, with such disclosure document to be provided to Purchaser for review and approval no later than five (5) Business Days prior to Closing) by a vote of such shareholders as is required pursuant to Section 280G(b)(5)(B) of the Code and the Treasury Regulations thereunder (the “280G Shareholder Vote”), any such payments or other benefits that may, separately or in the aggregate, constitute “excess parachute payments” (within the meaning of Section 280G of the Code and the Treasury Regulations thereunder), such that, if the 280G Shareholder Vote is received approving such payments and benefits, such payments and benefits shall not be deemed to be “excess parachute payments” under Section 280G of the Code and the Treasury Regulations thereunder.  Prior to such 280G Shareholder Vote, the Company shall use reasonable best efforts to obtain, from each “disqualified individual” (within the meaning of Section 280G of the Code and the Treasury Regulations thereunder) who might have or receive, or have the right or entitlement to receive, a parachute payment under Section 280G of the Code, a written waiver (in form and substance reasonably satisfactory to Purchaser, with such written waiver to be provided to Purchaser for review and approval no later than five (5) Business Days prior to Closing) pursuant to which such person agrees to waive any and all right or entitlement to such parachute payment, to the extent such payment would not be deductible pursuant to Section 280G of the Code.  Such waivers shall cease to have any force or effect with respect to any item covered thereby to the extent the 280G Shareholder Vote for such item is obtained.  Prior to the Closing, the Company shall deliver to Purchaser evidence reasonably acceptable to Purchaser that the 280G Shareholder Vote was solicited in accordance with Section 280G of the Code and the Treasury Regulations thereunder and that whether the requisite number of votes of the 280G Shareholder Vote was obtained or not.

Section 6.13  Fees and Expenses.  Except as may otherwise be provided herein, all fees and expenses incurred in connection with this Agreement and the transactions contemplated herein shall be paid by the party incurring such fees or expenses, whether or not the transactions contemplated by this Agreement are consummated.

Section 6.14  Third Party Consents.  The Company shall, prior to the Closing Date, (i) notify each third party to (A) the Change In Control Vendor Contracts listed on Schedule 4.10(b) and (B) any of the Material Contracts and the Provider contracts referenced in Section 4.20 that may require a third party consent of the transactions contemplated by this Agreement and (ii) request and use commercially reasonable efforts to receive a waiver, if required, of any termination rights arising as a result of such transactions from each such party.

Section 6.15  Information Statement.  No later than twenty (20) Business Days after the date of this Agreement, the Company shall deliver to Purchaser, for review and comment, an information statement to be delivered to the Stockholders in respect of the transactions contemplated by this Agreement.  Such information statement shall comply with and satisfy all requirements under the Organizational Documents of the Company and applicable Laws, including the provisions of Section 262 of the DGCL.  The Company shall consider for incorporation therein any reasonable comments of Purchaser and its legal counsel delivered to the Company within ten (10) Business Days after receiving such information statement.  As soon as reasonably practicable following the date of this Agreement, and not less than thirty (30) Business Days after the date hereof, the Company (or the Paying Agent) will send such information statement to each Stockholder, together with the Transmittal Documents.  The information statement will be mailed to Stockholders at least twenty (20) days prior to the Closing.

Section 6.16  Operation of the Company and its Subsidiaries.  If the Closing Date occurs before the Measurement Date, then from the Closing Date to the Measurement Date, Purchaser shall cause the Company and its Subsidiaries to (i) operate in the ordinary course and (ii) not pay any dividends or make any other distributions to its equity owner.

ARTICLE VII

CONDITIONS TO CLOSING

Section 7.1    Conditions to Each Party’s Obligation to Effect the Closing.  The obligations of the Stockholders and the Company, on the one hand, and Purchaser, on the other hand, to consummate the Closing are subject to the satisfaction (or, if permissible under applicable Law, waiver by the party for whose benefit such conditions exist) on or prior to the Closing Date of the following conditions:

(a)         no court, arbitrator or Governmental Authority shall have issued any order, decree or ruling, or taken any other action restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement;

(b)         no Legal Proceeding shall have been commenced (and shall remain pending) on any grounds to restrain, enjoin or hinder the consummation of the transaction contemplated by this Agreement;

(c)         all applicable waiting periods (and any extensions thereof) under the HSR Act shall have expired or otherwise been terminated;

(d)         all other authorizations, notices to, approvals or consents of Governmental Authorities required to permit the consummation of the transactions contemplated hereby, including, without limitation, those set forth on Schedule 7.1(d), shall have been obtained or provided, as applicable, and be in full force and effect;

(e)         each of the Securityholders’ Agent and Purchaser shall have received a copy of the Escrow Agreement executed by the Escrow Agent;

(f)         each of the Securityholders’ Agent and Purchaser shall have received a copy of the Paying Agent Agreement executed by the Paying Agent; and

(g)         the Company shall have obtained the Stockholder Approval pursuant to the Written Consent.

Section 7.2    Conditions to the Obligations of Purchaser and Merger Sub.  The obligations of Purchaser and Merger Sub to consummate the transactions contemplated hereby are subject to the satisfaction (or, if permissible under applicable Law, waiver in whole or in part by Purchaser) on or prior to the Closing Date of the following conditions:

(a)         Each of the following conditions shall have been satisfied and Purchaser shall have received a certificate signed by an executive officer of the Company, dated as of the Closing Date, certifying:

(i)         Other than the Fundamental Representations, each of the representations and warranties of the Company or such Signing Stockholder, as applicable, without giving effect to any limitations as to “materiality” and “Material Adverse Effect” set forth in such representations and warranties shall be true and correct as of the date hereof and as of the Closing Date as if made at and as of such time (other than those representations and warranties that address matters only as of a particular date or only with respect to a specific period of time, which shall be true and accurate only as of such date or with respect to such period), except, in each case, where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, have a Material Adverse Effect, and the Fundamental Representations shall be true and correct, except for de minimis inaccuracies, as of the date hereof and as of the Closing Date as if made at and as of such time (other than those representations and warranties that address matters only as of a particular date or only with respect to a specific period of time, which shall be true and accurate only as of such date or with respect to such period, and giving effect to all limitations as “materiality” and “Material Adverse Effect” set forth in such representations and warranties); and

(ii)        The Company and the Signing Stockholders shall have performed and complied in all material respects with all of the terms, covenants, agreements, undertakings, acts, conditions and obligations hereunder required to be performed or complied with by them at or before the Closing Date.

(b)         Purchaser shall have received a certificate from the Company and each Signing Stockholder that is an entity signed by its Secretary or other proper officer or manager and dated the Closing Date, certifying as to the person executing this Agreement and any Transaction Document being executed on behalf of the Company or such Stockholder in connection with this Agreement that:

(i)         such person is an officer thereof holding the office or offices specified therein;

(ii)        that the signature of each such person set forth on such certificate is his or her genuine signature; and

(iii)       such person is duly authorized to execute such Agreement or Transaction Document.

(c)         The Company shall have delivered to Purchaser (i) payoff letters relating to all Indebtedness of the Company and the Subsidiaries for borrowed money set forth on Schedule 7.2(c) attached hereto and identified thereon as requiring a payoff letter and (ii) releases from third parties of any and all Liens relating to property of the Company other than Permitted Liens, all on terms reasonably satisfactory to Purchaser.

(d)         The Company shall have obtained all consents, waivers and approvals, and given all of the notices, required under the Material Contracts and Provider contracts identified in Schedule 7.2(d), each such consent, waiver and approval in form and substance reasonably satisfactory to Purchaser and not requiring as a term thereof or condition thereto satisfaction of any adverse condition or requirement on the conduct of business by the Company, any of its Subsidiaries, Purchaser or any of its Subsidiaries.

(e)         Purchaser shall have received from the Company a non-foreign affidavit dated as of the Closing Date, sworn under penalty of perjury, in form and substance required under Section 1.1445-2(c)(2) of the Treasury Regulations, and reasonably satisfactory to Purchaser.

(f)         There shall not be any action, investigation, proceeding or litigation instituted, commenced or pending by or before any Governmental Authority or arbitrator that would, or that seeks to or is reasonably likely to result in a Governmental Investigation being commenced or continued after the Closing or in Governmental Damages being imposed on the Company, the Stockholders or Purchaser or any of their respective Affiliates.  As used herein, (i) “Governmental Damages” shall mean (A) any penalties or fines paid or payable to a Governmental Authority or (B) any restitution paid or payable to a third party, in either case as a result of the (x) conviction (including as a result of the entry of a guilty plea, a consent judgment or a plea of nolo contendere) of the Company of a crime or (y) a settlement with a Governmental Authority for the purpose of closing a Governmental Investigation; provided,  however, that any de minimis penalties, fines or payments shall not be deemed to be Governmental Damages; and (ii) “Governmental Investigation” shall mean an investigation by a Governmental Authority for the purpose of imposing criminal sanctions.

(g)         Purchaser shall have received fully executed resignations and releases, in form and substance reasonably satisfactory to Purchaser, from each director of the Company and its Subsidiaries.

(h)         Purchaser shall have received evidence that the Company’s board of directors has validly adopted resolutions to terminate the Employee Plans, as described in Section 6.10(b).

(i)         The Dissenting Shares (if any) shall represent no more than 10% of the outstanding Shares.

Section 7.3Conditions to the Obligations of the Company and the Stockholders.  The obligations of the Company and the Stockholders to consummate the transactions contemplated hereby are subject to the satisfaction (or waiver in whole or in part by the Stockholders) on or prior to the Closing Date of the following conditions:

(a)         Each of the following conditions shall have been satisfied and the Securityholders’ Agent and the Company shall have received a certificate signed by an executive officer of Purchaser, dated as of the Closing Date, certifying:

(i)         Each of the representations and warranties of Purchaser shall be true and correct as of the date hereof and as of the Closing Date as if made at and as of such time (other than those representations and warranties that address matters only as of a particular date or only with respect to a specific period of time which needs to be true and accurate only as of such date or with respect to such period, and giving effect to all limitations as “materiality” and “material adverse effect” set forth in such representations and warranties) except, in each case, where the failure of such representations and warranties to be so true and correct would not, in the aggregate, have a material adverse effect; and

(ii)         Purchaser shall have performed and complied in all material respects with all of the terms, covenants, agreements, undertakings, acts, conditions and obligations hereunder required to be performed or complied with by Purchaser at or before the Closing Date.

(b)         The Securityholders’ Agent shall have received a certificate from Purchaser, signed by its Secretary and dated as of the Closing Date, certifying as to the person executing this Agreement or any Transaction Documents being executed on behalf of Purchaser in connection with this Agreement that:

(i)         such person is an officer thereof holding the office or offices specified therein;

(ii)        the signature of each such person set forth on such certificate is his or her genuine signature; and

(iii)       such person is duly authorized to execute such Agreement or Transaction Document.

ARTICLE VIII

TAX MATTERS

Section 8.1    Tax Returns.

(a)         Purchaser (or its designee) shall prepare and file or cause to be prepared and filed all Tax Returns that are required to be filed by or with respect to the Company and its Subsidiaries for Pre-Closing Tax Periods that are not filed before the Closing (“Pre-Closing Tax Returns”).  The expense of preparing and filing any such Pre-Closing Tax Returns shall be borne by Purchaser, and Purchaser shall timely pay, or cause to be paid, all Taxes shown as due and owing on such Tax Returns subject to Purchaser’s right to be reimbursed by Stockholders for all such Taxes for a Pre-Closing Tax Period (and with respect to any Tax Returns for any Straddle Period, those Taxes allocated to the portion of such

Straddle Period ending on the Closing Date in a manner consistent with Section 8.3).  All such Pre-Closing Tax Returns shall be prepared in a manner that complies with applicable Law and, to the extent compliant with applicable Law, consistent with past practices, provided,  however, that (A) all items properly accruing on the Closing Date shall be allocated to the Company’s taxable period ending on the Closing Date pursuant to Treasury Regulations Section 1.1502-76(b)(1)(ii)(A)(1) (and not pursuant to the “next day” rule under Treasury Regulations Section 1.1502-76(b)(1)(ii)(B) or pursuant to the ratable allocation method under Treasury Regulations Section 1.1502-76(b)(2)(ii) or 1.1502-76(b)(2)(iii) to the extent permitted by applicable Law), (B) no election to waive a carryback of net operating losses under Section 172(b)(3) of the Code shall be made, and (C) Purchaser shall, to the extent permitted by applicable Law, deduct all Transaction Tax Deductions on the Company’s income Tax Returns for the taxable period ending on the Closing Date; provided, that in determining the deductibility of any success based fees included in Transaction Tax Deductions, the parties agree to apply the safe harbor set forth in Rev. Proc. 2011-29 to the extent applicable.

(b)         With respect to Pre-Closing Tax Returns to be filed by Purchaser that relate to income Taxes, Purchaser shall deliver a draft of such Tax Return to the Securityholders’ Agent for its review and comment not less than thirty (30) days prior to the date on which such Tax Returns are due to be filed (taking into account any applicable extensions).  Purchaser shall consider in good faith all reasonable comments made by the Securityholders’ Agent and the parties agree to cooperate in good faith to resolve any disputes over such Tax Return, provided that if the Securityholders’ Agent and Purchaser are unable to reach an agreement, the matter shall be referred to a nationally recognized independent accounting firm, whose determination shall control.  The costs of the accounting firm shall be borne equally fifty percent (50%) by Stockholders and fifty percent (50%) by Purchaser.  If the accounting firm is unable to resolve such dispute prior to the filing due date for any applicable Tax Return, the applicable Tax Return shall be filed as prepared by Purchaser in respect of such disputed matter, the filing of which shall not prejudice or otherwise control the accounting firm’s resolution of such matter.

(c)         Purchaser, the Company and their Subsidiaries shall cause the Tax year of the Company and its Subsidiaries to end at the end of the day on the Closing Date for federal and applicable state, local and foreign income tax purposes.

Section 8.2    Books and Records; Cooperation; Post-Closing Tax Actions.

(a)         Following the Closing, each party shall (and shall cause their Affiliates to) (i) provide the other party with such assistance as may be reasonably requested in connection with the preparation of any Tax Return, any audit or any examination by any taxing authority or judicial or administrative proceeding relating to Taxes with respect to the Company and its Subsidiaries; (ii) retain (and provide the other party with reasonable access to) all records or information which may be relevant to such Tax Return, audit, examination or proceeding until the expiration of the statute of limitations (including any extensions thereof) applicable to such taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and (iii) give to the other party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if such other party so requests, the party will allow the other party to take possession of such books and records.

(b)         Unless (i) required by applicable Law, (ii) with the prior written consent of the Securityholders’ Agent, not to be unreasonably withheld, conditioned or delayed, or (iii) as provided for in Section 8.1 (except to the extent such Tax Return was originally due before the Closing Date), Purchaser shall not file, amend, re-file or otherwise modify any applicable portion of any Tax Return or Tax election of the Company or its Subsidiaries that could reasonably be expected to increase the liability of the Stockholders and the Vested Optionholders for Taxes of the Company and its Subsidiaries for Pre-Closing Tax Periods under this Agreement (including, for the avoidance of doubt, making any election pursuant to IRC §§ 336 or 338 in connection with the transactions contemplated by this Agreement).  In the case of any Pre-Closing Tax Returns that Purchaser intends to file, amend, re-file or otherwise modify pursuant to clause (i) of the preceding sentence, Purchaser shall notify the Securityholders’ Agent not less than thirty (30) days prior to taking such action.  Except as otherwise contemplated by this Agreement, the Company and its Subsidiaries shall not take any action on the Closing Date (but after the Closing) that is outside the ordinary course of business.

Section 8.3    Apportionment of Taxes.  For purposes of the payment of any Tax refund pursuant to Section 8.4 and the indemnity contained in Section 10.2(a)(ii) or as otherwise required under this Agreement, in the case of any Straddle Period, the amount of any Taxes of the Company and its Subsidiaries (a) based on or measured by income or receipts, sales or use, employment, or withholding for the Pre-Closing Tax Period shall be determined based on an interim closing of the books as of the close of business on the Closing Date (and for such purpose, the taxable period of any partnership or other pass-through entity in which the Company holds a beneficial interest shall be deemed to terminate at such time) and (b) the amount of property and ad valorem Taxes of the Company and its Subsidiaries for a Straddle Period for the Pre-Closing Tax Period shall be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction, the numerator of which is the number of days in the Straddle Period prior to and including the Closing Date and the denominator of which is the number of days in such Straddle Period.

Section 8.4    Tax Refunds.  Any refunds for Taxes (including any interest in respect thereof payable by a Governmental Authority) received by Purchaser or any of its Affiliates, (including any amounts credited against Taxes to which Purchaser of any of its Affiliates are otherwise liable (including by way of any amended Tax Return) in lieu of such a refund), that relate to any Pre-Closing Tax Period and that are received in cash or credited on a Tax Return filed prior to the Release Date (or such earlier date as the funds held in the Escrow Account are exhausted) shall be for the account of the Stockholders, except, in each case, to the extent that such refund is attributable to the carryback of Tax items from any taxable period beginning after the Closing Date (or the portion of any Straddle Period beginning after the Closing Date) to a Pre-Closing Tax Period.  Subject to Section 2.14(d), Purchaser shall pay to the Securityholders’ Agent any such refund or the amount of any such credit (net of out-of-pocket expenses and Taxes) on the later of (x) thirty (30) days after receipt or use thereof and (y) five (5) Business Days after the Final Closing Statement is deemed final as set forth in Section 2.14(a) and Section 2.15. Purchaser and its Affiliates shall, if the Securityholders’ Agent so requests, cause the Company or any of its Subsidiaries to file for and use their commercially reasonable efforts to obtain any refund for any Pre-Closing Tax Period to the extent permitted under applicable Law.

Section 8.5    Tax Contests.  Purchaser shall notify the Securityholders’ Agent in writing within ten (10) days upon the receipt of any notice, or becoming aware, of any audit, examination, or other legal proceeding with respect to Taxes for which the Stockholders may be liable pursuant to this Agreement (a “Tax Contest”); provided, however, no failure or delay of Purchaser in providing such notice shall reduce or otherwise affect the obligations of the Stockholders pursuant to this Agreement, except to the extent that the Stockholders are materially and adversely prejudiced as a result of such failure or delay.  Purchaser shall control any Tax Contest; provided, however, if a Tax Contest relates to a Pre-Closing Tax Period (excluding any Straddle Period), the Securityholders’ Agent shall have the right to assume control, at its own expense, of such Tax Contest if within ten (10) days of receiving notice of the Tax Contest the Securityholders’ Agent notifies Purchaser of its intent to take control of such Tax Contest; provided, however, that the Securityholders’ Agent shall not be entitled to assume the control of any such Tax Contest (unless otherwise consented to in writing by Purchaser) if the Tax Contest has a reasonable likelihood of resulting in indemnifiable Damages that would exceed the remaining balance of the Escrow Account.  If the Securityholders’ Agent assumes control of such Tax Contest, Purchaser shall have the right to participate, at its own expense, in such Tax Contest, and the

Securityholders’ Agent shall not settle or compromise such Tax Contest without Purchaser’s prior written consent (not to be unreasonably conditioned, withheld or delayed) and provided that the funds held in the Escrow Account are sufficient to fully satisfy such compromise or settlement.  If the Securityholders’ Agent does not elect to control such Tax Contest, or if such Tax Contest relates to a Straddle Period, Purchaser shall control such Tax Contest, provided, that the Securityholders’ Agent shall have the right to participate, at its own expense, in such Tax Contest, and Purchaser shall not settle or compromise such Tax Contest without the Securityholders’ Agent’s prior written consent (not to be unreasonably conditioned, withheld or delayed).  For the avoidance of doubt, in the event that any conflict arises between the provisions of this Section 8.5 and the provisions of Section 10.5, the provisions of this Section 8.5 shall govern.

Section 8.6    Transfer Taxes.  All stamp, transfer, documentary, sales and use, value added, registration and other such Taxes and fees incurred in connection with the transactions contemplated by this Agreement shall be borne equally by Purchaser, on the one hand, and the Stockholders, on the other hand.

ARTICLE IX

TERMINATION

Section 9.1    Termination Prior to Closing.  This Agreement may be terminated at any time prior to the Closing:

(a)         by the mutual written consent of Purchaser and the Securityholders’ Agent;

(b)         by either Purchaser or the Stockholders if the Closing shall not have been consummated on or before 12 p.m. Eastern time on March 1, 2018 (the “Termination Date”); provided,  that, if on the Termination Date the conditions to Closing set forth in Section 7.1(c) or Section 7.1(d) shall not have been satisfied or waived, but all other conditions to Closing shall have been satisfied or waived (other than those conditions which by their nature can only be satisfied at or immediately prior to the Closing, which conditions would be satisfied if the Closing Date were the Termination Date), then the Termination Date shall automatically be extended by one ninety (90) day period; provided, however, that neither Purchaser nor the Stockholders may terminate this Agreement pursuant to this Section 9.1(b) if the Closing shall not have been consummated by such date by reason of the failure of such party to perform in all material respects any of its covenants or agreements contained in this Agreement;

(c)         by either Purchaser or the Stockholders upon written notice given to the other if any Governmental Authority will have issued a final, non-appealable order enjoining or otherwise prohibiting the transactions the contemplated hereby or there shall be any Law enacted or deemed applicable to the transactions contemplated hereby that makes the consummation of such transactions illegal;

(d)         by Purchaser if it is not in material breach of its obligations under this Agreement, and if there shall have been a material breach by the Company or any of the Stockholders of any of their respective representations, warranties, covenants or agreements contained in this Agreement, which breach would result in the failure to satisfy one or more of the conditions set forth in Section 7.2(a) and such breach (if curable) has not been cured within twenty (20) days after notice thereof by Purchaser to the Company or Securityholders’ Agent, as applicable; or

(e)         by the Company if it is not in material breach of its obligations under this Agreement, and if there shall have been a material breach by Purchaser of any of its representations, warranties, covenants or agreements contained in this Agreement, which breach would result in the failure to satisfy one or more of the conditions set forth in Section 7.3(a) and such breach (if curable) has not been cured within twenty (20) days after notice thereof by the Company to Purchaser.

Section 9.2    Effect of Termination.  In the event of the termination of this Agreement as provided in Section 9.1, this Agreement shall become null and void and of no further force or effect, and there shall be no liability or obligation hereunder on the part of Purchaser, the Stockholders or the Company and its Subsidiaries, or any of their respective directors, officers, employees, Affiliates, advisors, agents, Representatives, successors or assigns except that:

(a)         Purchaser or the Company, as the case may be, may have liability to Purchaser or the Company, as the case may be, if the basis of the termination is a knowing and willful breach by Purchaser or the Company and/or the Stockholders, as the case may be;

(b)         Section 6.6 (Public Announcement), Section 6.7 (Confidentiality), Section 9.2 (Effect of Termination), Section 12.1 (Expenses), Section 12.2 (Governing Law and Consent to Jurisdiction) shall survive the termination of this Agreement; and

(c)         the Confidentiality Agreement shall survive the termination of this Agreement for a period of two (2) years following such termination.

ARTICLE X

SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS; INDEMNIFICATION

Section 10.1  Survival of Representations,  Warranties and Covenants.  The Fundamental Representations (other than the representations and warranties of the Company set forth in Section 4.9 (Tax Matters)) and the representations and warranties of the Company set forth in Section 4.22 (Health Care Regulatory Compliance) and Section 4.24 (Illegal Payments) shall survive the Closing until the second anniversary of the Closing Date.  The representations and warranties of the Company set forth in Section 4.9 (Tax Matters) and the indemnity provided in Section 10.2(a)(iii) shall survive the Closing until sixty (60) days after the expiration of the applicable statute of limitations (as it may be extended).  The representations and warranties of the Purchaser, the Company and the Stockholders contained in this Agreement (other than the Fundamental Representations and the representations and warranties of the Company set forth in Section 4.22 (Health Care Regulatory Compliance) and Section 4.24 (Illegal Payments)) and the agreements and covenants of the Company and the Stockholders to be performed prior to the Closing shall survive the Closing until the eighteen (18) month anniversary of the Closing Date.  The termination of the representations and warranties provided herein shall not affect the rights of a party in respect of any claim made by such party in a writing received by the other party in accordance with the terms of this Article X prior to the expiration of the applicable survival period provided herein.  All agreements and covenants contained herein which by their terms contemplate actions or impose obligations following the Closing shall survive the Closing and remain in full force and effect in accordance with their terms or in the case of any covenant or agreement without an express date for completion or performance, the date that is two (2) years following the Closing Date.

Section 10.2  Right to Indemnification.

(a)         Subject in all cases to the limits on indemnification in this Article X, subsequent to the Closing, each Securityholder shall indemnify, on a several and not a joint basis, and solely from the Escrow Amount, and each Indemnifying Securityholder shall indemnify, on a several and not a joint basis, solely for amounts other than from the Escrow Amount, based on the Indemnifying Securityholders respective Pro Rata Backstop Indemnity Percentages (an “Indemnifying Party”) Purchaser, its Affiliates

(including the Company and its Subsidiaries), and each of their respective officers, directors, managers, employees, stockholders, contractors, agents and other Representatives (“Purchaser Indemnified Parties”) against, and hold each of the Purchaser Indemnified Parties harmless from, any Losses incident or related to or arising out of or in connection with:

(i)         the failure of any representation or warranty of the Company or the Signing Stockholders in this Agreement to be true and correct as of the date hereof and as of the Closing Date, or if expressly made as of an earlier date, as of such date (without giving effect to any materiality or similar qualification contained or incorporated directly or indirectly in any representation or warranty);

(ii)        the breach of any agreement, covenant or obligation of the Company or the Stockholders set forth in this Agreement;

(iii)       regardless of any disclosure of any matter set forth on any disclosure schedule:  (A) any Taxes of the Company and its Subsidiaries for all Pre-Closing Tax Periods; (B) Taxes of another Person imposed on the Company or its Subsidiaries or for which the Company or any of its Subsidiaries is liable (1) under Treasury Regulations § 1.1502-6 (or any similar provision of Law) by reason of the Company or any of its Subsidiaries having been a member of any group on or prior to the Closing Date, (2) by reason of any contract (other than a customary commercial agreement entered into in the ordinary course of business that is primarily not related to Taxes, such as a license, lease or credit agreement) entered into prior to the Closing, or (3) by reason of assumption, successor or transferee Liability or operation of Law; or (C) the Taxes borne by the Stockholders under Section 8.6; (clauses (i)-(iii), collectively “Damages”); and

(iv)        any claim brought by any Securityholder with respect to any exercise of dissenters’ appraisal rights pursuant to the DGCL to the extent (i) such claim relates to this Agreement or the transactions contemplated by this Agreement and (ii) such Loss exceeds such Securityholder’s  applicable portion of the Merger Consideration.

(b)         Purchaser shall indemnify the Stockholders against, and hold the Stockholders harmless from, any Losses actually paid to third parties or incurred by a Stockholder that are incident or related to or arise out of or in connection with:

(i)         the failure of any representation or warranty of Purchaser in this Agreement to be true and correct as of the date hereof and as of the Closing Date, or if expressly made as of an earlier date, as of such date; and

(ii)        the breach of any agreement, covenant or obligation of Purchaser set forth in this Agreement.

Section 10.3  Escrow; Threshold; Limitations on Indemnity.

(a)         Notwithstanding anything to the contrary contained in this Agreement:

(i)         The maximum aggregate liability of the Indemnifying Securityholders under Section 10.2(a)(i) (except in respect of the Fundamental Representations and the representations and warranties of the Company set forth in Section 4.22 (Health Care Regulatory Compliance) and Section 4.24 (Illegal Payments)) shall be an amount equal to the Escrow Amount.  The maximum aggregate liability of the Indemnifying Securityholders under Section

10.2(a)(i) solely with respect to Fundamental Representations and under Sections 10.2(a)(ii) – Section 10.2(a)(iv) shall be an amount equal to the Merger Consideration actually paid to the Indemnifying Securityholders.  The maximum aggregate liability of the Indemnifying Securityholders under Section 10.2(a)(i) solely with respect to the representations and warranties of the Company set forth in Section 4.22 (Health Care Regulatory Compliance) and Section 4.24 (Illegal Payments) shall be forty million dollars ($40,000,000) less any amounts paid to Purchaser whether from the Escrow Account or otherwise for indemnification claims hereunder.

(ii)         The amount in the Escrow Account shall be released to the Securityholders as follows on the date that is five (5) Business Days following the eighteen (18) month anniversary of the Closing Date (the “Release Date”): the difference, if positive, obtained by subtracting from the remaining funds in the Escrow Account an amount equal to (x) the aggregate amount of unsatisfied claims for Damages of the Purchaser Indemnified Parties under Section 10.2(a)(i) – (iv) properly made on or prior to the Release Date in accordance with the provisions of this Article X and the Escrow Agreement.  Further, from and after the Release Date, to the extent that (A) any amounts have been withheld in respect of unsatisfied claims made in accordance with this Article X and (B) the applicable underlying claims are resolved in favor of the Indemnifying Party, then such amount shall be promptly released to the Securityholders in accordance with this Agreement and the Escrow Agreement.

(iii)         No payment from the Escrow Account with respect to any Damages otherwise payable under Section 10.2(a)(i) shall be payable until such time as all such Damages shall aggregate to more than one million five hundred thousand dollars ($1,500,000) (the “Damage Threshold”), after which time the Purchaser Indemnified Parties shall be entitled to be indemnified against and compensated and reimbursed for the amount of all such Damages solely to the extent that such amount exceeds the Damage Threshold; provided, that the Damage Threshold shall not apply to any Damages related to the failure of any of the Fundamental Representations or the representations and warranties of the Company set forth in Section 4.22 (Health Care Regulatory Compliance) and Section 4.24 (Illegal Payments) to be true and correct. For the avoidance of doubt, the Damage Threshold shall not apply to any claims for indemnification under Section 10.2(a)(ii) – (iv).

(iv)         No payment from the Escrow Account with respect to any particular Damage otherwise payable under Section 10.2(a)(i) shall be payable unless such Damage (including any series of related Damages) equals or exceeds fifty thousand dollars ($50,000) (the “De Minimis Threshold”); provided, that the De Minimis Threshold shall not apply to any Damages related to the failure of any of the Fundamental Representations or the representations and warranties of the Company set forth in Section 4.22 (Health Care Regulatory Compliance) and Section 4.24 (Illegal Payments) to be true and correct. For avoidance of doubt, the De Minimis Threshold shall not apply to any claims for indemnification under Section 10.2(a)(ii) – (iv).

(b)         Sole and Exclusive Remedy.  Absent Fraud, the indemnification provisions contained in this Article X are intended to provide the sole and exclusive remedy following the Closing as to all money damages for any action arising out of the subject matter of this Agreement (it being understood that nothing in this Section 10.3(b) or elsewhere in this Agreement shall affect the parties’ rights to specific performance or other equitable remedies to enforce the parties’ obligations under this Agreement).

(c)         Under no circumstance will any Indemnifying Securityholder’s obligation under Section 10.2 exceed an amount equal to such Indemnifying Securityholder’s Pro Rata Share of the Merger Consideration actually paid to such Securityholder.

(d)         Each Purchaser Indemnified Party’s sole remedy for Losses with respect to Taxes under this Agreement (including, but not limited to, breaches of a representation or warranty contained in Section 4.9  (Tax Matters) or otherwise) shall be limited to Taxes of the Company and its Subsidiaries with respect to a Pre-Closing Tax Period.

(e)         The amount of any Losses subject to indemnification under Section 10.2(a) shall be calculated net of any Loss Tax Benefit actually realized by a Purchaser Indemnified Party in the year of the Losses giving rise to such indemnification claim.  For purposes hereof, “Loss Tax Benefit” shall mean the Tax savings or benefits actually realized by a Purchaser Indemnified Party that is attributable to any deduction, loss, credit, refund or other reduction in Tax resulting from or arising out of such Losses, in each case computed after taking into account all other items.

Section 10.4  Determination of Amount.

(a)         Subject to this Section 10.4, after the Closing, the Indemnifying Party shall have no right of contribution against Purchaser or the Company for any breach of any representation, warranty, covenant or agreement of the Company or the Securityholders.

(b)         Insurance.  For purposes of determining the amount of Losses against which any Purchaser Indemnified Party is entitled to be indemnified pursuant to Section 10.2, such Losses will be determined net of any insurance proceeds arising from any insurance policies maintained by the Company and/or its Subsidiaries and fully paid prior to the Closing Date actually recovered by such Purchaser Indemnified Person from any third party with respect thereto during the calendar year of such Loss or the calendar year following such Loss (net of any costs of collection and the value of any increases in premium to such Purchaser Indemnified Person as a result of such claim for insurance proceeds).  Any Purchaser Indemnified Party shall use commercially reasonable efforts to recover any amounts from the Company’s insurance carrier or other third party from whom they may reasonably be entitled to receive indemnification proceeds related to any Loss, provided that no action need be taken in respect of such insurance carriers or third parties prior to making an indemnification claim hereunder.  In the event that any Purchaser Indemnified Party receives amounts from an insurance carrier or other third party that would have reduced the amount of Losses to which such Purchaser Indemnified Party is entitled hereunder pursuant to this Section 10.4(b) after such Purchaser Indemnified Party has received payment in respect of such Losses hereunder (whether from the Escrow Amount or otherwise), such Purchaser Indemnified Party shall refund to the Securityholders’ Agent the portion of such amount which would be payable to the Stockholders for further distribution to such Stockholders and will refund the portion of such amount to the Company for further distribution to the Vested Optionholders through the Company’s payroll system at the next payroll date.

(c)         No Duplication.  Any Loss for which the Purchaser Indemnified Party is entitled to indemnification hereunder shall be determined without duplication of recovery by reason of the state of facts giving rise to such Loss constituting a breach of more than one representation, warranty or covenant or being indemnifiable under more than one provision hereof.  Losses shall not include any items (A) included on the Latest Balance Sheet or (B) to the extent included in the calculation of (i) SWH Equity, (ii) SWHNY Equity or (iii) Group (Ex NY and Mass) Working Capital (in each case, solely with respect to the Pre-Closing Tax Period).

Section 10.5  Indemnification Procedures.

(a)         Indemnification Notices.  In order to obtain indemnity in respect of a Loss as provided by Section 10.2, a Purchaser Indemnified Party shall give an “Indemnification Notice” to the Securityholders’ Agent.  For the purposes hereof, an “Indemnification Notice” shall mean a notice signed by any officer of Purchaser and delivered to the Securityholders’ Agent and (i) stating that Purchaser has paid, incurred, sustained or accrued, or reasonably anticipates that it will be obligated to pay, incur, sustain or accrue, a Loss against which it is entitled to indemnification hereunder, (ii) specifying in reasonable detail the nature of such Loss (including the calculation thereof or the basis for estimation thereof), the date insofar as practicable such Loss was paid or is expected to be incurred, sustained or accrued or the basis on which it anticipates incurring, sustaining or accruing such Loss, and the nature of the misrepresentation, breach of warranty or covenant, Tax matter or other matter resulting in such Loss or out of which such Loss arose or to which such Loss relates, (iii) providing copies of all documents, notices, claims or other related materials relating to such Loss, and (iii) specifying the amount of cash to be delivered to Purchaser (for the benefit of the pertinent Purchaser Indemnified Party) as indemnity against each such Loss; provided,  that the failure in providing such notice shall not affect the rights of the Purchaser Indemnified Party to indemnification hereunder except to the extent that any of the Indemnifying Securityholders (as such) are actually prejudiced by such failure.  If a Loss is anticipated but not yet incurred, sustained or accrued at the time an Indemnification Notice is given, an additional Indemnification Notice shall be given providing such information regarding the Loss incurred, sustained or accrued as was not included in an earlier Indemnification Notice.  In the case where a Purchaser Indemnified Party other than Purchaser shall seek to obtain the indemnity provided by Section 10.2, Purchaser shall give an appropriate Indemnification Notice on behalf of such Purchaser Indemnified Party, provided, that such Purchaser Indemnified Party has provided to Purchaser such information as Purchaser may reasonably request for such purpose.

(b)         Third-Party Claims.

(i)         Purchaser shall give the Securityholders’ Agent written notice (a “Third Party Claim Notice”, which shall be part of an Indemnification Notice) of any claim, assertion or action by or in respect of a third party, including any civil, criminal, administrative, regulatory, investigative or arbitral proceeding other than those relating to Taxes (a “Third Party Claim”), as to which a Purchaser Indemnified Party may request indemnification hereunder or as to which the Damages Threshold may be applied as soon as is practicable and in any event within ten (10) days of the time that such Purchaser Indemnified Party learns of such Third Party Claim; provided,  however, that the failure to so notify the Securityholders’ Agent shall not affect the rights of the Purchaser Indemnified Party to indemnification hereunder except to the extent that any of the Indemnifying Securityholders (as such) are actually prejudiced by such failure. The Securityholders’ Agent shall have the right, on behalf of the Indemnifying Securityholders, at its sole option and expense, to assume control of the defense of any Third Party Claim that relates to any Damages with respect to which the Indemnifying Securityholders have acknowledged in writing its obligation to provide indemnification for hereunder subject to the monetary limitations set forth herein, and to employ counsel of its choosing in connection therewith, which counsel shall be reasonably satisfactory to Purchaser; provided, however, that the Securityholders’ Agent shall not be entitled to assume the defense of any Third Party Claim (unless otherwise consented to in writing by Purchaser) if (A) the Third Party Claim relates to or arises in connection with a Legal Proceeding that is criminal in nature or being brought by a Governmental Authority, (B) the Third Party Claim seeks an injunction restricting the conduct of the Company’s business, (C) the Third Party Claim has a reasonable likelihood of resulting in indemnifiable Damages that would exceed two-times (2x) the remaining balance of the Escrow Account, or (D) the Third

Party Claim involves as a claimant a customer, client or supplier of Purchaser, the Company or any of their respective Affiliates.

(ii)         The Securityholders’ Agent shall have ninety (90) days after receipt of a Third Party Claim Notice (or such shorter period of time as may be necessitated by the nature of such Third Party Claim and specified in the Third Party Claim Notice in order to avoid actual prejudice to Purchaser) to notify Purchaser if the Securityholders’ Agent will assume the defense of such Third Party Claim.  If the Securityholders’ Agent has the right to and elects to assume the defense of any Third Party Claim (or Purchaser has consented to Securityholders’ Agent assumption of such defense), (A) Purchaser shall have the right, but not the obligation, to participate in the defense of such Third Party Claim and to employ separate counsel of its choosing at Purchaser’s expense; provided, however, that the reasonable fees and expenses of separate counsel retained by Purchaser shall be paid out of the Escrow Account if Purchaser, upon the advice of counsel, shall have reasonably concluded that a conflict exists between Purchaser and the Indemnifying Securityholders, or (y) Purchaser assumes the defense of a Third Party Claim after the Securityholders’ Agent has assumed the defense and then failed to diligently pursue such Third Party Claim; and (B) the Securityholders’ Agent shall (w) conduct the defense of such Third Party Claim with reasonable diligence and keep Purchaser reasonably informed of material developments in the Third Party Claim at all stages thereof, except as prohibited by Law or to the extent doing so would result in the waiver of legal protections, (x) promptly submit to Purchaser copies of all pleadings, responsive pleadings, motions and other similar legal documents and papers received or filed in connection therewith, (y) permit Purchaser and its counsel to confer with Stockholder’s counsel on the conduct of the defense thereof and (z) permit Purchaser and its counsel an opportunity to review all legal papers to be submitted prior to their submission.

(iii)         For so long as the Indemnifying Party has asserted and preserved its right to contest, defend, litigate and settle, in accordance with the provisions of this Article X, the Indemnifying Party shall have the exclusive right to contest, defend and litigate the Third Party Claim and shall have the exclusive right, in its discretion in good faith, to settle such matter, without the prior written consent of the Purchaser or any of its Affiliates, either before or after the initiation of litigation at such time, upon such terms and conditions as it deems reasonable and fair, provided that such judgment, compromise or settlement (i) provides exclusively for the payment by the Indemnifying Party of money as the sole relief of the claimant which is available for recovery from the Escrow Account or (ii) involves no findings or admission of any violation of Law or the rights of any Person and no effect on any other claims that may be made against the indemnified Person.  Any other compromise, settlement or offer of settlement of any Third Party Claim by the Securityholders’ Agent shall require the prior written consent of Purchaser, which consent shall not be unreasonably withheld, conditioned or delayed.  Any compromise, settlement or offer of settlement of any Third Party Claim by the Purchaser or any of its Affiliates shall require the prior written consent of the Securityholders’ Agent, which consent shall not be unreasonably withheld, conditioned or delayed.

(iv)         If the Securityholders’ Agent fails to notify Purchaser within ninety (90) days after receipt of a Third Party Claim Notice of its assumption of such Third Party Claim, Purchaser shall be entitled to assume the defense of such Third Party Claim with the reasonable expenses of such defense to be paid out of the Escrow Account, provided, however, that the Securityholders’ Agent may participate in the defense of such Third Party Claim (with the same rights of Purchaser as are set forth in clause (ii)(B) above) with its own counsel at the expense of the Securityholders.

(c)         Resolution of Conflicts.

(i)         If the Securityholders’ Agent objects in writing to any claim or claims for indemnification made in any Indemnification Notice within thirty (30) days after delivery of such Indemnification Notice, then the Securityholders’ Agent and Purchaser shall attempt in good faith to agree upon the rights of the respective parties with respect to each of such claims.  If the Securityholders’ Agent and Purchaser should so agree, a memorandum setting forth such agreement shall be prepared and signed by both parties.

(ii)         If no such agreement can be reached after good faith negotiation within sixty (60) days after delivery of an Indemnification Notice, either Purchaser or the Securityholders’ Agent may commence litigation with respect to such matter unless the amount of the Loss is at issue in pending litigation or arbitration with a third party, in which event such litigation shall not be commenced until such amount is ascertained or both parties agree to arbitration.

Section 10.6  Tax Treatment of Indemnity Payments.  Any indemnity payment made pursuant to this Article X shall be treated as an adjustment to the Merger Consideration for federal, state, local and foreign income tax purposes unless a contrary treatment is required under applicable Law.

ARTICLE XI

SECURITYHOLDERS’ AGENT

Section 11.1  Agent.  Each of the Securityholders hereby irrevocably constitutes and appoints TA Associates Management, L.P. (the “Securityholders’ Agent”) as such Securityholder’s attorney-in-fact and agent in connection with the execution and performance of this Agreement.  This power is irrevocable and coupled with an interest, and shall not be affected by the death, incapacity, illness, dissolution or other inability to act of such Securityholder.  The power and authority of the Securityholders’ Agent, as described in this Agreement, shall continue in force until all rights and obligations of the Securityholders under this Agreement shall have terminated, expired or been fully performed.

Section 11.2  Authority.  Each of the Securityholders hereby irrevocably grants the Securityholders’ Agent full power and authority to:

(a)         prepare, execute and deliver, on behalf of such Securityholder, and to accept delivery of, on behalf of such Securityholder, all such certificates, instruments and other documents as may be deemed by the Securityholders’ Agent, in its sole discretion, to be appropriate to consummate the transaction contemplated hereby;

(b)         endorse and to deliver on behalf of such Securityholder, certificates, or assignments separate from certificate, representing, assigning and transferring, the Shares to be sold by such Securityholder at the Closing;

(c)         to make the computations and allocations relative to the Merger Consideration, and adjustments thereto, contemplated by this Agreement, including, without limitation, Section 2.6;

(d)         acknowledge receipt at the Closing or thereafter of the Closing Merger Consideration and any other payment contemplated by this Agreement, to designate the manner of payment of the Closing Merger Consideration and any such other payment, and to certify, on behalf of such Securityholder, as to the accuracy of the representations and warranties of such Securityholder under, or pursuant to the terms of, this Agreement;

(e)         (i) dispute or refrain from disputing, on behalf of such Securityholder, any claim made by Purchaser under this Agreement; (ii) negotiate and compromise, on behalf of such Securityholder, any dispute that may arise under, and to exercise or refrain from exercising any remedies available under, this Agreement; and (iii) execute, on behalf of such Securityholder, any settlement agreement, release or other document with respect to such dispute or remedy;

(f)         waive, on behalf of such Securityholder, any closing condition contained in Article VII of this Agreement and to give or agree to, on behalf of such Securityholder, any and all consents, waivers, amendments or modifications, deemed by the Securityholders’ Agent, in its sole discretion, to be necessary or appropriate under this Agreement and, in each case, to execute and deliver any documents that may be necessary or appropriate in connection therewith;

(g)         enforce, on behalf of such Securityholder, any claim against Purchaser arising under this Agreement;

(h)         engage attorneys, accountants and agents at the expense of the Securityholders;

(i)         amend this Agreement or any of the instruments to be delivered to Purchaser by such Securityholder pursuant to this Agreement; and

(j)         make all such determinations and decisions, and give such instructions and to take such action or refrain from taking such action, on behalf of such Securityholder, as the Securityholders’ Agent deems, in its sole discretion, necessary or appropriate to carry out the provisions of this Agreement.

Section 11.3  Payments to Stockholders.  Except as otherwise expressly provided in this Agreement, subject to the Securityholders’ Agent’s right to retain amounts to pay expenses incurred in connection with fulfillment of its duties hereunder, all amounts received by the Securityholders’ Agent pursuant to this agreement, and any other amounts to be released or paid to the Stockholders and the Vested Optionholders hereunder, shall be promptly distributed to the Stockholders and the Vested Optionholders in accordance with and as required by the respective priorities, preferences and rights set forth in the Charter.

Section 11.4  Limitations on Authority.  In discharging its responsibilities hereunder, except as otherwise contemplated in this Agreement, the Securityholders’ Agent shall treat all Stockholders and Vested Optionholders equally.

Section 11.5  Actions by Securityholders.  Each Securityholder agrees that, notwithstanding the foregoing, at the request of Purchaser or the Securityholders’ Agent, such Securityholder shall take all actions necessary or appropriate to consummate the transaction contemplated hereby (including, without limitation, delivery of such Securityholder’s Shares and acceptance of the Merger Consideration therefor) individually on such Securityholder’s own behalf, and delivery of any other documents required of the Securityholders pursuant to the terms hereof.

Section 11.6  Indemnification of Securityholders’ Agent.  Each Securityholder shall indemnify the Securityholders’ Agent against any Damages (except such Damages as result from the Securityholders’ Agent’s gross negligence or willful misconduct) that the Securityholders’ Agent may suffer or incur in connection with any action or omission of the Securityholders’ Agent.  Each

Securityholder shall bear its Pro Rata Share of such Damages.  The Securityholders’ Agent shall not be liable to any Securityholder with respect to any action or omission taken or omitted to be taken by the Securityholders’ Agent pursuant to this Article XI, except for its gross negligence or willful misconduct.

Section 11.7  Securityholders’ Agent Fund.  Any out-of-pocket costs and expenses reasonably incurred by the Securityholders’ Agent in connection with actions taken by such Securityholders’ Agent pursuant to the terms of this Agreement will be paid by the Stockholders or Vested Optionholders, as applicable, to such Securityholders’ Agent upon demand.  The Securityholders’ Agent shall be entitled to use any portion of the Securityholders’ Agent Fund in connection with carrying out its duties under this Agreement; provided that, upon following the completion of its duties hereunder and pursuant to Section 2.7(e), the Securityholders’ Agent shall distribute, or cause to be distributed, any remaining amounts in the Securityholders’ Agent Fund to the Securityholders in accordance with their Pro Rata Shares.

ARTICLE XII

MISCELLANEOUS

Section 12.1  Expenses.  Except as otherwise specifically provided in this Agreement, the parties hereto shall bear their respective costs and expenses incurred in connection with the preparation, execution and performance of this Agreement and the transactions contemplated hereby, including, without limitation, all fees and expenses of investment bankers, counsel, actuaries, accountants, and other agents and Representatives.

Section 12.2  Governing Law and Consent to Jurisdiction.

(a)         This Agreement will be governed in all respects, including validity, interpretation and effect, by the laws of the State of Delaware (irrespective of its choice of law principles) applicable to contracts executed and to be performed wholly within such state.

(b)         Each of the parties hereto (i) irrevocably submits to the exclusive jurisdiction of the Court of Chancery or federal court located in the State of Delaware (and the courts having jurisdiction over appeals therefrom) in respect of the transactions contemplated by this Agreement, (ii) agrees that it will not attempt to deny or defeat the jurisdiction of such courts by motion or other request for leave from any such court, (iii) waives any claim that such proceedings have been brought in an inconvenient forum, and (iv) agrees that it will not bring any action relating to this Agreement in any court other than the Court of Chancery or federal court located in the State of Delaware.

Section 12.3  Amendment and Modification.  This Agreement may be amended, modified and supplemented in any and all respects only by written agreement of Purchaser and the Securityholders’ Agent; provided that any Stockholder shall become a party to this Agreement as a Signing Stockholder by executing a counterpart signature page hereto without any further action on the part of any party hereto.

Section 12.4  Waiver of Conflicts; Privilege.

(a)         Each of the parties hereto acknowledges and agrees that Goodwin Procter LLP (“Goodwin”) and Greenberg Traurig LLP (“GT”) have acted as counsel to the Company, the Company’s Subsidiaries, the Securityholders’ Agent and each of the Stockholders in connection with the negotiation of this Agreement and consummation of the transactions contemplated hereby.

(b)         Purchaser hereby consents and agrees to, and agrees to cause the Company and the Company’s Subsidiaries to consent and agree to, Goodwin and/or GT representing the Securityholders’ Agent and/or any of the Stockholders (collectively, the “Securityholder Parties”) after the Closing, including with respect to disputes in which the interests of the Securityholder Parties may be directly adverse to Purchaser and its Subsidiaries (including the Company and the Company’s Subsidiaries), and even though Goodwin and/or GT may have represented the Company or the Company’s Subsidiaries in a matter substantially related to any such dispute, or may be handling ongoing matters for the Company or the Company’s Subsidiaries.  Purchaser further consents and agrees to, and agrees to cause the Company and the Company’s Subsidiaries to consent and agree to, the communication by Goodwin and/or GT to the Securityholder Parties in connection with any such representation of any fact known to Goodwin or GT arising by reason of Goodwin’s or GT’s prior representation of the Company and the Company’s Subsidiaries.

(c)         In connection with the foregoing, Purchaser hereby irrevocably waives and agrees not to assert, and agrees to cause the Company and the Company’s Subsidiaries to irrevocably waive and not to assert, any conflict of interest arising from or in connection with (i) Goodwin’s or GT’s prior representation of the Company and the Company’s Subsidiaries and (ii) Goodwin’s and GT’s representation of the Securityholders’ Agent and the Stockholders prior to and after the Closing.

(d)         Purchaser further agrees, on behalf of itself and, after the Closing, on behalf of the Company and the Company Subsidiaries, that all communications in any form or format whatsoever between or among any of Goodwin, GT, the Company, the Company’s Subsidiaries, the Securityholders’ Agent and/or any Stockholder, or any of their respective directors, officers employees or other agents that relate in any way to the negotiation, documentation and consummation of the transactions contemplated by this Agreement or any dispute arising under this Agreement (collectively, the “Deal Communications”) shall be deemed to be retained and owned collectively by the Stockholders, shall be controlled by the Securityholders’ Agent on behalf of the Stockholders and shall not pass to or be claimed by Purchaser, the Company or any of the Company’s Subsidiaries.  All Deal Communications that are attorney-client privileged (the “Privileged Deal Communications”) shall remain privileged after the Closing and the privilege and the expectation of client confidence relating thereto shall belong solely to the Securityholders’ Agent and the Stockholders, shall be controlled by the Securityholders’ Agent on behalf of the Stockholders and shall not pass to or be claimed by Purchaser, the Company or any of the Company’s Subsidiaries.

(e)         Notwithstanding the foregoing, in the event that a dispute arises between Purchaser, the Company or the Company’s Subsidiaries, on the one hand, and a third party other than the Securityholders’ Agent or a Stockholder, on the other hand, Purchaser, the Company or the Company’s Subsidiaries may assert the attorney-client privilege to prevent the disclosure of the Privileged Deal Communications to such third party; provided, however, that none of Purchaser, the Company or the Company’s Subsidiaries may waive such privilege without the written consent of the Securityholders’ Agent.  In the event that Purchaser, the Company or any Company’s Subsidiary is legally required by governmental order or otherwise to access or obtain a copy of all or a portion of the Deal Communications, Purchaser shall immediately (and, in any event, within two (2) Business Days) notify the Securityholders’ Agent in writing (including by making specific reference to this Section) so that the Securityholders’ Agent can seek a protective order and Purchaser agrees to use all commercially reasonable efforts to assist therewith.

(f)         To the extent that files or other materials maintained by Goodwin or GT constitute property of their clients, only the Securityholders’ Agent and the Stockholders shall hold such property rights and Goodwin and GT shall have no duty to reveal or disclose any such files or other materials or any Privileged Deal Communications by reason of any attorney-client relationship between Goodwin or GT, on the one hand, and the Company or the Company’s Subsidiaries, on the other hand.

(g)         Purchaser agrees that it will not, and that it will cause the Company and the Company’s Subsidiaries not to, (i) access or use the Deal Communications, including without limitation by way of review of any electronic data, communications or other information, by seeking the same in discovery or by seeking to have the Securityholders’ Agent or any Stockholder waive the attorney-client or other privilege, or by otherwise asserting that Purchaser, the Company or any Company Subsidiary has the right to waive the attorney-client or other privilege or (ii) seek to obtain the Deal Communications from Goodwin or GT.  In furtherance of the foregoing, it shall not be a breach of any provision of this Agreement if prior to the Closing the Company, the Company’s Subsidiaries, the Securityholders’ Agent and/or any Stockholder, or any of their respective directors, officers employees or other agents takes any action to protect from access or remove from the premises of the Company or the Company Subsidiaries (or any offsite back-up or other facilities) any Deal Communications, including without limitation by segregating, encrypting, copying, deleting, erasing, exporting or otherwise taking possession of any Deal Communications (any such action, a “Permitted Removal”).  In the event that, notwithstanding any good faith attempts by the Securityholders’ Agent or any Stockholder, or any of their respective directors, officers, employees or other agents to achieve a Permitted Removal of any Deal Communication, any copy, backup, image, or other form or version or electronic vestige of any portion of such Deal Communication remains accessible to or discoverable or retrievable by Purchaser (each, a “Residual Communication”), Purchaser agrees that it will not, and that it will cause the Company and the Company’s Subsidiaries, and their respective directors, officers, employees or other agents not to intentionally use or attempt to use any means to access, retrieve, restore, recreate, unarchive or otherwise gain access to or view any Residual Communication for any purpose.

(h)         Notwithstanding anything to the contrary contained in this Agreement, this Section 11.4 shall be binding upon and inure to the benefit of the parties and their respective successors and assigns.

Section 12.5  Notices.  All notices, consents and other communications hereunder shall be in writing and shall be deemed to have been duly given (a) on the Business Day (or the next succeeding Business Day if the date of delivery is not a Business Day) when delivered by hand or by Federal Express, UPS or similar commercial overnight courier with provisions for a receipt; (b) five days after being deposited in any United States Post Office postage prepaid, registered or certified mail; or (c) on the Business Day (or the next succeeding Business Day if the date of delivery is not a Business Day) when successfully transmitted by telecopier (with a confirming copy of such communication to be sent as provided in clauses (a) or (b) above), to the receiving party at the address or telecopier number set forth below (or at such other address or telecopier number for a party as shall be specified by like notice); provided,  however that any notice of change of address or telecopier number shall be effective only upon receipt:

If to Purchaser, to:	Magellan Healthcare, Inc.
4800 Scottsdale Road, Ste #4400
Scottsdale, AZ 85251
Attention: Daniel Gregoire, General Counsel
Facsimile: (860) 507-1990

with a copy to:	Weil, Gotshal & Manges LLP
767 Fifth Avenue
New York, NY 10153
Attention: Raymond O. Gietz
Facsimile: (212) 310-8007

If to the Company, to:	SWH Holdings, Inc.
58 Charles Street, 2nd Floor
Cambridge, Massachusetts 02141
Attention: Wayne Lowell
Facsimile: (617) 551-4195

with a copy to:	Goodwin Procter LLP
100 Northern Avenue
Boston, Massachusetts 02210
Attention: Michael J. Kendall, Esq.
Facsimile: (617) 523-1231

If to the Stockholders, to:	TA Associates
John Hancock Tower, 56th Floor
200 Clarendon Street
Boston, Massachusetts 02116
Attention: Mark H. Carter
Facsimile: (617) 574-6728

with a copy to:	Goodwin Procter LLP
100 Northern Avenue
Boston, Massachusetts 02210
Attention: Michael J. Kendall, Esq.
Facsimile: (617) 523-1231

Section 12.6  Counterparts.  This Agreement may be executed in multiple counterparts, each of which when executed and delivered shall be deemed an original, and all of which shall together be considered one and the same Agreement.

Section 12.7  Partial Invalidity.  Whenever possible, each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under applicable law, but in case any one or more of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable, this Agreement shall be construed as if such illegal or unenforceable provision or provisions had never been contained in this Agreement unless the deletion of such provision or provisions would result in such a material change as to cause completion of the transactions contemplated hereby to be unreasonable.

Section 12.8  Service of Process.  Each party irrevocably consents to the service of process outside the territorial jurisdiction of the courts referred to in Section 12.2(b) hereof in any such action or proceeding by having copies thereof mailed by registered United States mail, postage prepaid, return receipt requested, to its address as specified in or pursuant to Section 12.5 hereof.  However, the foregoing shall not limit the right of a party to effect service of process on the other party by any other legally available method.

Section 12.9  Assignment; Binding Agreement.  Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by any party (whether by operation of law or otherwise) without the prior written consent of Purchaser, on the one hand or Securityholders’ Agent, on the other hand.  Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective permitted successors and assigns.

Section 12.10         Waivers.  Except as otherwise provided in this Agreement, any failure of either party to comply with any obligation, covenant, agreement or condition herein may, to the extent permitted by applicable law, be waived by the party or parties entitled to the benefits thereof only by a written instrument signed by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

Section 12.11         No Double Recovery.  Notwithstanding anything herein to the contrary, no party shall be entitled to indemnification or reimbursement under any provision of this Agreement for any amount to the extent such party has been indemnified or reimbursed for such amount under any other provision of this Agreement.

Section 12.12         Delivery by Facsimile or PDF.  This Agreement and any agreement or instrument entered into in connection with this Agreement, and any amendments hereto or thereto, to the extent signed and delivered by means of a facsimile machine or by electronic transmission in Portable Document Format (.pdf) or other electronic format, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person.  At the request of any party hereto or to any such agreement or instrument, each other party hereto or thereto shall re-execute original forms thereof and deliver them to all other parties.  No party hereto or to any such agreement or instrument shall raise the use of a facsimile machine or.pdf format or other electronic format to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or by electronic transmission as a defense to the formation of a contract and each such party forever waives any such defense.

Section 12.13         Specific Performance.  Each party acknowledges and agrees that the other parties would be damaged irreparably in the event any provision of this Agreement is not performed in accordance with its specific terms or otherwise is breached, so that a party shall be entitled to injunctive relief without any requirement for the posting of a bond to prevent breaches of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in addition to any other remedy to which such party may be entitled, at law or in equity.

Section 12.14         Entire Agreement.  This Agreement, the instruments to be delivered by the parties pursuant to the provisions hereof, and the Confidentiality Agreement constitute the entire agreement among the parties and shall be binding upon and inure to the benefit of the parties hereto and their respective legal Representatives, heirs, successors and permitted assigns.  Each Exhibit and Schedule shall be considered incorporated into this Agreement.  Any matter disclosed in any portion of the Schedules is deemed to have been disclosed for the purpose of all relevant provisions of this Agreement to the extent its relevance is readily apparent. The inclusion of any item in the Schedules is not evidence of the materiality of such item for the purposes of this Agreement.  The parties make no representations or warranties to each other, express or implied, except for the representations and warranties expressly contained in this Agreement, and any and all prior representations and warranties made by any party or its Representatives, whether verbally or in writing, are deemed to have been merged into this Agreement, it being intended that no such prior representations or warranties shall survive the execution and delivery of this Agreement.  Purchaser acknowledges that any estimates, forecasts, or projections furnished or made available to it concerning the Company or its Subsidiaries or their properties, business or assets have not been prepared in accordance with GAAP, SAP or standards applicable under applicable securities laws, and such estimates, forecasts and projections reflect numerous assumptions, and are subject to material risks and uncertainties.  Purchaser acknowledges that actual results may vary, perhaps materially.  Purchaser further acknowledges that it has relied solely on the representations and warranties of the Company and the Stockholders expressly contained in this Agreement.  Notwithstanding anything in this Agreement to the contrary, upon the execution of this Agreement by the Company, the Purchaser, the Securityholders’ Agent and the Signing Stockholders, this Agreement shall be binding upon such parties.

Section 12.15         Mutual Waiver of Jury Trial.  As a specifically bargained inducement for each of the parties to enter into this Agreement (with each party having had opportunity to consult counsel), each party hereto expressly and irrevocably waives the right to trial by jury in any lawsuit or legal proceeding relating to or arising in any way from this Agreement or the transactions contemplated herein, and any lawsuit or legal proceeding relating to or arising in any way to this Agreement or the transactions contemplated herein shall be tried in a court of competent jurisdiction by a judge sitting without a jury.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first written above.

Company:
SWH HOLDINGS, INC.

/s/ Wayne Lowell
	Name:	Wayne Lowell
	Title:	Chairman and CEO

[Signature Page to Merger Agreement]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first written above.

Securityholders’ Agent:	TA ASSOCIATES MANAGEMENT, L.P.

/s/ Mark H. Carter
Name: Mark H. Carter
Title: Managing Director

Stockholders:

TA XI, L.P.
	By:	TA Associates XI L.P., its General Partner
	By:	TA Associates, L.P., its General Partner

	By:	/s/ Mark H. Carter
Name: Mark H. Carter
Title: Managing Director

TA ATLANTIC AND PACIFIC VI L.P.
	By:	TA Associates AP VI L.P., its General Partner
	By:	TA Associates, L.P., its General Partner

	By:	/s/ Mark H. Carter
Name: Mark H. Carter
Title: Managing Director

TA INVESTORS III, L.P.
	By:	TA Associates, L.P., its General Partner

	By:	/s/ Mark H. Carter
Name: Mark H. Carter
Title: Managing Director

TA SUBORDINATED DEBT FUND III, L.P.
	By:	TA Associates SDF III L.P., its General Partner
	By:	TA Associates, L.P., its General Partner

	By:	/s/ Mark H. Carter
Name: Mark H. Carter
Title: Managing Director

[Signature Page to Merger Agreement]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first written above.

Stockholders:

/s/ Nabil El-Hage
Nabil El-Hage

/s/ David Kleinhanzl
David Kleinhanzl

/s/ Wayne Lowell
Wayne Lowell

/s/ Carissa Neubig
Carissa Neubig

LATIMER FAMILY REVOCABLE LIVING TRUST

	By:	/s/ Scott Latimer
		Name:	Scott Latimer
		Title:	Trustee

[Signature Page to Merger Agreement]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first written above.

Vested Optionholders:

/s/ Thurman Justice
Thurman Justice

/s/ Keith Peifer
Keith Peifer

[Signature Page to Merger Agreement]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first written above.

Merger Sub:	SILVER MERGER SUB INC.

/s/ Jonathan N. Rubin
Name: Jonathan N. Rubin
Title: President

[Signature Page to Merger Agreement]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first written above.

Purchaser:	MAGELLAN HEALTHCARE, INC.

/s/ Jonathan N. Rubin
Name: Jonathan N. Rubin
Title: Executive Vice President and Treasurer

[Signature Page to Merger Agreement]